Exhibit 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CROWNROCK HOLDINGS, L.P.

AND

CROWNROCK GP, LLC,

AS SELLERS,

CORAL HOLDINGS LP, LLC,

AND

CORAL HOLDINGS GP, LLC,

AS PURCHASERS,

AND

OCCIDENTAL PETROLEUM CORPORATION

AS PARENT

DATED AS OF DECEMBER 10, 2023

TABLE OF CONTENTS

i

APPENDICES:
Appendix A	-	Definitions

EXHIBITS:
Exhibit A	-	Form of Assignment Agreement
Exhibit B	-	Form of Registration Rights Agreement
Exhibit C	-	Form of Termination Agreement
Exhibit D	-	Form of IP Assignment Agreement
Exhibit E	-	Form of Deed
Exhibit F	-	Form of Transition Services Agreement
Exhibit G	-	Form of Divisive Merger Agreement
Exhibit H	-	Form of Retained Assets Assignment
Exhibit I	-	Form of CrownRock Assignment Agreement
Exhibit J	-	Form of Intellectual Property License Agreement

SCHEDULES:
Schedule 1.1(a)	-	CrownRock-Related Assets
Schedule 1.1(b)	-	CrownRock-Related Liabilities
Schedule 1.1(c)	-	Real Property Interests
Schedule 1.1(d) – Part 1	-	Wells
Schedule 1.1(d) – Part 2	-	DSUs
Schedule 1.1(d) – Part 3	-	Midstream Assets
Schedule 1.1(e)	-	Family Member
Schedule 1.1(f)	-	Certain Permitted Encumbrances
Schedule 3.1	-	Sellers Knowledge Individuals
Schedule 3.5	-	No Conflicts
Schedule 3.6	-	Brokerage Fees
Schedule 3.7(a)	-	Pending Litigation
Schedule 3.7(b)	-	Pending Actions
Schedule 3.9	-	Compliance with Laws
Schedule 3.10(a)	-	Material Contracts
Schedule 3.11	-	Consents and Preferential Rights
Schedule 3.12	-	Environmental Matters
Schedule 3.13	-	Suspense Funds
Schedule 3.14	-	Capitalization
Schedule 3.15	-	Leases
Schedule 3.17	-	Wells and Equipment
Schedule 3.21	-	Imbalances
Schedule 3.22	-	Certain Budgets
Schedule 3.23	-	Net Profits Interests and Payments
Schedule 3.24	-	Bonds and Credit Support
Schedule 3.25	-	Payout Status
Schedule 3.27(a)	-	Midstream Assets
Schedule 3.28(a)	-	Employment Action
Schedule 3.28(b)	-	Compliance with Employment Law
Schedule 3.28(e)	-	Business Employee Transactions

v

Schedule 3.29	-	Indebtedness
Schedule 3.32	-	Financial Statements
Schedule 3.33(a)	-	Intellectual Property
Schedule 3.36	-	Insurance
Schedule 4.1	-	Purchasers Knowledge Individuals
Schedule 4.7(b)	-	Pending Actions
Schedule 5.4	-	Operation of Business
Schedule 5.8(a)	-	Termination of Certain Related Party Contracts
Schedule 5.9	-	Conduct of Purchaser Parties
Schedule 5.11	-	Hedges
Schedule 5.14	-	Bonds, Letters of Credit, and Guarantees
Schedule 5.19(a)	-	Distribution
Schedule 5.19(b)	-	Spade Ranch
Schedule 5.24	-	Consents

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This Partnership Interest Purchase Agreement (this “Agreement”) is dated as of December 10, 2023 (the “Execution Date”), by and among CrownRock Holdings, L.P., a Delaware limited partnership (“Limited Partner”), CrownRock GP, LLC, a Delaware limited liability company (“General Partner”), Coral Holdings LP, LLC, a Delaware limited liability company (“LP Purchaser”), Coral Holdings GP, LLC, a Delaware limited liability company (“GP Purchaser”), and Occidental Petroleum Corporation, a Delaware corporation (“Parent”). Limited Partner and General Partner are sometimes referred to herein individually as “Seller” and, collectively, as “Sellers.” LP Purchaser and GP Purchaser are sometimes referred to herein individually as “Purchaser” and, collectively, as “Purchasers.” Parent and Purchasers are sometimes referred to herein collectively as the “Purchaser Parties.” Sellers and the Purchaser Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Limited Partner owns 100% of the issued and outstanding limited partner interests (the “LP Interests”) of CrownRock, L.P., a Delaware limited partnership (the “Partnership”), and General Partner owns 100% of the issued and outstanding non-economic general partner interests of the Partnership (the “GP Interests”, and collectively with the LP Interests, the “Partnership Interests”);

WHEREAS, Sellers own 100% of the issued and outstanding Partnership Interests, and Limited Partner owns all of the issued and outstanding Interests of General Partner;

WHEREAS, Limited Partner, as the sole member of General Partner, has approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the general partner of the Limited Partner and a requisite number of limited partners of the Limited Partner in accordance with the Organizational Documents of the Limited Partner have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Parent (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders and (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the issuance of the shares of Parent Common Stock pursuant thereto;

WHEREAS, immediately prior to the Closing, Sellers and the Partnership will complete the Restructuring; and

WHEREAS, the Parties desire that, at the Closing, (i) Limited Partner shall sell and transfer to LP Purchaser, and LP Purchaser shall purchase from Limited Partner, the LP Interests; and (ii) General Partner shall sell and transfer to GP Purchaser, and GP Purchaser shall purchase from General Partner, the GP Interests, in each case upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

Article 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Limited Partner agrees to sell, transfer, and convey the LP Interests to LP Purchaser and General Partner agrees to sell, transfer, and convey the GP Interests to GP Purchaser, in each case free and clear of any Encumbrances (other than restrictions on transfer that may be imposed by state or federal securities Laws or the Partnership Organizational Documents), and Purchasers agree to purchase, accept, and pay for the Partnership Interests.

Section 2.2 Purchase Price.

(a) The total consideration to be paid for the Partnership Interests shall be comprised of (i) cash in the amount of Nine Billion One Hundred Million Dollars ($9,100,000,000) (as may be adjusted pursuant to this Section 2.2(a) and Section 2.2(b), Section 2.2(c), Section 5.1(a), Section 10.1 and Section 10.2, the “Cash Purchase Price”) and (ii) 29,560,619 shares of Parent Common Stock (such shares of Parent Common Stock, the “Stock Purchase Price” and, together with the Cash Purchase Price, the “Purchase Price”). Notwithstanding the foregoing, if, at any time on or after (i) the Effective Date and prior to the Closing, Parent makes (or any record date occurs with respect thereto) any cash dividend on the Parent Common Stock (a “Pre-Closing Dividend”), then the Cash Purchase Price shall be increased by an amount equal to (A) the number of shares constituting the Stock Purchase Price multiplied by (B) the per share Pre-Closing Dividend amount a holder of Parent Common Stock would be entitled to receive when such dividend is paid (or record date occurred), or (ii) the date hereof and prior to the Closing, (x) Parent makes (or any record date occurs with respect thereto) (I) any Parent dividend or distribution on the Parent Common Stock in Parent Common Stock, (II) subdivision or split of any Parent Common Stock, (III) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or (IV) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other securities, then the number of shares of Parent Common Stock to be issued to Limited Partner as the Stock Purchase Price pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(IV) and (y) hereof to provide for the receipt by Limited Partner, in lieu of any Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Stock in connection with any such transaction described in clauses (x)(IV) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

(b) At least five (5) Business Days prior to the expected Closing Date, Sellers shall deliver to Purchasers a statement (the “Closing Statement”), which shall include an estimated balance sheet of the Partnership as of the Effective Date and as of the Closing Date and set forth Sellers’ good faith estimate of (i) Net Working Capital (the “Seller Estimated Net Working Capital”) and (ii) Leakage, if any (the “Seller Estimated Leakage”). The Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Partnership Financial Statements for the most recent fiscal year end prior to the Closing. Concurrently with the delivery of the Closing Statement, Sellers shall deliver to Purchasers reasonable documentation in the possession of Sellers or the Partnership Group to support the items for which adjustments to the Cash Purchase Price are to be made pursuant to the Closing Statement delivered by Sellers and a brief explanation of any such items set forth in the Closing Statement and the reasons therefor. Within three (3) Business Days after its receipt of the Closing Statement, Purchasers may submit to Sellers in writing any objections or proposed changes thereto and Sellers shall consider all such objections and proposed changes in good faith. If the Parties are unable to agree, in whole or in part, on the estimates of Net Working Capital and Leakage, the Sellers Estimated Net Working Capital and Sellers Estimated Leakage (with such adjustments proposed by Purchasers as Sellers, acting in good faith, are willing to accept, if any) shall control for purposes of determining the Closing Adjustment (as defined below). The Cash Purchase Price delivered at Closing will be (A) increased by the amount of the Seller Estimated Net Working Capital, if such Seller Estimated Net Working Capital is a positive number, (B) reduced by the amount of the Seller Estimated Net Working Capital, if such Seller Estimated Net Working Capital is a negative number, and (C) reduced by the amount of Seller Estimated Leakage (the adjustment amount derived by application of this sentence, which may be a positive or negative number, is the “Closing Adjustment”).

(c) Within forty-five (45) days after (x) if the 2023 Audited Financials are available prior to the Closing, the Closing Date or (y) if the 2023 Audited Financials are not available prior to the Closing, the date on which the 2023 Audited Financials become available (which, in no event shall be later than March 8, 2024), the Purchaser Parties shall prepare and deliver to the Sellers a statement (the “Post-Closing Statement”), which shall include an estimated balance sheet of the Partnership as of the Effective Date and as of the Closing Date and set forth the Purchaser Parties’ good faith estimate of (i) Net Working Capital (the “Purchaser Estimated Net Working Capital”) and (ii) Leakage, if any (the “Purchaser Estimated Leakage”). The Post-Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Partnership Financial Statements for the most recent fiscal year end prior to the Closing. After receipt of the Post-Closing Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Sellers and their advisors shall have reasonable access to the books and records and personnel of the Purchaser Parties and the Partnership to the extent that they relate to the Post-Closing Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser Parties or the Partnership. On or prior to the last day of the Review Period, Sellers may object to the Post-Closing Statement by delivering to the Purchaser Parties a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Purchaser Estimated Net Working Capital and the Purchaser Estimated Leakage shall be deemed to have been accepted by Sellers as the Net Working Capital and Leakage. If Sellers deliver the Statement of Objections before the expiration of the Review Period, the Purchaser Parties and Sellers shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Purchaser Estimated Net Working Capital and Purchaser Estimated Leakage with such changes as may have been agreed in writing by the Purchaser Parties and Sellers, shall be, final and binding as the Net Working Capital and Leakage. If the Purchaser Parties and Sellers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable to serve, the Purchaser Parties and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. The Independent Accountants shall only decide the specific Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively. The Independent Accountants shall make a determination as soon as practicable within fifteen (15) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement shall be conclusive and binding upon the parties hereto as the Net Working Capital and Leakage. The “Post-Closing Adjustment” shall be an amount equal to the Net Working Capital as finally determined pursuant to this Section 2.2(c) (which may be a positive or negative number) less the Leakage as finally determined pursuant to this Section 2.2(c). If the Post-Closing Adjustment is greater than the Closing Adjustment, the Purchaser Parties shall pay the amount of such difference to Sellers, within five (5) Business Days by wire transfer of immediately available funds to an account designated by Sellers in writing. If the Post-Closing Adjustment is less than the Closing Adjustment, Sellers shall pay the amount of such difference to Purchasers within five (5) Business Days by wire transfer of immediately available funds to an account designated by Purchasers in writing.

Section 2.3 Withholding. The Purchaser Parties and their Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers such amounts as may be required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Common Stock pursuant to this Agreement, a portion of the Parent Common Stock otherwise deliverable hereunder may be withheld). If the applicable withholding agent intends to withhold from any amounts payable to Sellers (other than with respect to any withholding relating to a failure by any Seller to deliver to Purchasers, at or prior to the Closing, the deliverable contemplated in Section 7.2(c)), the applicable withholding agent shall provide prior notice of such withholding to Sellers as soon as reasonably practicable after it determines withholding is required and to reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority within the time frame that is required under applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on the Stock Exchange on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

Article 3

REPRESENTATIONS AND WARRANTIES OF sellerS

Section 3.1 Generally.

(a) Any representation or warranty qualified by the “knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 3.1.

(b) Subject to the foregoing provisions of this Section 3.1, to the extent disclosed in the Bondholder Reports (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature); provided that such disclosure’s application or relevance is reasonably apparent on its face, the disclaimers and waivers contained herein, the other terms and conditions of this Agreement and the exceptions and matters set forth on the Schedules attached to this Agreement, each Seller represents and warrants to the Purchaser Parties as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed to be made as of such date only) the matters set out in this Article 3, it being understood that, except with respect to the representations and warranties in Section 3.5, the second sentence of Section 3.29 and Section 3.32(a), such representations and warranties are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement.

Section 3.2 Existence and Qualification.

(a) Each Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all other jurisdictions in which its ownership of property or conduct of business requires such Seller to be qualified, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Partnership Group, taken as a whole (a “Seller Material Adverse Effect”).

(b) Each Partnership Group Member is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in all other jurisdictions in which its ownership of property or conduct of business requires such Partnership Group Member to be qualified, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.3 Organizational Power. Sellers have all requisite organizational power to enter into and perform this Agreement and each Transaction Document to which Sellers are or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. Each Partnership Group Member has all requisite organizational power to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Sellers at Closing and all other Transaction Documents to which Sellers are or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company or limited partnership action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers (and all documents required hereunder to be executed and delivered by Sellers at Closing and all other Transaction Documents will be duly executed and delivered by Sellers) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Sellers, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, the “Creditors’ Rights”).

Section 3.5 No Conflicts. Except as set forth on Schedule 3.5, subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Sellers, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Sellers or the Partnership Group Members, (b) subject to the termination of the Partnership RBL and satisfaction in full of all obligations outstanding thereunder, violate, conflict with or result in a material default (with or without due notice or lapse of time or both) or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any Material Contract, (c) violate any Laws in any material respect applicable to Sellers, any Partnership Group Member or any of the Assets or (d) violate any provision of any material Contract to which a Seller is a party that would impair the ability of such Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.6 Liability for Brokers’ Fees. Except to the extent provided for in Schedule 3.6, no Partnership Group Member or Purchaser Party shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Sellers or their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.7 Litigation.

(a) Except as set forth on Schedule 3.7(a), there are no actions, suits or proceedings against Sellers, any Partnership Group Member or any of their respective Affiliates pending before any Governmental Authority, to Sellers’ knowledge, threatened in writing (i) with respect to the Assets or any Partnership Group Member that would reasonably be expected to be material to the Partnership Group taken as a whole or (ii) that would materially impair, hinder or delay any Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents.

(b) There is no outstanding judgment, order, writ, injunction, ruling, or decree, or pending or, to the knowledge of Sellers, threatened investigation by, any Governmental Authority relating to any Partnership Group Member, any Affiliate of any Partnership Group Member, any Partnership Group Interests, any of the Assets, or the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to be material to the Partnership Group, taken as a whole. Except as set forth on Schedule 3.7(b), there is no material action, suit, or proceeding (i) by any Partnership Group Member pending, or for which any Partnership Group Member has commenced preparations to initiate, against any other Person or (ii) by any Third Party (including any Representative of Sellers or any of their Affiliates) pending in connection with the business of the Partnership Group that is financed by Sellers or any of their Affiliates or for which Sellers or any of their Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof other than such actions, suits or proceedings that, individually or in the aggregate, would not reasonably be expected to be material to the Partnership Group, taken as a whole. Except as set forth on Schedule 3.7(b), during the past two (2) years prior to the Execution Date, there have been no actions, suits, or proceedings filed relating to the personal injury or death of any Person in connection with the business of the Partnership Group Members for which any Partnership Group Member or any Affiliate of any Partnership Group Member would have any liability in any material respect after the Closing Date.

Section 3.8 Taxes.

(a) All income and franchise Taxes and all other material Taxes that have become due or payable with respect to any Partnership Group Member or for which a Partnership Group Member may be liable (whether or not shown or required to be shown on any Tax Return) have been paid in full. All Tax withholding and deposit requirements imposed on or with respect to any Partnership Group Member have been satisfied in full in all material respects.

(b) All material Tax Returns that were required to be filed by or with respect to any Partnership Group Member have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.

(c) No audits, examinations, investigations or proceedings are pending, in progress or have been threatened in writing with respect to any material amount of Taxes or material Tax Returns relating to any Partnership Group Member.

(d) Other than with respect to CR Royalties, none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law.

(e) There is not currently in effect, and no Partnership Group Member has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes with respect to the Partnership Group.

(f) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against any Partnership Group Member, which deficiency has not been satisfied by payment, settled or withdrawn.

(g) No claim has been made by any Taxing authority in any jurisdiction in which a Partnership Group Member does not file a Tax Return that any material Tax Return is required to be filed or any material Taxes that would be covered by or the subject of such unfiled Tax Return are required to be paid in such jurisdiction with respect to such Partnership Group Member.

(h) There are no liens for Taxes (other than liens described in clause (d) of the definition of Permitted Encumbrances) on any of the Assets.

(i) No Partnership Group Member has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by Contract (other than liabilities for Taxes of any combined or unitary group of which a Seller or any of the Partnership Group Members is the reporting entity).

(j) For U.S. federal income Tax purposes, (i) each of the General Partner, the Partnership, and Canvasback Properties, LLC, a Texas limited liability company (“Canvasback Properties”), is, and has been since its formation, classified as a disregarded entity, (ii) each of CR Royalties Management and CrownRock Finance is, and has been since its formation, classified as an association taxed as a corporation, and (iii) CR Royalties is currently classified as a partnership, and, has been since its formation, classified as either a disregarded entity or a partnership.

(k) No Partnership Group Member is, or has ever been, a party to, or bound by, any agreement or arrangement relating to the sharing, indemnification or allocation of Tax liabilities (or any similar agreement or arrangement) between or among Persons, in each case, other than (i) pursuant to customary provisions contained in an agreement, contract, arrangement or commitment entered into with customers, vendors, lessors or the like in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Partnership Group Members.

(l) No Partnership Group Member has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(m) No Partnership Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of a change in method of accounting or otherwise on or prior to the Effective Date for a taxable period ending on or prior to the Effective Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Effective Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created on or prior to the Effective Date; (iv) an installment sale or open transaction disposition made on or prior to the Effective Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Effective Date; or (vi) a prepaid amount received on or prior to the Effective Date.

(n) Since the date of the latest Financial Statements, no member of the Partnership Group has incurred any liability for Taxes (including pursuant to Section 6225 of the Code) outside the ordinary course of business (other than the Restructuring) or otherwise inconsistent with past custom and practice.

(o) No Taxes (other than Transfer Taxes) are payable by any member of the Partnership Group that are attributable to the Restructuring.

(p) No Partnership Group Member has, pursuant to the CARES ACT, (i) deferred any payroll taxes, (ii) any obligation under any paycheck protection program loans, or (iii) claimed any employee retention credits.

(q) No Partnership Group Member has a written agreement with any Governmental Authority that will require the satisfaction of tax obligations after the Effective Date.

Section 3.9 Compliance with Laws. Other than as set forth on Schedule 3.9, (i) each Partnership Group Member (including with respect to its ownership and operation of the Assets) is, and during the last three (3) year period prior to and including the Closing Date, has been, in compliance in all material respects with all applicable Laws, (ii) no Partnership Group Member has received written notice of any material violation in any respect of any applicable Law and (iii) no Partnership Group Member has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law in a material respect. This Section 3.9 does not include any matters with respect to Taxes, which are exclusively addressed in Section 3.8 and Section 3.28, or Environmental Laws, which are exclusively addressed in Section 3.12.

Section 3.10 Material Contracts.

(a) Schedule 3.10(a) sets forth all Contracts as of the Execution Date of the type described below to which any Partnership Group Member is a party or by which any Partnership Group Member or any of the Assets are bound (the “Material Contracts”):

(i) any Contract (excluding joint operating agreements) that can reasonably be expected to result in aggregate payments by the Partnership Group of more than $2,500,000 during the current or any subsequent calendar year (net to the Partnership Group’s interest) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to the Partnership Group of more than $2,500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, acreage dedication, volume commitment, call upon or option to purchase production, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, handling, or similar Contract with respect to Hydrocarbons produced from or attributable to the Partnership Group’s interest in the Assets that (A) is not terminable by the applicable Partnership Group Member without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon sixty (60) days’ or less notice and (B) involved annual payments that exceeded $2,500,000 in any of the last three (3) years;

(iv) any water (produced or fresh) purchase and sale, volume commitment, storage, transportation, disposal, handling, or similar Contract with respect to water (produced or fresh) attributable to the Partnership Group’s interest in the Assets that is not (A) terminable without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon sixty (60) days’ or less notice and (B) involved annual payments that exceeded $2,500,000 in any of the last three (3) years;

(v) any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness in excess of $10,000,000 affecting any Partnership Group Member or the Assets;

(vi) any Contract that constitutes a lease under which any Partnership Group Member is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by such Partnership Group Member without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon sixty (60) days’ or less notice and (B) involves annual base rental payments of more than $2,500,000, in each case, other than contracts relating to drilling rigs;

(vii) any farmout or farmin agreement, drillco agreement, participation agreement, exploration agreement, seismic license agreement, geophysical acquisition agreement, development agreement, joint development agreement, exchange agreement, unit agreement or purchase and sale agreement, or other Contract providing for the purchase, exchange, farmin, or earning by any Partnership Group Member of any oil and gas lease or mineral rights, that would reasonably be expected to have a fair market value, or otherwise require payment, in excess of $5,000,000, other than joint operating agreements;

(viii) any agreement regarding any partnership or joint venture with respect to the Assets in which the Partnership Group holds an equity interest with a book value in excess of $5,000,000;

(ix) any agreement regarding any option, put or call, drag-along right, or tag-along right with respect to the Assets with a fair market value of equal to or greater than $5,000,000 or any Partnership Group Interests that would be triggered upon the consummation of the transactions contemplated by this Agreement;

(x) any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition or non-solicitation restrictions that (1) could require the disposition of any material assets or line of business of any Partnership Group Member or (2) prohibits or limits the rights of any Partnership Group Member to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(xi) any Contract that (A) contains “earn out” or other contingent payment obligations, (B) guarantees any obligations of another Person or (C) remaining indemnity or similar obligations, in each case that would reasonably be expected to result in annual payments in excess of $5,000,000;

(xii) any Contract under which any Partnership Group Member has the right to be “carried” by another Person (i.e., have another Person pay its share of costs and expenses) or the obligation to “carry” another Person (i.e., pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation, or development of the Properties or any other assets or properties (or future assets or properties);

(xiii) any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Assets, taken as a whole (other than with respect to the production or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(xiv) any Contract with any Governmental Authority;

(xv) all Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Partnership Group Member of any operating business or the capital stock of any other Person;

(xvi) any (A) Contracts pursuant to which any Partnership Group Member has granted a license or other right in or to any Partnership Intellectual Property Right and (B) Contracts pursuant to which any Partnership Group Member has been granted a license or other right in or to any Intellectual Property Right (other than licenses with total annual and aggregate license and other fees under $2,500,000);

(xvii) all Leases and Surface Contracts to which a Related Party (who was a Related Party at the time of execution, or who became a Related Party after its execution and subsequently amended such Lease or Surface Contract) is a party, including any related agreements or instruments applicable to such Related Party; and

(xviii) other than the Organizational Documents of any Partnership Group Member, any Related Party Contract.

(b) The Material Contracts are in full force and effect as to each applicable Partnership Group Member and, to Sellers’ knowledge, are binding upon the counterparties thereto in accordance with their terms, in each case, in all material respects. No Partnership Group Member is in material breach or default under any Material Contract, and to Sellers’ knowledge, no other Person that is a party thereto is in material breach or default under any Material Contract. No event has occurred, to Sellers’ knowledge, which after notice or lapse of time, or both, would constitute a material default under any Material Contract. No written notice of material default or breach has been received or delivered by Sellers or any Partnership Group Member under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by Sellers or any Partnership Group Member of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the Execution Date, true, complete and correct copies of all Material Contracts have been made available to the Purchaser Parties, including all amendments or modifications thereto.

Section 3.11 Consents and Preferential Purchase Rights. Except as set forth on Schedule 3.11, and subject to compliance with the HSR Act, (i) no material consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, by the Partnership Group Members or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (ii) none of the Partnership Group Interests, the Assets, or any portion thereof is subject to any Preferential Rights, change of control provisions, tag-along rights, or drag-along rights that, in each case, may be applicable to the consummation of the transactions contemplated by this Agreement, except for Customary Post-Closing Consents and such Preferential Rights, change of control provisions, tag-along rights or drag-along rights relating to the Assets that, individually or in the aggregate, would not reasonably be expected to be material to the Partnership Group.

Section 3.12 Environmental Matters. Except as set forth on Schedule 3.12:

(a) Neither Sellers nor any Partnership Group Member has entered into, or is subject to, any agreement with, or consent, order, settlement, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any material Remediation of any of the Assets, except for those which have been fully resolved.

(b) Neither Sellers nor any Partnership Group Member (and, to Sellers’ knowledge, no Third Party operator of the Assets) has received written notice that remains unresolved of any actual or alleged condition or conduct on or with respect to any Asset which, if true, would constitute a material violation of or material noncompliance with, or require material Remediation after the Closing Date or give rise to material obligations or material liability under, any Environmental Laws, in each case, by any Partnership Group Member.

(c) The Partnership Group possesses, and is and for the three (3) years prior to and including the Closing Date, has been in compliance in all material respects with, all material Permits required under Environmental Laws for the ownership or operation of the Assets, and all such Permits are in full force and effect.

(d) There are no Proceedings pending or, to Sellers’ knowledge, threatened before any Governmental Authority with respect to the Assets alleging material violations of, or claiming material Remediation obligations under, Environmental Laws that remain unresolved.

(e) During the three (3) year period prior to and including the Closing Date, the Assets have been leased, owned and operated by the Partnership Group and, as applicable and to Sellers’ knowledge, by any other Person in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of any Permits issued pursuant thereto, except for prior instances of non-compliance that have been fully and finally resolved.

(f) To Sellers’ knowledge, no material Environmental Condition exists with respect to the Assets.

(g) Prior to the Execution Date, Sellers have provided Purchasers with all material written environmental assessments, reports and audits (including any Phase I Environmental Site Assessments or Phase II Environmental Site Assessments) in its possession or under its control as of the Execution Date relating to the Assets.

Notwithstanding anything to the contrary herein, with respect to Assets that are operated by a Person other than Sellers or a Partnership Group Member, the representations and warranties set forth in this Section 3.12 are limited to the knowledge of Sellers.

The representations and warranties set forth in this Section 3.12 represent the sole and exclusive representations and warranties of Sellers with respect to environmental matters, including the Partnership Group’s compliance with Environmental Laws.

Section 3.13 Suspense Funds. Except as would not reasonably be expected to be material to the Partnership Group, taken as a whole, to Seller’s knowledge, and except as set forth on Schedule 3.13, neither Sellers nor any Partnership Group Member holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than (a) amounts less than the statutory minimum amount that Sellers or any Partnership Group Member is permitted to accumulate prior to payment, (b) those awaiting preparation and approval of division order title opinions and the receipt of division orders for execution or (c) those awaiting curative materials.

Section 3.14 Capitalization.

(a) Sellers are the direct owner, holder of record and beneficial owner of all of the Partnership Interests free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of the Partnership (the “Partnership Organizational Documents”) or (ii) applicable securities Laws. Schedule 3.14 sets forth, for each Partnership Group Member, a true and complete list that accurately reflects all of the issued and outstanding Interests of each Partnership Group Member (collectively, the “Partnership Group Interests”) and the record and beneficial owners thereof.

(b) Except for the Partnership Group Interests set forth on Schedule 3.14, no Partnership Group Member has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of any Partnership Group Member; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Partnership or any Partnership Group Member or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote.

(c) Without limiting the generality of the foregoing, none of the Partnership Group Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Partnership Group Interests, other than as set forth on Schedule 3.14. The Partnership Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person.

(d) At the Closing, the delivery by Sellers to Purchasers of the Assignment Agreement will vest Purchasers with good and valid title to all of the Partnership Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Partnership Organizational Documents and Encumbrances arising exclusively by, through or under Purchasers or their Affiliates from and after Closing.

(e) True, correct, and complete copies of the Organizational Documents of Sellers and each Partnership Group Member have been provided to Purchasers and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

Section 3.15 Leases; Rights-of-Way; Special Warranty of Title.

(a) The applicable Partnership Group Member (or, to Sellers’ knowledge, the applicable operator) has timely and properly paid all accrued bonuses and delay rentals due with respect to the Partnership Group’s interest in the Leases, in each case, in accordance with the Leases and applicable Law. As of the Execution Date, no Partnership Group Member has received any written notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid.

(b) No Partnership Group Member is in breach of any material provision in any material joint operating agreement, material Lease (other than provisions addressing payment of Burdens, which are addressed in Section 3.20) or material Right-of-Way or in default with respect to the performance of any material obligation of such Partnership Group Member under such joint operating agreements, Leases (other than provisions addressing payment of Burdens, which are addressed in Section 3.20) or such Right-of-Ways, and, no party to any joint operating agreement, material Lease or material Right-of-Way or any successor to the interest of such party has filed or, to Sellers’ knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such joint operating agreement, Lease, or Right-of-Way.

(c) Schedule 3.15 contains a true, correct, and complete list of all Leases operated by the Partnership Group which (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities and will terminate or expire absent action by the Partnership Group or (ii) have primary terms that expire within one (1) year after the Closing Date. As of the Execution Date, neither Sellers nor any Partnership Group Member (or, to Sellers’ knowledge, any applicable operator) has received any written notice or demand from any lessor asserting that any of the Leases have terminated due to a failure to be held by production in paying quantities by the Wells or otherwise.

(d) Except to the extent of those obligations previously fulfilled by Sellers, the Partnership Group, or any of their respective predecessors, none of the Real Property Interests or Contracts contain express provisions obligating any Partnership Group Member to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Lease).

(e) As of the Defect Claim Date and the Closing Date, the Partnership Group holds Defensible Title to the Wells and DSUs from and against the lawful claims of any and all Persons claiming or to claim the same or any part thereof, in each case, by, through and/or under any Partnership Group Member or any of their respective Affiliates, but not otherwise, subject to and except for Permitted Encumbrances.

Section 3.16 Surface Contracts. The Partnership Group has good and indefeasible title to all fee surface interests owned by the Partnership Group, free from liens, charges, encumbrances and defects, except Permitted Encumbrances or where the failure to have such title or be free from liens, charges, encumbrances and defects would not reasonably be expected to materially and adversely affect the Partnership Group’s current use of such fee surface interests.

Section 3.17 Wells and Equipment. Except as set forth on Schedule 3.17:

(a) all Wells have been drilled and completed at locations within the limits permitted by all applicable Leases, Contracts, pooling or unit agreements and applicable Laws, in each case, in all material respects;

(b) no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws;

(c) (i) Sellers have not received any written notices or demands from Governmental Authorities or other Third Parties to plug or abandon any Wells and (ii) there are no Wells that any Partnership Group Member is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws; and

(d) all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are, in all material respects, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;

provided, however, that, with respect to Assets that are operated by a Person other than Seller or a Partnership Group Member, the representations and warranties set forth in this Section 3.17 are limited to the knowledge of Sellers.

Section 3.18 Reserve Estimates. Sellers have made available to Purchasers true, correct, and complete copies of the reserve report, as of December 31, 2022, related to the Assets prepared by the Partnership and audited by the Partnership Independent Petroleum Engineers.

Section 3.19 Permits. The Partnership Group has all material Permits required to permit the ownership and operation of the Assets as presently owned and operated by the Partnership Group, and each is in full force and effect and has been duly and validly issued. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit. There is no outstanding violation in any material respect of any such Permit by Sellers or any Partnership Group Member. No Seller or Partnership Group Member has received any written notice of any violation of any such Permit in connection with the use, ownership and/or operation of the Assets that has not been resolved to the satisfaction of the relevant Governmental Authority, and there are no proceedings pending or, to Sellers’ knowledge, threatened in writing that might result in any material adverse modification, revocation, termination or suspension of any such Permit or which would require any corrective or remedial action by any Partnership Group Member or Seller. This Section 3.19 does not include any matters with respect to Taxes, which are exclusively addressed in Section 3.8 and Section 3.28, or Environmental Laws, which are exclusively addressed in Section 3.12.

Section 3.20 Royalties. Except such items that are being held in suspense as permitted pursuant to applicable Law, the Partnership Group has, in all material respects, paid all Burdens due by the Partnership Group with respect to the Assets.

Section 3.21 Imbalances. Except as set forth on Schedule 3.21, there are no material Well Imbalances and Pipeline Imbalances, in each case, with respect to the Assets.

Section 3.22 Certain Budgets. Other than contemplated by the approved budgets of the Partnership Group for the fiscal years ended December 31, 2023 and December 31, 2024 made available to the Purchaser Parties and attached hereto as Schedule 3.22, and, if the Closing has not occurred by December 31, 2024, an approved budget of the Partnership Group for the Partnership Group to operate in the ordinary course of business consistent with past practice, and other than in accordance with Section 5.4(b), there are no additional approved authorizations for expenditures not constituted in the aforementioned budgets in this Section 3.22 or any other approved capital commitments relating to the Assets, in each case, for amounts net to the Partnership Group in excess of $2,500,000 for which all of the activities anticipated in such authorization or capital commitment has not been completed.

Section 3.23 Delivery of Hydrocarbons. No Partnership Group Member is obligated by virtue of any take-or-pay payment, production payment, advance payment or other similar payment to deliver Hydrocarbons or proceeds from the sale thereof attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery. Schedule 3.23 lists all net profits interests, production payments, volumetric production payments and other similar interests burdening the Assets.

Section 3.24 Bonds and Credit Support. Schedule 3.24 lists all material bonds, guarantees, letters of credit and other similar credit support instruments maintained by any Partnership Group Member or Seller with any Governmental Authority or other Third Party with respect to the Assets.

Section 3.25 Payout Status. Schedule 3.25 sets forth the payout status as of the date set forth in such Schedule of each Well and Lease subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 3.26 Non-Consent Operations. No Partnership Group Member has elected or been deemed to have elected to “non-consent”, or failed to participate in, the drilling or reworking of a well, any seismic program or any other operation that would cause a Partnership Group Member to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement or Law.

Section 3.27 Midstream Assets.

(a) Except as set forth on Schedule 3.27(a), (i) to Sellers’ knowledge, the Partnership Group has performed in all material respects all obligations applicable to the Partnership Group under the Rights-of-Way used in connection with the Midstream Assets (including the payment of rentals) and (ii) the Partnership Group has not delivered or received any written notice threatening or alleging that any of such Rights-of-Way have terminated or will be terminated by any Third Party or that there is any default by any Partnership Group Member under any instrument or agreement creating or evidencing such Rights-of-Way or the assignment thereof.

(b) The entire length of the Midstream Assets is covered by Rights-of-Way held by the Partnership Group, and there are no material gaps (including any gap arising as a result of any breach by any Partnership Group Member of the terms of any such Right-of-Way) in such Rights-of-Way underlying the Midstream Assets.

(c) The Partnership Group has Good Title to all of the material Midstream Assets.

(d) The Midstream Assets do not include any idled, abandoned or inactive pipeline, gathering, processing, treating or similar midstream assets or infrastructure that, individually or in the aggregate, has given or would reasonably be expected to give rise to material liability for any Partnership Group Member.

Section 3.28 Employment and Labor Matters.

(a) No member of the Partnership Group has, or in the past six (6) years has had, any employees on its payroll. No member of the Partnership Group nor any of their respective Affiliates is a party to any collective bargaining agreement or other contract with a labor union that pertains to employees providing services to any member of the Partnership Group or with respect to the Assets. Those employees of CrownQuest Operating providing services to any member of the Partnership Group or with respect to the Assets are collectively referred to herein as the “Business Employees” and each a “Business Employee.” Except as set forth in Schedule 3.28(a), there are no material actions, suits or proceedings by or before any Governmental Authority pending or, to Sellers’ knowledge, threatened in writing, concerning labor, employment, employee benefit, wage or compensation matters with respect to any member of the Partnership Group or any of the Business Employees.

(b) Except as described on Schedule 3.28(b), Sellers and their Affiliates are and for the past three (3) years have been in compliance in all material respects with the Fair Labor Standards Act and all other applicable Law relating to the Business Employees, including all applicable legal requirements relating to wages, hours, overtime, collective bargaining, labor relations, employment discrimination, harassment, retaliation, civil rights, safety and health, workers’ compensation, time off and leave, pay equity, immigration, authorization to work, classification of employees and independent contractors, classification of employees as exempt from the overtime requirements of applicable wage and hour laws and/or the collection and payment of withholding and/or social security Taxes.

(c) No member of the Partnership Group sponsors, maintains or contributes to or is required to contribute to, or has liability in respect of, any Benefit Plan; provided, however, that reimbursements to an Affiliate for the employment associated with the Business Employees are not for this purpose contributions. No member of the Partnership Group has incurred or is reasonably expected to incur liability with respect to any Benefit Plan that any ERISA Affiliate maintains or in the past maintained (or to which such ERISA Affiliate ever contributed or was required to contribute).

(d) The CrownQuest 401(k) Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or is a prototype plan that can rely upon an opinion or advisory letter issued to the provider of the plan and, to Sellers’ knowledge, no circumstances exist and no events have occurred that would reasonably be expected to adversely affect the qualified status of such CrownQuest 401(k) Plan. No member of the Partnership Group nor their ERISA Affiliates have ever maintained or been obligated to contribute to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) Except as set forth on Schedule 3.28(e), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, or any transaction-related bonus payment, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such Business Employee for which the Partnership Group will be liable. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with any other events), result in an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any Business Employee.

Section 3.29 Indebtedness. Except as set forth on Schedule 3.29, as of the Execution Date, the Partnership Group has no Indebtedness other than Indebtedness under the Partnership RBL and the Existing Company Notes. As of the Execution Date, (a) there are no amounts outstanding and no issued but undrawn letters of credit under the Partnership RBL and (b) the aggregate principal amount of outstanding (i) Existing 2025 Notes is $868,132,000 and (iii) Existing 2029 Notes is $376,084,000.

Section 3.30 Condemnation. There is no pending or, to the knowledge of Sellers, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Assets owned or held by the Partnership Group by reason of condemnation or the threat of condemnation.

Section 3.31 Restructuring. There is no condition or conduct on or with respect to any of the assets or Persons that will be retained by Sellers or their respective Affiliates pursuant to the Restructuring or otherwise that could give rise to a material obligation or a material liability of any Partnership Group Member.

Section 3.32 Financial Statements; No Liabilities.

(a) Sellers have delivered to Purchasers true and complete copies of the audited consolidated balance sheets of the Partnership Group as of December 31, 2022 and December 31, 2021 and the unaudited consolidated balance sheet of the Partnership Group as of September 30, 2023 and audited consolidated statements of income and comprehensive income, consolidated statements of partners’ capital and consolidated statements of cash flows of the Partnership Group for the fiscal years ended December 31, 2022 and December 31, 2021 and unaudited consolidated statement of income and comprehensive income, consolidated statement of partners’ capital and statement of cash flows of the Partnership Group for the three (3)- and nine (9)-month periods ended September 30, 2023 and 2022 (collectively, the “Partnership Financial Statements”). Each of the Partnership Financial Statements has been prepared in accordance with GAAP consistently applied by the Partnership and presents fairly in all material respects the financial position, results of operations and cash flows of the Partnership as at the dates and for the periods indicated therein.

(b) There are no liabilities of or with respect to the Partnership Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Partnership other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the Partnership Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) other than as set forth in Schedule 3.32(b).

(c) Since its formation, no Partnership Group Member has engaged in any line of business that is substantially different from the business in which such Partnership Group Member is engaged in as of the date of this Agreement.

Section 3.33 Intellectual Property.

(a) Except as set forth in Schedule 3.33, no material registrations or applications for registration are included in any Intellectual Property Rights held by the Partnership Group. The registered, issued and applied-for Intellectual Property Rights set forth on Schedule 3.33 (the “Partnership Intellectual Property Rights”) are subsisting and, to Sellers’ knowledge, valid and enforceable. The Partnership Group exclusively owns the Partnership Intellectual Property Rights, and licenses or otherwise has a valid right to use all other Intellectual Property Rights necessary to conduct the business of the Partnership Group as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) To Sellers’ knowledge, the conduct of the business of the Partnership Group as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and during the past six (6) years has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other Person in any material respect.

(c) Other than those Intellectual Property Rights provided under the Transition Services Agreement, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Partnership Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Partnership Group and primarily used in the business of the Partnership Group.

(d) The computers, software, hardware, networks, platforms, systems and other information technology assets and equipment owned, leased or licensed by the Partnership Group (collectively, the “Partnership Systems”) are in good working condition and adequate and sufficient in all material respects for the current needs of the Partnership Group, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and have not materially malfunctioned or failed in the past three (3) years. The Partnership Group maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and uses commercially reasonable efforts to act in compliance therewith. There has been no security breach or unauthorized access to the Partnership Systems during the past three (3) years that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption or encryption of any material data or information contained therein or processed thereby.

Section 3.34 Absence of Certain Changes. Since December 31, 2022, (a) there has not been any (i) material write-down by the Partnership Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, (ii) material destruction, damage or loss to or affecting any of the Assets, or (iii) Seller Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect, and (b) the Partnership Group has, in all material respects, conducted its business in the ordinary course of business consistent with past practices.

Section 3.35 Investment Intent.

(a) Each Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Parent Common Stock comprising the Stock Purchase Price, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Parent Common Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Parent Common Stock comprising the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Parent Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the shares of Parent Common Stock comprising the Stock Purchase Price will, upon its acquisition by Sellers, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b) Any distribution by Sellers of shares of Parent Common Stock comprising the Stock Purchase Price will not be made in any manner or to any Person that will result in the offer and sale of Parent Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c) Each Seller understands and acknowledges that the Parent Common Stock comprising the Stock Purchase Price will bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL SATISFACTORY TO OCCIDENTAL PETROLEUM CORPORATION AND ITS COUNSEL, THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND THE PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE SECURITIES LAWS.

Section 3.36 Insurance. Schedule 3.36 sets forth a true and complete list of all insurance policies maintained with respect to the Partnership Group Members and the Assets, together with the carriers and liability limits for each such policy as of the Execution Date (collectively, the “Company Insurance Policies”). Except as would not reasonably be expected to be material to the Partnership Group, taken as a whole, each Company Insurance Policy is in full force and effect and is not subject to any lapse in coverage as of the Execution Date. Except as would not reasonably be expected to be material to the Partnership Group, taken as a whole, all premiums with respect thereto have been paid to the extent due. Except as would not reasonably be expected to be material to the Partnership Group, taken as a whole, Sellers have not received notice of, nor to the knowledge of Sellers is there any threat of, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy that remains outstanding as of the Execution Date. There is no material claim outstanding under any such insurance policy and, to Sellers’ knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such material claim under any such insurance policy. No Seller nor any Partnership Group Member has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.

Section 3.37 Bondholder Reports. The Bondholder Reports did not, at the time they were provided to the applicable bondholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading.

Section 3.38 Sufficiency of Assets. Following the Restructuring, including the assignment of AcquisitionCo (as defined in the Divisive Merger Agreement) to the Partnership, LP Purchaser or its designee, and taking into account the Transaction Documents (including the services provided under the Transition Services Agreement), the Partnership Group (including LP Purchaser or its designee) shall own or have the right to use all assets that are necessary to conduct the business of the Partnership Group as currently conducted by CrownQuest Operating or its Affiliates on behalf of the Partnership Group in all material respects.

Section 3.39 Hedging Transactions. Except as set forth on Schedule 5.11, no member of the Partnership Group is party to or liable under any Hedging Transactions.

Section 3.40 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN this Article 3 OR the certificate of SellerS to be delivered at the closing pursuant to Section 7.2(d), SELLERS EXPRESSLY DISCLAIM, AND THE PURCHASER PARTIES WAIVE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE PARTNERSHIP INTERESTS OR THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE PARTNERSHIP INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE PARTNERSHIP OR THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER PARTIES OR THEIR AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 5.1); AND EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN this Article 3 OR the certificate of SELLERS to be delivered at the closing pursuant to Section 7.2(d), SELLERS FURTHER DISCLAIM, AND THE PURCHASER PARTIES WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN this Article 3 OR the certificate of SELLERS to be delivered at the closing pursuant to Section 7.2(d), AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN Article 9, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT, AS OF CLOSING, THE PURCHASER PARTIES HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER PARTIES DEEM APPROPRIATE.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND THE purchaser PARTIES SHALL BE DEEMED TO BE TAKING THE PARTNERSHIP INTERESTS AND ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. prior to closing and subject to the rights OF THE PURCHASER PARTIES hereunder TO CONDUCT A REVIEW with respect to THE environmental condition OF THE ASSETS, THE PURCHASER PARTIES SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) THEIR RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED THEMSELVES AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, AND NORM. THE PURCHASER PARTIES ARE RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH TRANSACTION DOCUMENT, AND THEIR OWN INSPECTION OF THE ASSETS. AS OF CLOSING, THE PURCHASER PARTIES haVE made all such reviews and inspections of the Assets and the records as THE PURCHASER PARTIES haVE deemed necessary or appropriate to consummate the transaction.

(c) THE PURCHASER PARTIES SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER CLOSING; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER CLOSING, AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d) SELLERS AND THE PURCHASER PARTIES agree that, to the extent required by applicable law to be effective OR ENFORCEABLE, the disclaimers of certain representations and warranties contained in this Article 3 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable law.

Article 4
REPRESENTATIONS AND WARRANTIES OF the PURCHASER parties

Section 4.1 Generally.

(a) Any representation or warranty qualified by the “knowledge of Purchasers”, “knowledge of Parent”, “to Purchasers’ knowledge” or “to Parent’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 4.1.

(b) Subject to the extent disclosed in the SEC Documents filed or furnished with the SEC on or after January 1, 2022 and publicly available prior to the Execution Date (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), and the exceptions and matters set forth on the Schedules attached to this Agreement, each Purchaser Party jointly and severally represents and warrants to Sellers the matters set forth in this Article 4 as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 4.2 Existence and Qualification. Each Purchaser Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification of licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.3 Organizational Power. Each Purchaser Party has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which such Purchaser Party is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except, where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by each Purchaser Party at Closing and all other Transaction Documents to which such Purchaser Party is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Purchaser Party. This Agreement has been duly executed and delivered by each Purchaser Party (and all documents required hereunder to be executed and delivered by each Purchaser Party at Closing and all other Transaction Documents will be duly executed and delivered by such Purchaser Party) and this Agreement constitutes, and at the Closing such documents to be executed and delivered by such Purchaser Party at the Closing will constitute, the valid and binding obligations of such Purchaser Party, enforceable in accordance with their terms except as such enforceability may be limited by Creditors’ Rights.

Section 4.5 No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by each Purchaser Party, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of such Purchaser Party, (b) violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which such Purchaser Party is a party, (c) violate any judgment, order, writ, injunction, ruling or decree applicable to such Purchaser Party, or (d) violate any Laws in any respect applicable to such Purchaser Party or any of its assets, except as, in the case of clauses (b), (c) and (d), individually or in the aggregate, has not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

Section 4.6 Liability for Brokers’ Fees. None of Sellers or their Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Purchaser Parties or their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.7 Litigation.

(a) There are no actions, suits or proceedings pending against the Purchaser Parties with any Governmental Authority, or, to Purchasers’ knowledge, threatened in writing with respect to or affecting the assets of Parent, other than any actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) There is no outstanding judgment, order, writ, injunction, ruling, or decree, or pending or, to the knowledge of the Purchaser Parties, threatened investigation by, any Governmental Authority relating to any member of the Purchaser Group or the transactions contemplated by this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect. Except as set forth on Schedule 4.7(b), there is no action, suit, or proceeding (i) by any member of the Purchaser Group pending, or (ii) by any Third Party (including any Representative of the Purchaser Parties or any of their Affiliates) pending in connection with the business of the Purchaser Group that is financed by the Purchaser Parties or any of their Affiliates or for which the Purchaser Parties or any of their Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof other than such actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

Section 4.8 Financing.

(a) Parent has delivered to Sellers true, complete and correct copies of (i) an executed commitment letter dated as of the Execution Date (together with all exhibits, schedules and annexes thereto, as amended from time to time, the “Debt Commitment Letter”) from BofA Securities, Inc. and Bank of America, N.A. (collectively, “BofA”) pursuant to which BofA agreed, subject to the terms and conditions therein, to provide Parent with the debt financing set forth therein in connection with the Closing and the other transactions contemplated hereby and (ii) the executed fee letters referenced therein (together with all exhibits, schedules and annexes thereto, as amended from time to time, the “Debt Fee Letters”, and together with the Debt Commitment Letter, the “Commitment Letters”) redacted solely for confidential provisions related to fees, “pricing flex”, syndication hold levels and other economic terms, none of which (x) subject the funding of the Committed Financing (as defined below) to any additional conditions precedent or (y) could reduce the total amount of the Committed Financing available to Parent on the Closing Date below the amount required to satisfy the Transaction Uses (after taking into consideration cash and the other sources of immediately available funds of the Purchaser Parties). The debt financing committed pursuant to the Commitment Letters shall be referred to herein as the “Committed Financing”.

(b) As of the Execution Date, other than the Commitment Letters and customary engagement letters and fee credit letters with respect to the Financing (as defined below), none of which (x) subject the funding of the Committed Financing to any additional conditions precedent other than as set forth in the Commitment Letters or (y) could reduce the total amount of the Committed Financing available to Parent on the Closing Date below the amount required to satisfy the Transaction Uses (after taking into consideration cash and the other sources of immediately available funds of the Purchaser Parties), there are no side letters or other agreements, contracts, understandings or arrangements related to the Committed Financing that would materially impact the Purchaser Parties’ ability to pay the Cash Purchase Price to Sellers at the Closing, to which Parent or any of its Affiliates is a party, or subject the funding of the Committed Financing to any additional conditions precedent other than as set forth in the Commitment Letters.

(c) As of the Execution Date, the Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, and are enforceable in accordance with their terms against Parent and, to the knowledge of Parent, the other parties thereto, subject to Creditors’ Rights.

(d) As of the Execution Date, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to the knowledge of Parent, the other parties thereto, under any term or condition of the Commitment Letters.

(e) As of the Execution Date, the Commitment Letters have not been amended or modified, and the commitments contained in the Commitment Letters have not been withdrawn, rescinded or otherwise modified.

(f) There are no conditions or contingencies relating to the funding of the full amount of the Committed Financing other than as set forth in the Commitment Letters delivered on the Execution Date. As of the Execution Date, assuming the satisfaction or waiver of conditions to each Party’s obligations to consummate the transactions contemplated by this Agreement, Parent has no reason to believe that any of the conditions relating to the funding of the full amount of the Committed Financing will not be satisfied at or prior to the Closing or that the Committed Financing or any other funds necessary to pay the Cash Purchase Price will not be available to Parent at the Closing.

(g) Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or prior to the Execution Date and shall in the future pay or cause to be paid any such fees as and when they become due and payable on or prior to the Closing Date. Parent has otherwise satisfied all of the other items and conditions required to be satisfied by Parent on or prior to the Execution Date pursuant to the terms of the Commitment Letters that are within its control.

(h) Assuming the funding of the full amount of the Committed Financing in accordance with and subject to the satisfaction of the conditions of the Commitment Letters, the aggregate proceeds of the Committed Financing will be sufficient, when taken together with cash and the other sources of immediately available funds of the Purchaser Parties, to enable Purchasers at the Closing to pay the Cash Purchase Price to Sellers, and all payments of fees and expenses payable by them related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of such date (collectively, the “Transaction Uses”).

(i) Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Committed Financing and the Financing) be a condition to any of the obligations of the Purchaser Parties hereunder.

Section 4.9 Investment Intent. Each Purchaser Party is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Partnership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and any applicable state blue sky Laws or any other applicable securities Laws.

Section 4.10 Independent Evaluation.

(a) Each Purchaser Party is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants that are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business.

(b) Each Purchaser Party is a party capable of making such investigation, inspection, review and evaluation of the Partnership Group and the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.

(c) In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser Parties have relied solely on the basis of its own independent due diligence investigation of the Partnership Group and the Assets and the terms and conditions of this Agreement, and the Purchaser Parties have not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 3.

Section 4.11 Consents, Approvals or Waivers. Subject to compliance with the HSR Act, the Purchaser Parties’ execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by the Purchaser Parties, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except for Customary Post-Closing Consents.

Section 4.12 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Parent or any of its Affiliates.

Section 4.13 Capitalization.

(a) As of the close of business on November 30, 2023, the authorized capital of Parent consisted solely of (i) 1,500,000,000 shares of Parent Common Stock, of which 1,105,634,455 shares of Parent Common Stock were issued and 877,581,058 shares of Parent Common Stock were outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share. As of the close of business on November 30, 2023, approximately $8,489,700,000 face value of preferred stock remains outstanding.

(b) The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Parent and will, in the hands of Sellers and their Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.

(c) As of the Execution Date, except as set forth in this Section 4.13 and except for changes since the date of the filing of Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and resulting from the exercise of stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date and except for the shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents, there are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e) Parent is the direct owner, holder of record and beneficial owner of all of the Interests of Purchasers, free and clear of all Encumbrances other than those arising pursuant to (i) applicable securities Laws or (ii) this Agreement.

(f) Parent is not now, and immediately after the issuance and sale of the Parent Common Stock comprising the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.14 SEC Documents; Financial Statements; No Liabilities.

(a) Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2022 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not (a) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) in the case of SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statement have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries. Since January 1, 2022, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There are no liabilities of or with respect to the Purchaser Parties that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2022 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.15 Internal Controls; Stock Exchange Listing Matters.

(a) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is made known to Parent’s chief executive officer and its chief financial officer, or Persons performing similar functions, by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(b) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c) Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(d) As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Documents. To the knowledge of Parent, none of the SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other SEC Documents.

(f) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Stock Exchange, in each case, that are applicable to Parent.

(g) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(h) The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the Stock Exchange, and Parent has not received any notice of deregistration or delisting from the SEC or the Stock Exchange, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Stock Exchange, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

Section 4.16 Compliance with Law. Except as to specific matters disclosed in the SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Party is, and during the past year has been, in compliance with all applicable Laws.

Section 4.17 Absence of Certain Changes. Since December 31, 2022, (a) there has not been any (i) material write-down by Parent in the reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or that result from the variance in markets or prices for Hydrocarbons produced from such properties, (ii) material destruction, damage or loss to or affecting any of the assets of Parent or its Subsidiaries, or (iii) Purchaser Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect and (b) Parent and its Subsidiaries have, in all material respects, conducted its business in the ordinary course of business consistent with past practices.

Section 4.18 Form S-3. As of the Execution Date, Parent (a) is eligible to register the resale of the Parent Common Stock comprising the Stock Purchase Price by Sellers under Form S-3 promulgated under the Securities Act and (b) qualifies as a well-known seasoned issuer (as defined in Rule 405 of the Securities Act).

Section 4.19 No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the Stock Exchange (or other national securities exchange on which the Parent Common Stock is then listed) or the Organizational Documents of Parent.

Section 4.20 No Other Representations or Warranties; No Reliance. Each Purchaser Party acknowledges (on behalf of itself, its Affiliates and its and their respective representatives and equityholders) and agrees that except for the representations and warranties of Sellers contained in Article 3, none of the Purchaser Parties nor any Affiliate thereof, or any other Person or entity on behalf of the Purchaser Parties or any Affiliate thereof, has made or makes, and each Purchaser Party, its Affiliates and its and their respective representatives and equityholders have not relied upon, any representation or warranty, whether express or implied, with respect to the Assets, Sellers, the Partnership Group or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information, including the contents of the confidential information presentation in the electronic data room maintained by Sellers, provided or made available to any Purchaser Party, their Affiliates and their and their respective representatives and equityholders or any of their respective representatives by or on behalf of Parent or any Affiliate or representative thereof. Each Purchaser Party acknowledges (on behalf of itself, its Affiliates and their respective representatives and equityholders) acknowledges and agrees that none of Sellers or any Affiliate thereof, or any other Person or entity on behalf of Sellers or any Affiliate thereof, has made or makes, and the Purchaser Parties, its Affiliates and their respective representatives and equityholders have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to any Purchaser Party, their Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Sellers, the Partnership Group or any Affiliates thereof or the Assets.

Article 5

COVENANTS OF THE PARTIES

Section 5.1 Access.

(a) Between the Execution Date and the Closing Date (or earlier termination of this Agreement), Sellers will, and will cause their Affiliates (including the Partnership Group Members) to, give the Purchaser Parties and their Representatives reasonable access to the Assets, Sellers’ and its Affiliates’ personnel knowledgeable about the Assets and the Partnership Group, and access to and the right to copy (or electronic copies of), at the Purchaser Parties’ sole cost, risk, and expense, the books and records of the Partnership Group in Sellers’ or its Affiliates’ possession or control (including any other information in Sellers’ or its Affiliates’ possession or control that is reasonably requested by the Purchaser Parties), for the purpose of conducting a reasonable due diligence review of the Assets, except to the extent that Sellers may not do so due to any obligations to any Third Party after the use of commercially reasonable efforts to have such obligations waived. The Purchaser Parties shall be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, provided that the Purchaser Parties (and their Representatives) shall not conduct any invasive testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets without the prior written consent of Sellers, which consent Sellers may grant or deny in their sole discretion; provided, further, if, following the conduct of any such Phase I Environmental Site Assessment, based on the findings and results of such Phase I Environmental Site Assessment, Purchasers and their environmental consultants determine in good faith that a Phase II Environmental Site Assessment is reasonably necessary to determine the existence or magnitude of a recognized environmental condition or an Environmental Defect on or relating to any Asset or the Remediation Amount with respect to an Environmental Defect, Purchasers may request an authorization to conduct such Phase II Environmental Site Assessment on such Asset, subject to Sellers’ consent, which consent may be granted or withheld at Sellers’ sole discretion; provided, however, that if Sellers deny Purchasers consent to conduct such Phase II Environmental Site Assessment or fail to reply to Purchasers’ request within five (5) Business Days after such request, then Purchasers may, at their sole election, elect to exclude such affected Assets from the transactions contemplated under this Agreement (and such Assets shall be deemed Excluded Assets for all purposes hereunder), in which case, prior to the Closing, Sellers shall cause the Partnership to assign, transfer and convey to one or more Sellers or their designee(s) the entirety of the relevant Asset together with all associated Assets in substantially the form of the assignment attached hereto as Exhibit H, in which event the relevant Asset and associated Assets shall constitute Excluded Assets for all purposes of this Agreement and the Cash Purchase Price shall be reduced pursuant to Section 2.2(a) by an amount equal to the Allocated Value of such affected Asset and such associated Assets. If and to the extent Sellers consent to a Phase II Environmental Assessment, Purchasers shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchasers’ access to any of the Assets) while conducting its Phase II Environmental Site Assessment with respect to the Assets.

(b) The Purchaser Parties’ investigation shall be conducted in a manner as not to interfere unreasonably with the business or operations of Sellers and their Affiliates (including the Partnership Group Members) or otherwise in a manner that minimizes interference with the operation of the Assets. The Purchaser Parties shall coordinate their access rights with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers, and Sellers shall have the right to accompany the Purchaser Parties (and any Representative of the Purchaser Parties) in connection with any physical inspection of the Assets.

(c) The Purchaser Parties acknowledge that, pursuant to its right of access to the Assets, the Purchaser Parties will become privy to confidential and other information of Sellers and their Affiliates and that such confidential information (which includes the Purchaser Parties’ conclusions with respect to its evaluations) shall be held confidential by the Purchaser Parties in accordance with the terms of the Confidentiality Agreement and Section 5.3(a).

(d) Sellers shall not be required to, or to cause any of their Affiliates (including the Partnership Group Members) to, grant access or furnish information, as applicable, to the Purchaser Parties or any of their Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement.

(e) Notwithstanding the foregoing, Sellers shall not be required to, or to cause any of their Affiliates (including the Partnership Group Members) to, grant access to personnel records of Sellers or any of their Affiliates relating to individual performance or evaluation records, medical histories or other information that in Sellers’ good faith opinion the disclosure of which could subject Sellers or any of their Affiliates to risk of liability.

(f) In connection with the rights of access, examination and inspection granted to the Purchaser Parties under this Section 5.1, (I) THE PURCHASER PARTIES WAIVE AND RELEASE ALL CLAIMS AGAINST SellerS, THEIR Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (II) THE PURCHASER PARTIES HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS SellerS, THEIR Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives, AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF ANY OF THE FOREGOING PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES (PROVIDED THAT SUCH RULES, REGULATIONS OR OPERATING POLICIES ARE MADE AVAILABLE TO THE PURCHASER PARTIES IN ADVANCE OF OR DURING THE PURCHASER PARTIES’ DUE DILIGENCE EVALUATION), ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY THE PURCHASER PARTIES WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SellerS, THEIR Affiliates, each of their respective officers, directors, employees, agents, advisors and other Representatives, EXCEPT, IN EACH CASE UNDER CLAUSE (i) and (II), (X) TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SellerS, THEIR Affiliates, ANY OF their respective officers, directors, employees, agents, advisors and other Representatives OR THIRD PARTY OPERATORS OR (Y) FOR ANY ENVIRONMENTAL CONDITIONS OR LIABILITIES DISCOVERED OR UNCOVERED AS A RESULT OF SUCH EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL CONDITIONS OR LIABILITIES WERE NOT EXACERBATED BY SUCH EXAMINATION OR INSPECTION.

Section 5.2 Government Reviews; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Purchaser Parties and Sellers shall cooperate and use (and shall cause their respective Affiliates to use) their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each of the Purchaser Parties and Sellers (including by their respective Affiliates) agree to make an appropriate filing or filings (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) days after the Execution Date (unless a later date is mutually agreed to by the Purchaser Parties and Sellers), supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, use its reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all other actions consistent with this Section 5.2(b) necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

(c) Each of the Purchaser Parties and Sellers shall use (and shall cause their respective Affiliates to use) their reasonable best efforts to (i) cooperate in all respects with each other, and provide each other all necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the Purchaser Parties or Sellers, as applicable, a reasonable advance opportunity to review and comment thereon and considering in good faith the views of such other Person, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, (ii) promptly supply to the Purchaser Parties or Sellers, as applicable, copies of all substantive written communications and the substance of any substantive oral communications received by such Person from, or given by such Person to, any Governmental Authority, in each case regarding any of the transactions contemplated hereby, (iii) permit the Purchaser Parties or Sellers, as applicable, a reasonable opportunity to review and comment in advance, and consider in good faith the views of the Purchaser Parties or Sellers, as applicable, and incorporate the reasonable comments, in any substantive communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Purchaser Parties or Sellers, as applicable, in advance of any substantive meeting or teleconference with any Governmental Authority and give the other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.2(b), the Purchaser Parties and Sellers shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.2(c) in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary in this Agreement, the Purchaser Parties shall, upon reasonable consultation with Sellers and in consideration of Sellers’ views in good faith, be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, any Governmental Authority regarding (A) the expiration or termination of any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or (B) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Authority; provided, however, that the Purchaser Parties shall afford Sellers a reasonable opportunity to participate therein.

(d) In furtherance of the foregoing, in the event that any action is threatened or instituted by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, the Purchaser Parties shall use reasonable best efforts to resist such action. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.2 or otherwise in this Agreement shall require the Purchaser Parties or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect any of the following: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Partnership Group or any Seller or Purchaser Party or their respective Subsidiaries or Affiliates; (ii) terminating existing relationships, contractual rights or obligations of the Partnership Group or any Seller or Purchaser Party or their respective Subsidiaries or Affiliates; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of any Purchaser Group or Seller or Purchaser Party or their respective Subsidiaries or Affiliates; (v) effectuating any other change or restructuring of the Partnership Group or any Seller or Purchaser Party or their respective Subsidiaries or Affiliates or (vi) any other remedy, condition or commitment of any kind (any of the actions described in the foregoing clauses (i) through (vi), a “Remedy Action”) if such Remedy Action would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Purchaser Parties, the Partnership Group and their respective Subsidiaries and Affiliates, taken as a whole, provided, however, that for this purpose, the Purchaser Parties, the Partnership Group and their respective Subsidiaries and Affiliates, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Partnership Group as of the date of this Agreement (any such Remedy Action, a “Burdensome Condition”). Any Remedy Action shall be conditioned upon consummation of the transactions contemplated by this Agreement. Sellers (x) shall not, and shall cause their Affiliates (including the Partnership Group) not to, offer, propose, negotiate, agree to, consent to or effect any Remedy Action without the Purchaser Parties’ prior written consent and (y) at the written request of the Purchaser Parties, shall, and shall cause the Partnership Group to, offer, propose, negotiate, agree to, consent to or effect any Remedy Action so long as such Remedy Action is conditioned upon the occurrence of the Closing.

(e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Sellers and the Purchaser Parties shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Except as specifically required by this Agreement, the Parties’ Affiliates shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the Parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay the consummation of the transactions contemplated hereby.

Section 5.3 Public Announcements; Confidentiality; Non-Solicitation.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. From and after the Execution Date and through the Closing Date, other than the initial press release described in the foregoing sentence, no Party shall make (or cause any Affiliate or any Partnership Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (iii) consistent with prior press releases or other public announcements made in compliance with this Section 5.3(a); provided, in each case, such Party uses best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon.

(b) The Parties shall keep all information and data relating to (i) this Agreement, the contents hereof, and the transactions contemplated hereby and (ii) the Assets, in each case, strictly confidential (and shall cause its Affiliates to keep such information and data confidential) except for disclosures to Representatives of the Parties (provided, however, that such Representatives are first directed by the disclosing Party to treat such information in accordance with the terms of this Agreement and, in each case, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) to the extent required to perform this Agreement (collectively, the “Confidentiality Restrictions”).

(c) The Confidentiality Restrictions shall not restrict disclosures that are (i) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (ii) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party to this Agreement, or such Party’s Affiliates; or (iv) permitted pursuant to Section 5.3(a). In the case of the disclosures described under subsections (i) and (ii) of this Section 5.3(c), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such disclosure prior to making such disclosure.

(d) As an express inducement for Sellers to enter into this Agreement, each Purchaser Party agrees that, during the twelve (12) month period following the Closing (other than as may be consented to in writing by Sellers or pursuant to the process set forth in Section 5.12(b)), such Purchaser Party will not (and such Purchaser Party shall cause its Affiliates to not) solicit for employment or engagement or cause to be solicited for employment or engagement any senior officer or director of Sellers or the Partnership Group or otherwise induce or encourage such senior officer or direct to leave the employment of Sellers or the Partnership Group or their Affiliates; provided, that this Section 5.3(d) shall not prohibit any advertisement or general solicitation, or recruiting efforts by a recruitment agency (or hiring as a result thereof) that is not specifically targeted at any senior officer or director, or hiring any senior officer or director who has ceased to be employed by either Sellers, the Partnership Group or any of their respective Affiliates.

(e) As an express inducement for the Purchaser Parties to enter into this Agreement, each Seller agrees that, during the Non-Solicit Period (other than as may be consented to in writing by the Purchaser Parties), such Seller will not (and such Seller shall cause its Affiliates to not) solicit for employment or engagement or cause to be solicited for employment or engagement any Transferred Employee (other than a Family Member) or otherwise induce or encourage such Transferred Employee (other than a Family Member) to leave the employment of the Purchaser Parties or their Affiliates; provided, that this Section 5.3(e) shall not prohibit any advertisement or general solicitation, or recruiting efforts by a recruitment agency (or hiring as a result thereof) that is not specifically targeted at any Transferred Employee or group of Transferred Employees, or hiring any Transferred Employee who has ceased to be employed by either the Purchaser Parties or any of their respective Affiliates.

(f) To the extent that the foregoing provisions of this Section 5.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 5.3 shall prevail and control to the extent of such conflict. Nothing in this Section 5.3 shall restrict or prohibit Purchaser Parties or any of their Affiliates, subject to imposing customary confidentiality obligations on the recipient thereof prior to the Closing, from (i) making any customary announcement or other communication in connection with the arrangement of the Committed Financing or any other Financing, (ii) making any disclosures regarding the Partnership Group Members or the transactions contemplated by this Agreement in connection with the Committed Financing or other Financing to the extent Parent determines in good faith that such announcement is necessary or advisable or (iii) disclosing materials related to this Agreement to any Financing Sources or prospective Financing Sources (and each of their respective representatives) in connection with the Committed Financing or any other Financing. If Closing should occur, the Confidentiality Agreement shall terminate as of the Closing.

Section 5.4 Operation of Business. Except for (i) as set forth on Schedule 5.4, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law, (iv) as permitted or otherwise contemplated by this Agreement, including with respect to the Restructuring, or (v) as otherwise approved in writing by Purchasers, from the Execution Date until the Closing Date, Sellers shall cause each Partnership Group Member and CrownQuest Operating (solely in its capacity as the operator of the Assets, as a provider of administrative services to the Partnership Group pursuant to the ASA Documents and as a provider of compression services to the Partnership Group) to:

(a) use commercially reasonable efforts to conduct its business related to the Assets as would a reasonable and prudent operator and in accordance with its ordinary course of business, consistent with past practice, including, for the avoidance of doubt, by carrying out the 2024 development plan set forth in the monthly capital expenditure budget set forth on Schedule 5.4 (the “2024 Capital Expenditures Budget”), and subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;

(b) not make or commit to make any capital expenditures by the Partnership Group in excess of (x) for the period prior to January 1, 2025, 115% of the aggregate amount for such month provided for in the 2024 Capital Expenditures Budget and (y) if the Closing has not occurred by December 31, 2024, for the period beginning on January 1, 2025, 115% of the aggregate amount for such month provided for in a monthly capital expenditure budget prepared for the Partnership Group to operate in the ordinary course of business consistent with past practice (the “2025 Capital Expenditures Budget”), other than, in each case, (i) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Partnership Group shall notify Purchasers of any such emergency expenditure as soon as reasonably practicable) and (ii) operations proposed after the Execution Date by third parties under joint operating agreements, joint development agreements and other similar agreements that are not in excess of $5,000,000 in the aggregate, net to the Partnership Group’s interest; provided, that Sellers shall not be in breach of this clause (b) if, at Closing, the cumulative capital expenditures by the Partnership during (A) any quarterly period during the fiscal year ended December 31, 2024 do not exceed 120% of the aggregate cumulative amount for such expenditures during that quarterly period provided for in the 2024 Capital Expenditures Budget and (B) the fiscal year ending December 31, 2024 do not exceed 115% of the aggregate cumulative amount for such expenditures to the Closing Date provided for in the 2024 Capital Expenditures Budget, and if the Closing has not occurred by December 31, 2024, the cumulative capital expenditures by the Partnership during (C) any quarterly period during the fiscal year ended December 31, 2025 do not exceed 120% of the aggregate cumulative amount for such expenditures during that quarterly period provided for in the 2025 Capital Expenditures Budget and (D) the fiscal year ending December 31, 2025 do not exceed 115% of the aggregate cumulative amount for such expenditures beginning on January 1, 2025 to the Closing Date provided for in the 2025 Capital Expenditures Budget;

(c) not (i) terminate or materially amend any Leases, or (ii) terminate, materially amend, waive, modify, or extend any Material Contracts or enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date, other than the execution or extension of a Contract for the sale, exchange or marketing of Hydrocarbons in the ordinary course of business that is terminable by the applicable Partnership Group Member without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon sixty (60) days’ or less notice;

(d) use commercially reasonable efforts to maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Sellers and their Affiliates are required to make under applicable Law with respect to the Assets;

(e) not transfer, sell, hypothecate, encumber or otherwise dispose of any portion of the Assets or Properties; except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practices, (ii) pursuant to an agreement of Sellers or any other Partnership Group Member in effect on the date of this Agreement that has been disclosed in writing to Parent in connection with the Execution Date or (iii) other sales and dispositions of the Assets (other than Properties) individually not exceeding $5,000,000 or $25,000,000 in the aggregate;

(f) not enter into, commence, settle or compromise any litigation affecting the Assets or any Partnership Group Member other than (i) the settlement of such litigation involving only the payment of money (not covered by insurance) by the Partnership or any Partnership Group Member of any amount not exceeding $5,000,000 in the aggregate, (ii) such litigation in respect of Taxes, which shall be governed exclusively by Section 5.4(t), and (iii) such litigation that would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law;

(g) not amend or otherwise change the Organizational Documents of any Partnership Group Member (other than ministerial changes);

(h) not issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any Interests of the Partnership or any Partnership Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Partnership or any Partnership Group Member, other than issuances by a wholly-owned Subsidiary of any Partnership Group Member to such Partnership Group Member or another direct or indirect wholly-owned Subsidiary of such Partnership Group Member;

(i) for the period from and after the Effective Date, not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Partnership Group Interests except for dividends and distributions from a direct or indirect wholly-owned Subsidiary of any Partnership Group Member to such Partnership Group Member or another direct or indirect wholly-owned Subsidiary of such Partnership Group Member; notwithstanding the foregoing, the Partnership Group may declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Partnership Group Interests, for (i) Permitted Tax Distributions, (ii) any period ended on or prior to the Effective Date (which includes, for the avoidance of doubt, any tax distributions made with respect to a tax year ending on or prior to December 31, 2023), and (iii) the Restructuring;

(j) not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Partnership Group Interests, or make any other change with respect to the Partnership Group’s capital structure;

(k) not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (i) transactions solely between the Partnership and a wholly-owned Subsidiary of the Partnership (or solely among wholly-owned Subsidiaries of the Partnership), (ii) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Partnership Group in connection with all such acquisitions is $2,500,000 individually or $10,000,000 in the aggregate, (iii) acquisitions of inventory or other assets in the ordinary course of business or pursuant to existing contract, or (iv) licenses in the ordinary course of business;

(l) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than such transactions among wholly-owned Subsidiaries of Partnership Group Members;

(m) not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for (i) any borrowings or other credit advances made under the Partnership RBL that are made or incurred (1) in the ordinary course of business consistent with past practice and which (x) during the month of January 2024, do not result in an aggregate amount outstanding under the Partnership RBL in excess of $100,000,000 and (y) during any month after the month of January 2024, do not result in an aggregate amount outstanding under the Partnership RBL in excess of $20,000,000; provided, however, that any such borrowings incurred in the ordinary course after the Effective Date shall be repaid by the Partnership Group as soon as practicable with available cash from operations, (2) prior to the Effective Date, to pay any amounts due with respect to the termination of the Terminated Hedging Portfolio, (3) to pay dividends or distributions prior to the Effective Date or (4) after September 1, 2024, to repurchase or redeem the Existing 2025 Notes, (ii) Indebtedness incurred by the Partnership Group that is owed to any wholly-owned Subsidiary of the Partnership or by any Subsidiary of the Partnership that is owed to the Partnership or any wholly-owned Subsidiary of the Partnership, which will be terminated at Closing, (iii) guarantees by the Partnership Group of Indebtedness of any wholly-owned Subsidiary of the Partnership in the ordinary course of business consistent with past practice, (iv) guarantees by any Subsidiary of the Partnership of Indebtedness of the Partnership or any other wholly-owned Subsidiary of the Partnership in the ordinary course of business consistent with past practice or (v) the creation of any Encumbrances securing any Indebtedness permitted by this Section 5.4(m);

(n) not materially increase, or permit the material increase of, or, except as required by a Benefit Plan under its terms as in existence as of the Execution Date, accelerate or permit the acceleration of any vesting of, the compensation payable or to become payable or the benefits provided to any Business Employee or any independent contractor providing services to any member of the Partnership Group;

(o) not hire, or permit the hiring of, any additional Business Employee or any other employee or independent contractor providing services to any member of the Partnership Group, whose base compensation would exceed $150,000, unless such hiring is in order to replace an employee or contractor whose employment or engagement has ended (and, in such case, such hiring shall be on terms comparable to those of the employee or contractor being replaced);

(p) not terminate, or permit the termination of, any Business Employee other than “for cause”;

(q) not adopt or agree to adopt any Benefit Plan;

(r) not make, compromise or forgive any loans, advances, or capital contributions to, or investments in, any other Person, in each case, in an individual value in excess of $5,000,000;

(s) not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;

(t) not (i) make, change or revoke any material Tax election, other than in the ordinary course of business, (ii) change any annual Tax accounting period, (iii) change any method of accounting for Tax purposes, (iv) commence, settle, or compromise any claim or assessment in respect of any material Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, (vi) file any amended material Tax Return or (vii) surrender any right to claim a material Tax refund;

(u) not enter into any additional Hedging Transactions;

(v) not transfer, sell, assign, exclusively license, abandon, permit to lapse, encumber or otherwise dispose of any material Partnership Intellectual Property Rights, other than in the ordinary course of business; and

(w) not enter into an agreement or commitment that would cause the Partnership or its Subsidiaries to violate any of the foregoing covenants, including consenting to actions by CrownQuest Operating.

Requests for approval of any action restricted by this Section 5.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchasers; provided, that (except with respect to clause (g), (h), (i), (j), (k), (l), (m), and (u), which shall not be subject to this proviso) such approval shall not be unreasonably withheld, conditioned or delayed:

Occidental Petroleum Corporation	Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110	5 Greenway Plaza, Suite 110
Houston, Texas 77046	Houston, Texas 77046
Attn: Christi Clancy	Attn: Alyssa Waters
Email: Christianne_Clancy@oxy.com	Email: Alyssa_Waters@oxy.com

Purchasers’ approval of any action restricted by this Section 5.4 shall be considered granted within ten (10) days after Sellers’ notice to Purchasers requesting such consent unless Purchasers deny consent to Sellers during that period. In the event of an emergency, Sellers (or the applicable Partnership Group Member) may take such action as a prudent owner or operator would take and shall notify Purchasers of such action promptly thereafter. In cases in which neither Sellers nor any of their Affiliates is the operator of any portion of the Assets, to the extent that the actions described in this Section 5.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 5.4 shall be construed to require only that Sellers use, or cause the applicable Partnership Group Member to use, commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 5.5 Further Assurances.

(a) After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties for carrying out the purposes of this Agreement or any other Transaction Document.

(b) If, following the Closing, any Party becomes aware that any asset or property (i) of the Partnership Group (after giving effect to the Restructuring) is held or otherwise possessed by Sellers or their Affiliates, or (ii) of Sellers (after giving effect to the Restructuring) is held or otherwise possessed by the Partnership Group (each, a “Wrong Pocket Asset”), the Purchaser Parties, Sellers or their Affiliates, as applicable, that hold such Wrong Pocket Asset shall promptly notify the other in writing and the Parties shall cooperate as soon as reasonably practicable to ensure that such Wrong Pocket Asset is transferred to the applicable Party, without the payment of any further consideration by the Party to whom the Wrong Pocket Asset is being transferred.

Section 5.6 Guarantees; Commitments.

(a) From and after the Closing, the Purchaser Parties and the Partnership Group, jointly and severally, shall forever indemnify and hold harmless Sellers and any of their Affiliates against any liabilities that Sellers or any of their Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i) Sellers or any of their Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to or maintaining, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation relating to the Assets or the Partnership Group (collectively, the “Seller Guarantees”), (ii) any claim or demand for payment made on Sellers or any of their Affiliates with respect to any of the Seller Guarantees or (iii) any Proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantees, and shall reimburse Sellers for any fees or expenses incurred in connection with any of the foregoing clauses (i) through (iii). For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Sellers and their Affiliates may terminate all Seller Guarantees.

(b) Without limiting Section 5.6(a) in any respect, the Purchaser Parties shall use their reasonable best efforts, at their sole expense, to cause themselves or their Affiliates to be substituted in all respects for Sellers and any of their Affiliates (other than the Partnership Group), and for Sellers and their Affiliates (other than the Partnership Group) to be released, effective as of the Closing, in respect of, or otherwise terminate (and in each case cause Sellers and their Affiliates (other than the Partnership Group) to be released in respect of), all obligations of Sellers and any of their Affiliates (other than the Partnership Group) under each Seller Guarantee (including, in each case, by delivering at Closing (i) executed agreements to assume reimbursement obligations for such Seller Guarantees, (ii) executed instruments of guaranty, letters of credit or other documents requested by any banks, customers or other counterparties with respect to any Seller Guarantees, and (iii) any other documents requested by Sellers in connection with the Purchaser Parties’ obligations under this Section 5.6). In furtherance and not in limitation of the foregoing, at the request of Sellers, the Purchaser Parties shall and shall cause their Affiliates to assign or cause to be assigned any Contract or lease underlying such Seller Guarantee to a Subsidiary of Parent meeting the applicable net worth and other requirements in such Contract or lease to give effect to the provisions of the preceding sentence. For any Seller Guarantees for which a Purchaser Party or any member of the Partnership Group, as applicable, is not substituted in all respects for Seller and their Affiliates (or for which Sellers and their Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and their Affiliates to be released in respect thereof), Parent shall continue to use its reasonable best efforts and shall cause its Subsidiaries to use their reasonable best efforts to effect such substitution or termination and release as promptly as practicable after the Closing. Without limiting the foregoing, the Purchaser Parties shall not, and shall not permit any of their Affiliates to, extend or renew any Contract containing or underlying a Seller Guarantee unless, prior to or concurrently with such extension or renewal, the Purchaser Parties or the Partnership Group are substituted in all respects for Sellers and their Affiliates, and Sellers and their Affiliates are released, in respect of all obligations of Sellers and their Affiliates under such Seller Guarantee.

Section 5.7 Exclusivity.

(a) Except to the extent expressly permitted (including actions to consummate the Restructuring), without Purchasers’ approval, Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Sellers shall not, and shall cause their Affiliates and each of their respective Representatives not to, directly or indirectly: (i) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the Partnership Group Interests or any Assets (an “Acquisition Proposal”), except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices, (B) to enter into any merger, joint venture, consolidation or other business combination relating to the Partnership or any member of the Partnership Group, or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Partnership or any member of the Partnership Group, or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(b) Sellers shall, and shall cause each Partnership Group Member and the Representatives of Sellers and each Partnership Group Member to, (i) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which Sellers or any of their Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal.

Section 5.8 Termination of Certain Related Party Contracts.

(a) Except with respect to the ASA Documents, on or prior to the Closing, Sellers shall, and shall cause their Affiliates (including each Partnership Group Member), as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Schedule 5.8(a).

(b) With respect to the ASA Documents, concurrently with Closing, Sellers shall, and shall cause their Affiliates (including each Partnership Group Member and CrownQuest Operating), as applicable, to enter into that certain Termination Agreement attached hereto as Exhibit C.

Section 5.9 Conduct of Purchaser Parties. Except for (i) the operations set forth on Schedule 5.9, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law, (iv) as permitted or otherwise contemplated by this Agreement, including, for the avoidance of doubt, the Financing, or (v) as otherwise approved in writing by Seller, from the Execution Date until the Closing Date, Parent shall, and shall cause each of the other Purchaser Parties to:

(a) conduct its business related to the assets of Parent and its Subsidiaries, in accordance with its ordinary course of business, consistent with past practice, and subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;

(b) not amend or otherwise change the Organizational Documents of Parent or any of its Subsidiaries that constitutes a “significant subsidiary” of Parent within the meaning of Item 601(b)(21)(ii) of Regulation S-K (other than ministerial changes);

(c) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring or recapitalization, other than such transactions among wholly-owned Subsidiaries of Parent;

(d) not take any action that would reasonably be likely to cause any of the conditions to the Closing set forth in Article 6 to not be satisfied; and

(e) not enter into an agreement or commitment that would cause Parent or its Subsidiaries to violate any of the foregoing covenants.

Requests for approval of any action restricted by this Section 5.9 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller; provided, that (except with respect to clause (a), (b), (c), and (e), which shall not be subject to this proviso) such approval shall not be unreasonably withheld, conditioned or delayed:

CrownRock, L.P.	CrownRock, L.P.
18 Desta Dr.	18 Desta Dr.
Midland, Texas 79705	Midland, Texas 79705
Attn: Curt Kamradt	Attn: Michael Scott
Email: ckamradt@crownquest.com	Email: mscott@crownquest.com

Seller’s approval of any action restricted by this Section 5.9 shall be considered granted within ten (10) days after Purchaser’s notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary during that period. In the event of an emergency, Purchaser (or the applicable Purchaser Party) may take such action as a prudent owner or operator would take and shall notify Seller of such action promptly thereafter. In cases in which neither Purchaser nor any of its Affiliates is the operator of any portion of assets, to the extent that the actions described in this Section 5.9 may only be taken by (or are the primary responsibility of) the operator of such assets, the provisions of this Section 5.9 shall be construed to require only that Purchaser use, or cause the applicable Purchaser Party to use, commercially reasonable efforts to cause the operator(s) of such assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 5.10 Certain Stock Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock comprising the Stock Purchase Price to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Closing.

Section 5.11 Hedges. At or prior to the Effective Date, Sellers shall cause the Partnership Group Members to terminate all of the Hedging Transactions of the Partnership Group as set forth on Schedule 5.11 (the “Terminated Hedging Portfolio”). The Partnership Group shall provide to Purchasers within five (5) Business Days after such Hedging Transactions have been terminated reasonable documentation evidencing such termination.

Section 5.12 Employee Matters.

(a) Within two (2) Business Days following the Execution Date, Sellers will provide to Purchasers an accurate and complete schedule of the Business Employees setting forth each such Business Employee’s (i) name, (ii) title or position, (iii) full-time or part-time status, (iv) date of hire, (v) base annual salary or hourly wage rate, (vi) any commission, bonus or other cash incentive entitlements, (vii) whether such employee is currently on a leave of absence and, if so, the anticipated return date, (viii) severance pay and benefits for which he or she is eligible, (ix) principal location and (x) the amount of any compensation payable to such Business Employee by Sellers or their Affiliates in connection with the transactions contemplated hereby. Purchasers and their Affiliates may interview one or more of the Business Employees and conduct any such lawful, standard employee screening and eligibility procedures with regard to such Business Employees as Purchasers and their Affiliates conduct with respect to candidates for employment in Purchasers’ ordinary course of business, and Sellers shall, and shall cause their Affiliates, including CrownQuest Operating, to provide Purchasers with reasonable access to the Business Employees to facilitate any such interviews conducted by or on behalf of Purchasers. No later than forty-five (45) days following the Execution Date, Purchasers may or may cause one of its Affiliates to extend offers to hire each of the Business Employees, subject to the occurrence of the Closing (each such Business Employee who accepts such offer and actually commences employment with Purchasers or their Affiliates following the occurrence of the Closing shall be a “Transferred Employee”). Notwithstanding the foregoing, Purchasers shall make, or shall cause their applicable Affiliates to make, offers of employment to Business Employees that satisfy the applicable screening and eligibility procedures in sufficient numbers to ensure that less than forty (40) Business Employees at any single site of employment of any Seller or any such Seller’s Affiliates (including, for the avoidance of doubt, CrownQuest Operating) fail to receive an offer of employment from Purchasers as described in this Section 5.12(a); provided, that there are at least forty (40) Business Employees located at each applicable site of employment.

(b) Effective as of the Closing, Sellers shall, or shall cause their respective Affiliates to, fully vest each Transferred Employee in their entire balance, including employer contributions, if any, under the 401(k) plan sponsored by such Seller or its respective Affiliate.

(c) Prior to the Effective Date, Sellers shall pay, or shall cause the Partnership Group to pay, all annual or similar year-end bonuses to which the Business Employees are entitled with respect to the year ending December 31, 2023.

(d) No provision in this Section 5.12 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of Sellers, the Partnership Group or any of their respective Affiliates (including any beneficiary or dependent thereof) or any other Person; (ii) create any rights to continued employment with Sellers, Purchasers or either of their respective Affiliates, or in any way limit the ability of Sellers, Purchasers or any of their respective Affiliates to terminate the employment of any individual at any time and for any reason; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Purchasers, Sellers or any of their Affiliates; or (iv) result in the assumption or transfer, in whole or in part, of any Benefit Plan, or any liability or obligation whatsoever thereunder, or with respect thereto, by or to Purchasers or any of their Affiliates.

Section 5.13 Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to (a) not take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form) or (b) continue to qualify as a “well-known seasoned issuer” under Rule 405 of the Securities Act.

Section 5.14 Bonds, Letters of Credit and Guarantees. The Parties acknowledge and agree that Sellers have the right effective as of the Closing Date to terminate any of the bonds, letters of credit and guarantees provided by them or their Affiliates (other than the Partnership Group Members) for the benefit of the Partnership Group Members, including those listed on Schedule 5.14, and Purchaser Parties shall be responsible, at Purchaser Parties’ sole cost and expense, to cause, at Closing, the same to be released (and evidence thereof reasonably acceptable to Sellers to be provided by Purchaser Parties to Sellers at Closing) and, if applicable, replaced, at the Closing.

Section 5.15 Officers & Directors.

(a) Until the six (6) year anniversary date of the Closing Date, Parent shall not, and shall cause each Partnership Group Member not to, amend, repeal or otherwise modify the Organizational Documents of Parent or any Partnership Group Member or manage Parent or the Partnership Group in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing served as a director, officer or manager of any Partnership Group Member (the “D&O Indemnified Parties”).

(b) For a period of not less than six (6) years from the Closing Date, the Purchaser Parties shall purchase, at the Purchaser Parties’ sole cost and expense, a six (6)-year prepaid “tail policy” from an insurance carrier with the same or better credit rating as the Partnership Group’s current insurance carrier with respect to directors’ and officers’ liability insurance on terms and conditions providing equivalent or superior benefits to the D&O Indemnified Parties with respect to matters existing or occurring prior to the Closing (the “D&O Tail Policy”); provided that the premium for the D&O Tail Policy shall not exceed 300% of the aggregate annual amount currently paid by the Partnership Group or any of its Affiliates for such insurance; provided, further, that if the cost of such insurance coverage exceeds such amount, the Purchaser Parties shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The Parties hereby acknowledge and agree that a D&O Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Partnership Group (collectively, the “Other Indemnitors”). Following the Closing, the Partnership Group (i) shall be the indemnitors of first resort (i.e., their respective obligations to any D&O Indemnified Party hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to Parent and the Partnership Group) with regard to matters arising from the affairs of the Partnership Group, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Partnership Group Member as in effect as of the Closing and to the extent permitted under applicable Law and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the Partnership Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the Partnership Group. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 5.15(c). The provisions of this Section 5.15 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives, and such D&O Indemnified Parties are express third-party beneficiaries of the terms of this Section 5.15.

(d) If Parent or any Partnership Group Member, or any of their respective successors or assigns, consolidates with or merges to any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or such Partnership Group Member honor the indemnification obligations set forth in this Section 5.15.

Section 5.16 Change of Name. From and after Closing, Parent agrees, on behalf of Parent and its Subsidiaries (including the Partnership Group Members following the Closing), that they shall have no right to use the name “CrownRock”, “CrownQuest” or any Intellectual Property Rights related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Subject Marks or otherwise hold themselves out as having any affiliation with Sellers or any of their Affiliates. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event, no later than one hundred twenty (120) days after the Closing Date, Parent shall: change the legal name of each Partnership Group Member to a name which does not include any Subject Marks and file all documentation reasonably necessary to change the legal name of each Partnership Group Member in all applicable jurisdictions; and remove, strike over, cover or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

Section 5.17 Records. Parent shall preserve and keep a copy of all books and records related to the business of the Partnership Group Members in Parent’s or any Partnership Group Member’s possession for a period of at least seven (7) years after the Closing Date. After such seven-year period, before Parent shall dispose of any such books and records, Parent shall give Sellers at least ninety (90) days’ written notice to such effect, and Sellers shall be given an opportunity, at Sellers’ cost and expense, to remove and retain all or any part of such books and records as Sellers may select. From and after Closing, Parent shall provide to Sellers, at Sellers’ expense, reasonable access to such books and records as remain in Parent’s possession and reasonable access to the Assets and other properties and employees of Parent in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, including any claims or disputes.

Section 5.18 Successor Operator. While the Purchaser Parties acknowledge that they desire to directly or indirectly succeed CrownQuest Operating as operator of those Assets or portions thereof that CrownQuest Operating may presently operate, the Purchaser Parties acknowledge and agree that Sellers and CrownQuest Operating cannot and do not covenant or warrant that the Purchaser Parties shall become direct or indirect successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that CrownQuest Operating operates, Sellers shall, and shall cause CrownQuest Operating to use commercially reasonable efforts to support the Purchaser Parties’ efforts to become direct or indirect successor operator of such Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of the Closing (at the Purchaser Parties’ sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable agreement, the Purchaser Parties as direct or indirect successor operator of such Assets effective as of the Closing.

Section 5.19 Restructuring. At least one (1) Business Day prior to the Closing Date, each of the Sellers shall cause the following transactions to be consummated, including the execution and delivery of each of the documents with respect thereto (collectively, the “Restructuring”), other than those transactions identified in Section 5.19(e)(ii), which shall be consummated at the Closing:

(a) Distribution of Roddy, SCS Spur, Abajo and Certain Assets. The General Partner shall, in accordance with Section 4.3 of the Partnership Agreement, cause the Partnership to make a distribution to Limited Partner of all of the equity interests in Roddy Production Company, LLC, a New Mexico limited liability company, SCS Spur, LLC, a Delaware limited liability company, and Abajo Gas Transmission Company, LLC, a Utah limited liability company, in each case, that are owned by the Partnership (the “Subsidiary Distributions”). The Parties shall cooperate to cause Roddy Production Company, LLC to be released of any guarantee related to the Partnership RBL and the Existing Company Notes. The Partnership shall assign, transfer and convey to one or more Sellers or their designee(s) the Assets set forth on Schedule 5.19(a) together with all associated Assets in substantially the form attached hereto as Exhibit H.

(b) Spade Ranch. The Partnership shall form a Delaware limited liability company (“Spade Ranch Holdco”) by filing certificates of formation with the Delaware Secretary of State. Following the Subsidiary Distributions and prior to the Closing, the Partnership shall assign the Spade Ranch Property Lease to Spade Ranch Holdco, and shall assign, transfer and convey to Spade Ranch Holdco the Assets set forth on Schedule 5.19(b) together with all associated Assets in substantially the form attached hereto as Exhibit H (collectively, the “Spade Ranch Contribution”).

(c) Subject Marks, Intellectual Property License Agreement. Following the Spade Ranch Contribution and prior to the Closing, the Partnership shall assign to Spade Ranch Holdco, together with all the goodwill of the business symbolized thereby, the Subject Marks pursuant to the IP Assignment (the “Subject Marks Assignment”). Immediately following the Subject Marks Assignment and prior to the Closing, the General Partner shall, in accordance with Section 4.3 of the Partnership Agreement, cause the Partnership to make a distribution of all of the equity of Spade Ranch Holdco to Limited Partner (the “Spade Ranch Distribution”). From and after Closing, Parent and the Partnership Group Members shall have no right to use the Subject Marks for any reason. Following the Spade Ranch Contribution and prior to the Closing, CrownQuest Operating and the Partnership shall execute the Intellectual Property License Agreement, pursuant to which the Partnership shall grant CrownQuest Operating a license to the Intellectual Property identified in Schedule 1 attached thereto.

(d) Headquarters. The Partnership shall cause Canvasback Properties, a wholly owned subsidiary of the Partnership, to form a Delaware limited liability company (“HQ Holdco”) by filing certificates of formation with the Delaware Secretary of State. Following the Subject Marks Assignment and prior to the Closing, the Partnership shall cause Canvasback Properties to (i) contribute as a capital contribution fee simple title to the Headquarters Property by Deed to HQ Holdco, free and clear of all liens, encumbrances, pledges, mortgages or security interests of any kind and (ii) cause HQ Holdco to assume or pay off in full the existing mortgage debt on the Headquarters Property (the “HQ Contribution”). Immediately following the HQ Contribution and prior to Closing, (x) the Partnership shall cause Canvasback Properties to make a distribution of all of the equity of HQ Holdco to the Partnership, and (y) immediately thereafter and prior to the Closing, the General Partner shall, in accordance with Section 4.3 of the Partnership Agreement, cause the Partnership to make a distribution of all of the equity of HQ Holdco to Limited Partner (the “HQ Distribution”).

(e) Divisive Merger.

(i) Prior to the Closing, CrownQuest Operating shall form two (2) Texas limited liability companies by filing certificates of formation with the Texas Secretary of State (the “Division Companies”) in accordance with the Texas Business Organizations Code. No later than immediately prior to the Closing, CrownQuest Operating and the Division Companies shall undertake a divisive merger pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit G (the “Divisive Merger Agreement”), pursuant to which (i) Merger Sub (as defined in the Divisive Merger Agreement) will cease to exist and (ii) the CrownRock-Related Assets, the CrownRock-Related Liabilities and the assets and liabilities that will be retained by CrownQuest Operating in connection with the transactions contemplated by this Agreement will be allocated among the parties thereto in the manner contemplated by the Divisive Merger Agreement. The amount of cash included in the CrownRock-Related Assets shall equal the amount by which the book value of the CrownRock-Related Liabilities exceeds the book value of the non-cash CrownRock-Related Assets.

(ii) At the Closing, Sellers shall cause CrownQuest Operating to convey and transfer to LP Purchaser or its designee all of the equity of AcquisitionCo (as defined in the Divisive Merger Agreement).

(iii) The Parties shall use commercially reasonable efforts to amend Schedule 1.1(a), Schedule 1.1(b) and the schedules attached to the form of Divisive Merger Agreement as Schedule I and Schedule II (A) to include any additional assets necessary to conduct the business of the Partnership as currently conducted by CrownQuest Operating or its Affiliates on behalf of the Partnership Group as mutually agreed in good faith by the Parties, (B) with respect to changes thereto resulting from the actions of CrownQuest Operating and Sellers taken in compliance with Section 5.4, as mutually agreed in good faith by the Parties, or (C) with the prior written consent of the Purchaser Parties and the Sellers (in each case, which shall not be unreasonably withheld, delayed or conditioned).

Section 5.20 Treatment of Partnership Indebtedness.

(a) Prior to the Closing, the Partnership shall, and shall cause each of the other members of the Partnership Group to, (i) prior to any minimum required notice deadline in the applicable agreement (with the drafts being delivered in advance to Parent as reasonably requested by Parent), deliver (or cause to be delivered) notices of the payoff, prepayment, repayment, satisfaction and discharge, redemption and/or termination, as applicable, of all outstanding Indebtedness and other obligations of the Partnership and each applicable Subsidiary of the Partnership under (A) the Partnership RBL (the applicable amount, the “Partnership RBL Payoff Amount”), (B) the Existing 2025 Notes Documentation (the applicable amount, the “Existing 2025 Notes Payoff Amount”) and (C) if requested by Parent at least thirty (30) days prior to the Closing Date, the Existing 2029 Notes Documentation (the applicable amount, the “Existing 2029 Notes Payoff Amount”); provided that any such notices will be expressly conditioned upon the Closing, (ii) take all other actions within its reasonable control and reasonably required to facilitate the payoff, prepayment, repayment, satisfaction and discharge, redemption and/or termination, as applicable, of the Partnership RBL (and the termination of any commitments in respect of the Partnership RBL), the Existing 2025 Notes and, if requested by Parent, the Existing 2029 Notes, in each case, substantially concurrently with the Closing, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Partnership RBL (which payoff or termination letters shall be subject to customary conditions), in each case, in a form reasonably acceptable to Parent, at least three (3) Business Days prior to the Closing Date.

(b) Prior to the Closing, if requested by Parent, the Partnership shall, and shall cause each of the other members of the Partnership Group to, (i) use its reasonable best efforts to commence, as promptly as reasonably practicable, at Parent’s expense, an exchange offer, and/or consent solicitations, with respect to any or all of the outstanding Existing 2029 Notes on such terms and conditions as are specified by Parent and in compliance with all applicable terms and conditions of the Existing 2029 Notes Documentation (the “Existing 2029 Notes Offer”); provided that (A) Parent shall have provided the Partnership with the offer to exchange and/or consent solicitation statement and other related documents, as applicable (collectively, the “Existing 2029 Notes Offer Documents”) and provided a reasonable period to review such documents and (B) the closing of the Existing 2029 Notes Offer shall be conditioned on the occurrence of the Closing and (ii) provide cooperation, and use its reasonable best efforts to cause its Representatives to provide cooperation reasonably requested by Parent in connection with the Existing 2029 Notes Offer, including, as applicable, the cooperation described in Section 5.21(e) hereof with respect to any offering of debt securities, provided that in no case shall Representatives of the Partnership be required to provide a legal opinion in connection with any such transaction. Parent shall only request the Partnership and the other members of the Partnership Group to conduct the Existing 2029 Notes Offer in compliance in all material respects with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the Existing 2029 Notes Documentation.

(c) Parent shall irrevocably pay off, or cause to be paid off, substantially concurrently with the Closing, the Partnership RBL Payoff Amount (if any), the Existing 2025 Notes Payoff Amount (if any) and, if applicable, the Existing 2029 Notes Payoff Amount (if any) and the Partnership and the other members of the Partnership Group shall take all actions within their control to provide all customary cooperation as may be reasonably requested of it in connection with this Section 5.20. The Partnership shall provide all cooperation reasonably requested by Parent in connection with the termination of any existing letters of credit (including using reasonable best efforts to provide for the replacement, backstop or cash collateralization thereof). For the avoidance of doubt, the Partnership shall not be obligated to terminate, redeem or discharge (or make or cause to become effective any such action) the Partnership RBL, the Existing 2025 Notes Documentation or the Existing 2029 Notes Documentation prior to the Closing.

(d) Except as expressly provided in Section 5.20(b), without Parent’s prior written consent, the Partnership will not, and will cause its Representatives not to, amend or supplement any Existing 2025 Notes Documentation or Existing 2029 Notes Documentation, except in compliance with Section 5.19(a) (with respect to the penultimate sentence thereof) and Section 5.4(m).

(e) The obligations of the Partnership pursuant to this Section 5.20 shall be subject to Section 5.21(f) and the limitations set forth in Section 5.21(g) mutatis mutandis.

Section 5.21 Financing Cooperation.

(a) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Committed Financing on the terms and conditions set forth in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, subject to the terms thereof, until the acquisition of the Partnership Interests and the other transactions contemplated by this Agreement are consummated (it being acknowledged that the commitments under the Commitment Letters may be reduced to the extent that Parent receives cash proceeds from any Financing at or prior to the Closing (any such reductions, “Permitted Commitment Reductions”)) and (ii) unless Parent shall have reduced the commitments under the Commitment Letters to zero (0) pursuant to Permitted Commitment Reductions, (x) taking into account the expected timing of the Marketing Period, timely (and in any event by the Closing) negotiate and enter into definitive agreements with respect to the facilities contemplated by the Commitment Letters on the terms and conditions set forth therein (including the “market flex” provisions), (y) taking into account the expected timing of the Marketing Period, satisfy (except those that by their nature are to be satisfied at the Closing) or cause to be waived on a timely basis (and in any event by the Closing) all conditions to funding applicable to Parent set forth in the Commitment Letters or such definitive agreements that are within its control and otherwise comply with its obligations thereunder and (z) upon the satisfaction or waiver of such conditions, consummate, and cause the Financing Sources to fund, the Committed Financing at the Closing (including using reasonable best efforts to enforce all of its rights under the Commitment Letters, to the extent not satisfied by any Substitute Financing or utilization of cash on hand, marketable securities or other sources of immediately available funds on hand or otherwise available).

(b) Nothing herein shall prevent (i) any Permitted Commitment Reduction or (ii) Parent from substituting all or any portion of the Committed Financing provided for in the Commitment Letters with one or more commitments from financial institutions to provide substitute debt financing (A) in an amount, together with any cash on hand, marketable securities or other sources of immediately available funds on hand or otherwise available and any then-available Committed Financing, sufficient for Parent to satisfy the Transaction Uses at the Closing, (B) that does not impose new or additional conditions to the Committed Financing or otherwise expand, amend, modify or waive any conditions to the Committed Financing and (C) that would not reasonably be expected to (1) taking into account the expected timing of the Marketing Period, make the timely funding of the Committed Financing or the satisfaction of the conditions to obtaining the Committed Financing materially less likely to occur or (2) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the definitive agreements relating thereto (the “Substitute Financing”), and to obtain new financing commitment letter(s) with respect to such Substitute Financing (the “Substitute Commitment Letter(s)”). Parent shall promptly provide true, complete and correct copies of such Substitute Commitment Letter(s) to Sellers (which may be redacted in a manner consistent with the redactions permitted by Section 4.8). In the event Substitute Commitment Letter(s) are obtained, the definitions of “Commitment Letters” and “Committed Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such Substitute Commitment Letter(s) and such Substitute Financing contemplated thereby.

(c) Parent shall not, without the prior written consent of Sellers, permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Commitment Letters related to the Committed Financing unless (i) such amendment, modification or waiver would not impose new or additional conditions to the Committed Financing or otherwise expand, amend, modify or waive any conditions to the Committed Financing and (ii) such amendment, modification or waiver would not reasonably be expected to (A) taking into account the expected timing of the Marketing Period, make the timely funding of the Committed Financing or the satisfaction of the conditions to obtaining the Committed Financing materially less likely to occur, (B) reduce the aggregate amount of the Committed Financing, other than in connection with a Permitted Commitment Reduction or (C) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or such definitive agreements; provided, that Parent may amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Commitment Letters as of the Execution Date. Parent shall promptly provide true, complete and correct copies of each amendment, modification and waiver to any of the Commitment Letters (which may be redacted in a manner consistent with the redactions permitted by Section 4.8) related to the Committed Financing to Sellers.

(d) Upon the reasonable request of Sellers, Parent shall keep Sellers reasonably informed on a timely basis of the status of Parent’s efforts to obtain the Committed Financing and to satisfy the conditions thereof. Parent shall give Sellers prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Committed Financing. Parent shall give Sellers prompt notice of (x) any material breach or material default by any party to the Commitment Letters, or any definitive agreements related to the Committed Financing, in each case of which Parent becomes aware, (y) actual or, to the knowledge of Parent, threatened in writing withdrawal, repudiation, or termination of any of the Commitment Letters or such definitive agreements and (z) the receipt of any written notice or other communication, in each case received from any Financing Source with respect to any (1) material breach of Parent’s obligations under the Commitment Letters or definitive agreements related to the Committed Financing, or breach, default, withdrawal, termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Committed Financing, (2) material dispute or disagreement between or among any parties to the Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Commitment Letters, in each case, with respect to the obligation to fund any amount of the Committed Financing to be funded at the Closing; or (3) failure or anticipated failure by such Financing Source to fund any part of its commitments under any Commitment Letter or definitive agreement related to the Committed Financing to be funded at the Closing; provided that in no event shall Parent be under any obligation to disclose any information pursuant to clauses (1), (2) or (3) that would waive the protection of attorney-client privilege, but Parent shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege.

(e) From and after the Execution Date, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article 8 Sellers shall, and Sellers shall cause each of their Subsidiaries to, use their commercially reasonable efforts to (and Sellers shall, and Sellers shall cause each of their Subsidiaries to, cause their representatives to, use their respective commercially reasonable efforts to) provide such customary cooperation as is reasonably requested by Parent in writing to assist Parent in the arrangement, syndication and consummation of the Committed Financing or other bank financing or capital markets financing entered into to finance the Transaction Uses including with respect to (and not limited to) the transactions contemplated by the Committed Financing and ancillary documentation related thereto (any such financing, the “Financing”), including using commercially reasonable efforts to (A) cause the management team of the Partnership Group to participate in a reasonable number of requested meetings, calls, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case upon reasonable notice and at mutually agreed upon dates and times, (B) reasonably assist Parent and the Financing Sources with their preparation of (1) materials for rating agency presentations and investor and road show presentations, (2) bank information memoranda (including a public-side version thereof), lender presentations, syndication documents, registration statements, prospectuses, investor presentations, offering memoranda and private placement memoranda and (3) similar documents and materials, in each case necessary, customary or advisable in connection with any portion of the Financing to the extent reasonably requested by Parent and limited to information to be contained therein with respect to the Partnership Group, (C) subject to customary confidentiality provisions and disclaimers, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Partnership Group or their respective securities, (D) provide the Financing Sources, at least three (3) Business Days prior to the closing date of the applicable Financing (to the extent requested in writing at least ten (10) Business Days prior to the closing date of the applicable Financing), with all documentation and other information required with respect to the Partnership Group by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “PATRIOT Act”) and 31 C.F.R. § 1010.230, and applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, (E) following written request therefor, provide information concerning the Partnership Group reasonably necessary for the preparation and completion of the definitive documents governing or relating to the Financing (including any schedules, customary certificates, annexes or exhibits thereto and other pertinent and customary information as Parent shall reasonably request in order to market, syndicate and consummate the Financing), (F) provide the Required Financial Information, provided that, for the avoidance of doubt, the Partnership Group will not be required to prepare any pro forma financial statements, (G) cause its independent accountants and independent petroleum consultants to use commercially reasonable efforts to provide customary assistance and cooperation reasonably requested by Parent with any offering of debt securities, including (i) providing reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information, (ii) providing any necessary written consents to use their audit or other reports relating to financial statements or reserve information of the Partnership Group and to be named as an “Expert” in any document related to any applicable Financing and (iii) participating in customary due diligence and drafting sessions and providing any customary “comfort” letters (including customary “negative assurance” and change period comfort for any applicable Financing), (H) cause its independent petroleum consultants to provide any customary letters and consents regarding customary and appropriate reserve information of the Partnership Group, (I) cooperate with the Financing Sources’ due diligence, to the extent customary and reasonable, and (J) execute and deliver as of (but not prior to) the Closing any definitive financing documents, certificates or other documents as may be reasonably requested by Parent.

(f) For the avoidance of doubt, any failure of the Sellers or the Partnership Group to fulfill their obligations under Section 5.21(e) shall not be deemed a breach of this Agreement or excuse performance of the Parent to consummate the transactions, so long as the Sellers or the Partnership Group are acting reasonably in good faith to fulfill such obligations.

(g) Notwithstanding anything to the contrary set forth in this Section 5.21, in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 5.21:

(i) none of the Sellers, Partnership Group or any of their respective representatives shall be required to provide any cooperation pursuant to this Section 5.21 to the extent such requested cooperation would reasonably be expected to interfere unreasonably with the ongoing business or operations of the Sellers or Partnership Group;

(ii) none of the Sellers or Partnership Group or any of their respective representatives shall be required to pass resolutions or consents to approve or authorize the execution of the Committed Financing, the Financing or any other cooperation contemplated by this Section 5.21, or execute or deliver any certificate, document, legal opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement in connection therewith, in each case, that (A) is effective prior to the Closing or that would be effective if the Closing does not occur (other than authorization letters contemplated by Section 5.21(e)(C)), (B) would be inaccurate in light of the facts and circumstances at the time approved, authorized, executed or delivered, as applicable or (C) constitutes a solvency or similar certificate;

(iii) none of the Sellers, Partnership Group or any of their respective representatives shall become bound by any terms of the Committed Financing or the Financing prior to the Closing;

(iv) none of the Sellers, Partnership Group or any of their respective representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense for which it has not received simultaneous or prior reimbursement or, with respect to immaterial costs or expenses, for which it is not indemnified by or on behalf of Parent in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 5.21 prior to the Closing;

(v) none of the Sellers or the Partnership Group shall be required to disclose information that would waive the protection of attorney-client privilege, but the Partnership Group shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege;

(vi) none of the Sellers, Partnership Group or any of their respective representatives shall be required to prepare or deliver (x) any financial information with respect to a fiscal period that has not yet ended or (y) any pro forma financial information or projections;

(vii) none of the Sellers, Partnership Group or any of their respective representatives shall be required to deliver any legal opinion or negative assurance letter in connection with the Committed Financing, the Financing or any other cooperation contemplated by this Section 5.21;

(viii) none of the Sellers, Partnership Group or any of their respective representatives shall be required to take any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective organizational or governing documents, or any applicable Law or Contracts;

(ix) none of the Sellers, Partnership Group or any of their respective representatives shall be required to take any action that would cause the Sellers or Partnership Group to breach any representation, warranty, covenant or agreement in this Agreement;

(x) none of the Sellers, Partnership Group or any of their respective representatives shall be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of the Sellers or the Partnership Group to incur any personal liability; and

(xi) none of the Partnership Group, prior to the Closing, shall be an issuer or other obligor with respect to the Committed Financing or the Financing.

(h) Sellers and the Partnership hereby consent to the customary use of their and their Subsidiaries’ marks, designs, names, logos, trademarks, copyrights, service marks and other intellectual property in connection with the Committed Financing or other Financing; provided that such marks and logos are used solely in a manner that is not intended to or would not reasonably be expected to harm or disparage Sellers, the Partnership or the reputation or goodwill of Sellers, the Partnership or any of their respective Subsidiaries.

(i) Parent shall indemnify and hold harmless the Sellers, the Partnership and each of its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 5.21 (other than arising from Fraud, bad faith, gross negligence or willful misconduct on the part of Sellers and their Subsidiaries or material breach of this Agreement by Sellers, the Partnership, any of their respective Subsidiaries or any of their respective Representatives), whether or not the acquisition of the Partnership Interests is consummated or this Agreement is terminated. Parent shall, promptly upon request by Sellers, reimburse Sellers for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Sellers or their Subsidiaries in connection with this Section 5.21 whether or not the acquisition of the Partnership Interests or other transactions to occur at the Closing is consummated or this Agreement is terminated.

(j) Sellers agree that, from and after Execution Date until the Closing, none of the Partnership Group shall, without the prior written consent of Parent, file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future.

(k) All non-public information exchanged pursuant to this Section 5.21 shall be subject to the Confidentiality Agreement.

(l) Parent hereby acknowledges and agrees that obtaining or consummating any or all of the Committed Financing or Financing is not a condition to the acquisition of the Partnership Interests, and that if any of the foregoing is not obtained or consummated, as applicable, Parent will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article 6 and the other terms hereof, to consummate the acquisition of the Partnership Interests.

Section 5.22 Transaction Litigation. For a period of eighteen (18) months following the Closing, Sellers shall, and (i) shall cause their officers and directors and (ii) shall use commercially reasonable efforts to cause their employees, agents, advisors and other representatives to, reasonably cooperate with the Purchaser Parties in connection with any litigation related to (x) transactions contemplated by this Agreement or (y) any matters relating to or arising out of, as applicable, any Partnership Group Member or the Assets prior to the Closing (“Litigation”). The Purchaser Parties shall agree to reimburse Sellers and their officers, directors, employees, agents, advisors and other representatives for any reasonable and documented expenses incurred in connection with complying with this Section 5.22. For the avoidance of doubt, after the Closing, all information and communications of the Partnership Group Members that relate to Litigation, and all attorney-client privilege, work product protection, expectation of client confidence, or other similar protections or privileges of the Partnership Group Members (“Privileges”) related to Litigation, including any cooperation described above, will belong to and be controlled by the Purchaser Parties and shall not be retained by, pass to, or otherwise be claimed by Sellers or any Partnership Group Member. After the Execution Date, Sellers shall, and (i) shall cause their officers and directors and (ii) shall use commercially reasonable efforts to cause their employees, agents, advisors and other representatives to, take all actions, including the assertion of any common interest privilege or related doctrines, reasonably necessary to preserve any Privileges, and not take any action without the prior written consent of the Purchaser Parties that would reasonably be expected to result in any waiver of any Privileges.

Section 5.23 Seismic Licenses. Purchasers acknowledge that certain seismic data and information that is currently licensed by the Partnership Group from Third Parties (the “Licensed Seismic Data”) may not be transferable to Purchasers (directly or indirectly, including upon a change in control of any Partnership Group Member) at Closing. At Purchasers’ request, between the Execution Date and Closing, Sellers shall (and shall cause the Partnership Group to) use commercially reasonable efforts to cooperate with any reasonable requests from Purchasers to assist Purchasers in obtaining new licenses (or the transfer of any existing licenses or licensed data) pertaining to such Licensed Seismic Data; provided that Purchasers shall be responsible for the payment of any and all transfer or other fees, costs, and expenses associated with obtaining any such license (or the transfer of any existing license or licensed data) from the applicable Third Party.

Section 5.24 Consents. Prior to the Closing, Sellers shall, and shall cause each of their Affiliates to, use commercially reasonable efforts to, and Purchasers shall reasonably cooperate with Sellers and their Affiliates to, seek to obtain the consents, approvals and waivers set forth on Schedule 5.24; provided, however, that Sellers shall not be required to pay any consideration therefor. Sellers shall cause the Related Parties to deliver any consents required in connection with the transactions contemplated by this Agreement.

Section 5.25 Insurance. From and after the Execution Date through the Closing Date, Sellers shall, and shall cause their Affiliates and CrownQuest Operating to, maintain in full effect all material insurance policies and self-insurance programs of the Partnership Group, Sellers, their Affiliates and CrownQuest Operating in the amounts and of the types presently in force with respect to the Assets and the operations and activities of the Partnership Group to the extent commercially reasonable in the Partnership Group’s business judgment in light of prevailing conditions in the insurance market. Sellers shall notify the Purchaser Parties as soon as reasonably practicable upon receipt of, or any threat of, (i) any cancellation, termination, reduction of coverage or material premium increases with respect to any such policies that remains outstanding as of, or are received following, the Execution Date, (ii) any event that could give rise to, or serve as the basis for, a claim under any such insurance policies and (iii) written notice from any insurer or reinsurer of any reservation of rights with respect to any pending or paid claims. In furtherance and not in limitation of the foregoing, from and after the Execution Date, Sellers shall, at the request of the Purchaser Parties, use commercially reasonable efforts to make claims under the insurance policies with respect to the Assets and the operations and activities of the Partnership Group and pursue recovery for any Damages that may be covered under any such insurance policies in connection with any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences that occur after the Execution Date, including by submitting further reasonable documentation within Sellers possession as may be reasonably requested by the applicable insurer within the applicable timeframes in order to pursue such claims, reasonably assisting the Purchaser Parties in communicating with the applicable insurers about such ongoing claims and providing all additional information as reasonably requested by the applicable insurers.

Section 5.26 Notification of Developments. Prior to the Closing, Sellers and the Purchaser Parties shall use commercially reasonable efforts to meet regularly, and in any event no less than once per month, to discuss material developments relating to the ownership and operation of the Assets and the business of the Partnership Group, including any event or circumstance that would reasonably be expected to materially affect the Partnership Group, taken as a whole, from and after the Execution Date through the Closing Date, and other topics as reasonably requested by the Purchaser Parties; provided, however, that such meetings shall be subject to applicable confidentiality obligations and applicable Law.

Section 5.27 Compression Services Contract. Prior to the Closing, Sellers shall cause CrownQuest Operating and the Partnership to amend and restate the Compression Services Contract to provide (i) a unilateral termination right in favor of the Partnership that allows the Partnership to terminate the Compression Services Contract upon thirty (30) days’ written notice thereof following the expiry of the primary term and (ii) a termination right in favor of CrownQuest Operating that allows CrownQuest Operating to terminate the Compression Services Contract upon twelve (12) months’ written notice, and such written notice may not be delivered to the Partnership on a date that is earlier than the Closing Date.

Section 5.28 Transition Services Agreement. Between the Execution Date and the Closing, Sellers and Purchasers shall use reasonable best efforts to negotiate, in good faith, the exhibit of services to the Transition Services Agreement.

Section 5.29 R&W Insurance Policy. The Purchaser Parties shall use reasonable best efforts to obtain within sixty (60) days of the Execution Date, at their sole cost and expense, a customary representation and warranty insurance policy naming Purchasers or one of their Affiliates as the insured, in respect of the representations and warranties contained in this Agreement or any certificate delivered in connection with this Agreement (the “R&W Insurance Policy”). If the Purchaser Parties or one of their Affiliates obtain a R&W Insurance Policy:

(a) the Purchaser Parties shall provide Sellers with a reasonable opportunity to review and provide comments to the R&W Insurance Policy prior to binding coverage;

(b) the Purchaser Parties shall ensure that the R&W Insurance Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against Sellers and any of their Affiliates, and their respective directors, officers, and employees, by way of subrogation, claim for contribution, or otherwise (other than in the case of Fraud), and that such Persons shall be third-party beneficiaries of such waiver;

(c) the Purchaser Parties shall not waive or amend, and shall not permit any other Person to waive or amend, the R&W Insurance Policy in a manner inconsistent with Section 5.29(b) without Sellers’ prior written consent, which consent, if such waiver or amendment is prejudicial to Sellers, Sellers may grant or withhold in their sole discretion; and

(d) the Purchaser Parties shall provide Sellers with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable.

For the avoidance of doubt, the Purchaser Parties acknowledge and agree that obtaining the R&W Insurance Policy is not a condition to the Closing.

Article 6

CONDITIONS TO CLOSING

Section 6.1 Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The (i) representations and warranties in Section 4.2, Section 4.3, Section 4.4, Section 4.13(a) and (b) and Section 4.17 (“Purchaser Party Fundamental Representations”) shall be true and correct in all material respects (except, with respect to Section 4.13(a), for any de minimis inaccuracies) (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (ii) representations and warranties of the Purchaser Parties set forth in Article 4 (other than the Purchaser Party Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than the Purchaser Party Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;

(b) Performance. The Purchaser Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Purchaser Parties under this Agreement prior to or on the Closing Date;

(c) No Action. No (i) Law shall have been issued, entered, promulgated or enacted that is in effect that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or (ii) injunction, order or award restraining or enjoining, or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over any Party and remain in force;

(d) Regulatory Approval. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired;

(e) Deliveries. The Purchaser Parties shall deliver (or be ready, willing, and able to deliver at Closing) to Sellers duly executed counterparts of the documents and certificates to be delivered by the Purchaser Parties under Section 7.3;

(f) Stock Exchange Listing Approval. The shares of Parent Common Stock issuable as the Stock Purchase Price shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance;

(g) Title Defects; Environmental Defects; Casualty or Condemnation Losses. The sum of, without duplication, (i) (A) the actual Title Defect Amounts of all actual Title Defects properly asserted by Purchasers in accordance with this Agreement (excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by Sellers prior to Closing), plus (B) the actual Remediation Amounts of all actual Environmental Defects properly asserted by Purchasers in accordance with this Agreement (excluding (x) any Remediation Amounts in respect of any Excluded Assets and (y) any Environmental Defects Remediated by Sellers prior to Closing), plus (C) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 10.1(d) on account of Title Defects, less (D) the actual Title Benefit Amounts of all Title Benefits, plus (ii) the actual Damages to the Assets associated with all Casualty or Condemnation Losses (less any and all insurance proceeds, condemnation awards and other payments received or reasonably expected to be received from Third Parties with respect to such Casualty or Condemnation Losses), does not exceed $1,085,578,397; and

(h) No Purchaser Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.2 Purchaser Parties’ Conditions to Closing. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser Parties) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The (i) representations and warranties in Section 3.2, the first sentence of Section 3.3, Section 3.4, Section 3.14(a), (b) and (d), Section 3.34(a)(iii) (the “Seller Fundamental Representations”) shall be true and correct in all material respects (except, with respect to Section 3.14(a), for any de minimis inaccuracies) (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (ii) representations and warranties of Sellers set forth in Article 3 (other than the Seller Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than the Seller Fundamental Representations) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect;

(b) Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;

(c) No Action. No (i) Law shall have been issued, entered, promulgated or enacted that is in effect that (A) restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or (B) would impose a Burdensome Condition (including any Burdensome Condition that would come into effect at Closing) or (ii) injunction, order or award restraining or enjoining, or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over any Party and remain in force;

(d) Regulatory Approval. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired, in each case, without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at Closing);

(e) No Seller Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect;

(f) Title Defects; Environmental Defects; Casualty or Condemnation Losses. The sum of, without duplication, (i) (A) the actual Title Defect Amounts of all actual Title Defects properly asserted by Purchasers in accordance with this Agreement (excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by Sellers prior to Closing), plus (B) the actual Remediation Amounts of all actual Environmental Defects properly asserted by Purchasers in accordance with this Agreement (excluding (x) any Remediation Amounts in respect of any Excluded Assets and (y) any Environmental Defects Remediated by Sellers prior to Closing), plus (C) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 10.1(d) on account of Title Defects, less (D) the actual Title Benefit Amounts of all Title Benefits, plus (ii) the actual Damages to the Assets associated with all Casualty or Condemnation Losses (less any and all insurance proceeds, condemnation awards and other payments received or reasonably expected to be received from Third Parties with respect to such Casualty or Condemnation Losses), does not exceed $1,085,578,397; and

(g) Deliveries. Sellers shall deliver (or be ready, willing, and able to deliver at Closing) to the Purchaser Parties duly executed counterparts of the documents and certificates to be delivered by Sellers and their Affiliates under Section 7.2.

Article 7

CLOSING

Section 7.1 Time and Place of Closing. Consummation of the purchase and sale contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchasers and Sellers, take place at the offices of Vinson & Elkins L.L.P. at 845 Texas Avenue, Suite 4700, Houston, Texas 77002, at 10:00 a.m., Central Time, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article 6 (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, but subject to the satisfaction or waiver of those conditions), subject to the rights of the Parties under Article 8; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 6, the Purchaser Parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to Sellers and (ii) the date that is three (3) Business Days following the final day of the Marketing Period. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 7.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser Parties of their obligations pursuant to Section 7.3, Sellers shall deliver or cause to be delivered to Purchasers (or Parent, as applicable), the following:

(a) counterparts of the Assignment Agreement transferring the LP Interests to LP Purchaser and the GP Interests to GP Purchaser, duly executed by Limited Partner and General Partner;

(b) duly executed counterparts of the CrownRock Assignment Agreement, executed by CrownQuest Operating;

(c) an IRS Form W-9 properly completed and duly executed by each Seller (or, if a Seller is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes with such Seller being identified as a disregarded entity on such Person’s IRS Form W-9), signed under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date;

(d) a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of Sellers that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(e) a certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, (i) attaching and certifying on behalf of each Seller complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of each Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(f) duly executed counterparts of the Registration Rights Agreement, executed by each Seller;

(g) if required pursuant to the terms of Article 10, duly executed counterparts of the Defect Escrow Agreement, executed by each Seller;

(h) duly executed counterparts of the Transition Services Agreement, executed by CrownQuest Operating;

(i) evidence that the Restructuring shall have been consummated, including each of the documents delivered in connection therewith and duly executed counterparts of the Divisive Merger Agreement, dated as of or prior to the Closing Date, executed by the Division Companies and CrownQuest Operating;

(j) payoff letters and release documentation terminating or in form to file for evidencing of public record the termination of all liens over the properties and assets of the Partnership and its Subsidiaries securing obligations under the Partnership RBL together with evidence of the release of any related guarantees that shall be effective upon the payment of the Partnership RBL Payoff Amount; and

(k) appropriate change of operator forms necessary to be executed by Sellers (including Texas Railroad Commission Form P-4s and T-4Bs) designating Purchasers’ designee (which designee shall be provided by Purchasers to Sellers at least five (5) Business Days prior to the Closing Date) as operator for the Wells and pipelines included in the Midstream Assets operated by CrownQuest Operating or its Affiliates prior to Closing, which forms shall be prepared by Sellers in forms reasonably satisfactory to Purchasers, and duly executed by CrownQuest Operating or its applicable Affiliate operating the Wells and pipelines included in the Midstream Assets.

Section 7.3 Obligations of the Purchaser Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 7.2, the Purchaser Parties shall deliver or cause to be delivered to Sellers, among other things, the following:

(a) a wire transfer of the Cash Purchase Price in same-day funds to the accounts designated by Sellers prior to Closing and, if required pursuant to the terms of Article 10, the Defect Escrowed Amount;

(b) the Stock Purchase Price to Sellers, free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws;

(c) if required pursuant to the terms of Article 10, the Defect Escrowed Amount in same-day funds into the Defect Escrow Account;

(d) a certificate by an authorized officer of each Purchaser Party, dated as of Closing, certifying on behalf of the Purchaser Parties that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled;

(e) a certificate duly executed by the secretary or any assistant secretary of each Purchaser Party, dated as of the Closing, (i) attaching and certifying on behalf each Purchaser Party complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body such Purchaser Party authorizing the execution, delivery, and performance by such Purchaser Party of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of each Purchaser Party the incumbency of each officer of such Purchaser Party executing this Agreement or any document delivered in connection with the Closing;

(f) duly executed counterparts of the Assignment Agreement, executed by LP Purchaser and GP Purchaser;

(g) duly executed counterparts of the CrownRock Assignment Agreement, executed by LP Purchaser or its designee;

(h) duly executed counterparts of the Registration Rights Agreement, executed by Parent;

(i) if required pursuant to the terms of Article 10, duly executed counterparts of the Defect Escrow Agreement, executed by each Purchaser;

(j) duly executed counterparts of the Transition Services Agreement, executed by LP Purchaser and GP Purchaser;

(k) appropriate change of operator forms necessary to be executed by Purchasers’ designee(s) (including Texas Railroad Commission Form P-4s and T-4Bs) designating Purchasers’ designee(s) (which designee shall be provided by Purchasers to Sellers at least two (2) Business Days prior to the Closing Date) as operator for the Wells and the pipelines included in the Midstream Assets operated by CrownQuest Operating or its Affiliates prior to Closing, which forms shall be prepared by Sellers in forms reasonably satisfactory to Purchasers, and duly executed by Purchasers’ designee(s);

(l) evidence that Purchasers’ designee(s) to operate the Wells and the pipelines includes in the Midstream Assets has received from the Texas Railroad Commission all requisite entity registrations (including Form P-5) and posted the necessary financial security required to effectuate the transfer of operatorship of the Wells and the pipelines included in the Midstream Assets operated by CrownQuest Operating or its Affiliates prior to Closing; and

(m) evidence that the Partnership RBL Payoff Amount, the Existing 2025 Notes Payoff Amount and the Existing 2029 Notes Payoff Amount have been paid in connection with the payoff, redemption and terminations contemplated by Section 5.20.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement, on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Parties;

(b) by either Party

(i) if Closing has not occurred on or before the Outside Date;

(ii) if any Governmental Authority having jurisdiction over any Party shall have issued, entered, promulgated or enacted any Law or taken any other action permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the transactions contemplated hereby and such Law or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the transactions contemplated hereby illegal or otherwise permanently prohibited;

(c) by Sellers in the event of a breach by the Purchaser Parties of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.1(a) or (b) if it was continuing as of the Closing Date and cannot be or has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the Purchaser Parties of such breach and the basis for such notice, and (B) the Outside Date; provided that the cure period set forth above shall not apply to any covenant or agreement required to be performed on the Closing Date; or

(d) by the Purchaser Parties in the event of a breach by Sellers of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or (b) if it was continuing as of the Closing Date and cannot be or has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to Sellers of such breach and the basis for such notice, and (B) the Outside Date; provided that the cure period set forth above shall not apply to any covenant or agreement required to be performed on the Closing Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 8.1(b), Section 8.1(c) or Section 8.1(d) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, and such material breach has proximately caused the failure of a condition set forth in Section 6.1 or Section 6.2, as applicable.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.1(f), Section 5.3, Article 8, Article 11, and Appendix A, which shall continue in full force and effect); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or Fraud.

(b) Upon the termination of this Agreement in accordance with the express terms of this Article 8, Sellers and the Partnership Group shall be free immediately to enjoy all rights of ownership of the Partnership Group and the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with Article 8, the Purchaser Parties shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Sellers or their Affiliates (including the Partnership Group and the Assets) provided to Purchaser Parties or any of their Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to Sellers or any Person that is an Affiliate of Sellers or any of their respective Representatives relating to or arising out of this Agreement, the Committed Financing or any other Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Sellers nor any Person that is an Affiliate of Sellers nor any of their respective Representatives shall have any rights or claims against any Financing Sources hereunder or thereunder. As used in this Agreement, the term “Financing Sources” means any agent, arranger, lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, the Committed Financing or any other Financing, or any of such Person’s affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, members, managers, controlling Persons, agents and representatives and any successors or assigns of any of the foregoing.

Article 9

TAX MATTERS

Section 9.1 Tax Returns. Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to any Partnership Group Member in a manner consistent with past practice (except as required by applicable Law) and shall pay (or cause to be paid) all Taxes required to be paid with respect to such Tax Returns.

Section 9.2 Tax Cooperation. The Purchaser Parties and Sellers shall reasonably cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Partnership Group.

Section 9.3 Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 9 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 9.4 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Purchaser Parties; provided, however, any Transfer Taxes or other Taxes imposed on or payable in connection with the Restructuring shall be borne by Sellers. The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns, promptly provide a copy of such Tax Return to the other Party, and pay such Transfer Taxes. Sellers and the Purchaser Parties shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The amount of any Transfer Taxes due with respect to any Tax Return to be filed by Sellers under this Section 9.4 shall be promptly paid by the Purchaser Parties to Sellers after receipt of written request therefore and a copy of such Tax Return.

Section 9.5 Purchase Price Allocation. Sellers shall provide the Purchaser Parties a draft Tax Allocation of the Purchase Price within thirty (30) days after the Closing Date. The Purchaser Parties and Sellers shall use commercially reasonable efforts to agree, within sixty (60) days after the Closing Date, to an allocation of the Purchase Price (and any other item included in computing consideration for applicable U.S. federal (and applicable state and local) for income tax purposes to the extent known at such time) among the six categories of assets specified in Part II of IRS Form 8594 in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (provided, that for the avoidance of doubt, any portion of the consideration allocable to (A) CR Royalties Management and CrownRock Finance will not be further allocated among the assets of CR Royalties Management and CrownRock Finance, respectively; and (B) CR Royalties will be allocated among the assets of CR Royalties in a manner consistent with Section 751 and 755 of the Code) (the “Tax Allocation”). If Sellers and the Purchaser Parties reach an agreement with respect to the Tax Allocation, (i) the Purchaser Parties and Sellers shall use commercially reasonable efforts to update the Tax Allocation in accordance with Sections 1060 and 755 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) the Purchaser Parties and Sellers shall, and shall cause their Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 and any statements required under Treasury Regulation Section 1.751-1(a)(3), which the Purchaser Parties and Sellers shall file with the IRS, and neither Sellers nor the Purchaser Parties shall take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceeding in connection with such Tax Allocation. If Sellers and the Purchaser Parties are unable to resolve their differences and mutually agree on a Tax Allocation within sixty (60) days after the Closing Date (or such other time period as mutually agreed by Sellers and the Purchaser Parties in writing), then each of Sellers and the Purchaser Parties shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith.

Section 9.6 Amended Returns. Unless required by applicable Law or except as set forth below, no amended Tax Return with respect to a Tax period (or portion thereof) ending on prior to the Closing Date shall be filed by or on behalf of a Partnership Group Member without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 9.7 Section 754 Election.

Each Seller shall, to the extent applicable and within its control, cause CR Royalties to have in effect a valid election under Section 754 of the Code (and any comparable elections for any applicable state or local income Tax purposes) for the taxable year ending December 31, 2023.

Section 9.8 Push Out Election. In the event that CR Royalties receives a notice of final partnership adjustment as described in Section 6226 of the Code with respect to a U.S. federal income Tax Return for any Tax period ending on or before the Closing Date, Sellers or any Affiliate thereof, as applicable, shall cooperate with the Purchaser Parties to cause CR Royalties to make (and shall cooperate with CR Royalties’ “partnership representative” to make) an election under Section 6226(a) of the Code with respect to such Tax period.

Section 9.9 Final Tax Liability. Not later than one hundred and eighty (180) days after the Closing, the Sellers shall deliver a draft of (i) the calculation of the Final Tax Liability and (ii) the calculation of the Permitted Tax Distribution Surplus, or the Permitted Tax Distribution Shortfall, as the case may be, together with all supporting documentation and workpapers with respect to such Tax Return and calculations, to the Purchaser Parties for their review and comment. Such calculations shall be prepared in a manner consistent with past practices, unless required by applicable Law. Sellers will incorporate the reasonable comments of the Purchaser Parties when preparing the calculation of the Final Tax Liability. If Sellers and the Purchaser Parties are unable to resolve their differences and mutually agree on the Final Tax Liability within thirty (30) days of the Purchaser Parties’ receipt of such drafts (or such other time period as mutually agreed by Sellers and the Purchaser Parties in writing), the Independent Accountants shall resolve such differences and shall determine the Final Tax Liability using the procedures set forth in Section 2.2(c) to the extent applicable. The determination of Final Tax Liability, and the corresponding determination of the Permitted Tax Distribution Shortfall or the Permitted Tax Distribution Surplus, as the case may be, by agreement of the Parties or by the Independent Accountants shall be binding on the Parties. Purchaser shall pay the amount of the Permitted Tax Distribution Shortfall to Sellers, if applicable, and Sellers shall pay the amount of the Permitted Tax Distribution Surplus to Purchaser, if applicable, in each case no later than five (5) Business Days after such amounts become final and binding by wire transfer of immediately available funds to an account designated by such Party in writing.

Article 10

TITLE & environmental MATTERS

Section 10.1 Notice of Title Defects; Title Defect Adjustments.

(a) Title Defect Notices. On or before the Defect Claim Date, Purchasers have the right but not the obligation to deliver claim notices to Sellers meeting the requirements of this Section 10.1(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Purchasers’ reasonable opinion, constitute Title Defects and that Purchasers intend to assert as a Title Defect pursuant to this Section 10.1. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the Well, DSU or Midstream Asset (and if a Well or DSU, the applicable Target Formation) affected by the Title Defect (such Well, DSU or Midstream Asset, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Sellers to identify the existence of the alleged Title Defect and (v) the amount by which Purchasers reasonably believe the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Purchasers’ belief is based. To give Sellers an opportunity to commence reviewing and curing Title Defects, Purchasers agree to use commercially reasonable efforts to give Sellers bi-weekly written notice prior to the Defect Claim Date of all Title Defects discovered by Purchasers during the preceding two (2) week period, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that failure of Purchasers to provide such preliminary notice of any Title Defect shall not constitute a waiver of, or otherwise prejudice in any respect, Purchasers’ right to assert any Title Defect on or before the Defect Claim Date in accordance with this Section 10.1(a). Purchasers shall also promptly furnish Sellers with written notice of any Title Benefit which is discovered by Purchasers or their representatives during Purchasers’ due diligence with respect to the Assets prior to the Defect Claim Date. Subject always to Purchasers’ conditions to Closing in Section 6.2(a) and Section 6.2(f), Purchasers shall be deemed to have waived, and Sellers shall not have any liability for, any Title Defect that Purchasers fail to assert as a Title Defect by a Title Defect Notice received by Sellers on or before the Defect Claim Date.

(b) Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Purchasers on or before the Defect Claim Date a notice meeting the requirements of this Section 10.1(b) (collectively, the “Title Benefit Notices”, and each individually, a “Title Benefit Notice”) setting forth any additional matters that, in Sellers’ reasonable opinion, constitute Title Benefits and that Sellers intend to assert as a Title Benefit pursuant to this Article 10. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit, (ii) the Well or DSU and the applicable Target Formation affected by the Title Benefit (each, as applicable, a “Title Benefit Property”), (iii) the Allocated Value of the Title Benefit Property, (iv) supporting documents reasonably necessary for Purchasers to identify the existence of the alleged Title Benefit, and (v) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property should be increased by the alleged Title Benefit and the computations (with reasonable supporting detail) upon which Sellers’ belief is based. Sellers shall be deemed to have waived, and Purchasers shall not have any liability for, any Title Benefit that Sellers fail to assert as a Title Benefit by a Title Benefit Notice received by Purchasers on or before the Defect Claim Date.

(c) Sellers’ Right to Cure. Notwithstanding anything to the contrary herein, Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure, at any time prior to the expiration of the Cure Period, any Title Defects of which they have timely received a Title Defect Notice from Purchasers. If Sellers cure a Title Defect before Closing, no Purchase Price adjustment shall be made for such Title Defect. If Sellers have provided notice to Purchasers prior to or on the Closing Date that Sellers intend to attempt to cure the Title Defect during the Cure Period, then at Closing, subject to the Individual Title Defect Threshold and the Aggregate Deductible, Purchasers shall deposit into the Defect Escrow Account cash equal to the aggregate Title Defect Amount for all Title Defects that Sellers have elected to cure during the Cure Period to be held in the Defect Escrow Account pursuant to the terms hereof and the terms of the Defect Escrow Agreement, and the Cash Purchase Price shall be reduced by such Title Defect Amount. Subject to Section 10.1(i), promptly upon the first to occur of the cure of a Title Defect and the expiration of the Cure Period, the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Title Defect in the Defect Escrow Account to the applicable Party or Parties in accordance with the resolution of said matter in accordance with this Agreement. An election by Sellers to attempt to cure a Title Defect during the Cure Period shall be without prejudice to their rights under Section 10.1(i) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) Remedies for Title Defects. Subject to (v) Sellers’ continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (w) Seller’s conditions to Closing in Section 6.1 and right to terminate this Agreement prior to the Closing pursuant to Section 8.1, (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible and (z) Sellers’ ongoing right to cure any Title Defect under Section 10.1(c), if any Title Defect timely asserted by Purchasers in accordance with Section 10.1(a) is not waived in writing by Purchasers or cured by Closing, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of cure of such Title Defect or any associated Title Defect Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 10.1(i)), Sellers shall, at their sole option, elect in a writing delivered to Purchasers prior to the Closing, to either (i) reduce the Cash Purchase Price pursuant to Section 2.2(a) by the amount determined pursuant to Section 10.1(f) or Section 10.1(i) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”), (ii) cure such Title Defect following the Closing until the expiration of the Cure Period or (iii) if the aggregate Title Defect Amounts for any Well (as to all Target Formations produced from such Well) or DSU (as to all applicable Target Formations) is greater than or equal to eighty percent (80%) of the aggregate Allocated Values of the applicable Well (as to all Target Formations produced from such Well) or DSU (as to all applicable Target Formations), cause the Partnership to, prior to the Closing, assign, transfer and convey to one or more Sellers or their designee(s) the entirety of the applicable Well (as to all Target Formations produced from such Well) or DSU (as to all applicable Target Formations) together with all associated Assets in substantially the form of the assignment attached hereto as Exhibit H, in which event such Well (as to all Target Formations produced from such Well) or DSU (as to all applicable Target Formations) and associated Assets shall constitute Excluded Assets for all purposes of this Agreement and the Cash Purchase Price shall be reduced pursuant to Section 2.2(a) by an amount equal to the aggregate Allocated Values of such Well (as to all Target Formations produced from such Well) or DSU (as to all applicable Target Formations) and such associated Assets. If Sellers elect the remedy set forth in Section 10.1(d)(ii) but fail for any reason to cure such Title Defect prior to the expiration of the Cure Period, then Sellers shall elect for either the remedy in Section 10.1(d)(i) or Section 10.1(d)(iii) (if available) to apply to such Title Defect.

(e) Remedies for Title Benefits. If any Title Benefits are reported by Purchasers under Section 10.1(a) or identified by Sellers in accordance with Section 10.1(b), then in connection with the Closing (unless, as of the Closing, with respect to each Title Benefit Property, the Parties are in disagreement with respect to the existence of such Title Benefit or any associated Title Benefit Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 10.1(i)), any reductions to the Cash Purchase Price in respect of Title Defects and Environmental Defects pursuant to Section 2.2(a) shall be reduced (but never to an amount less than Zero Dollars ($0)) by an amount equal to the applicable Title Benefit Amount for any such agreed Title Benefits (or such amounts as are finally resolved pursuant to Section 10.1(i)). There shall be no net upward adjustment to the Cash Purchase Price on account of Title Benefits (even if the Title Benefit Amounts with respect to all agreed or finally determined Title Benefits exceed the aggregate amount of all Title Defect Amounts and Remediation Amounts hereunder).

(f) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i) if Sellers and Purchasers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an obligation, Encumbrance or burden that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully and finally discharge the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a decrease in the Net Revenue Interest for such Title Defect Property such that the actual Net Revenue Interest for such Title Defect Property for the applicable Target Formation is less than the Net Revenue Interest set forth in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 for such Title Defect Property for such Target Formation, and the Working Interest for such Title Defect Property for such Target Formation is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property for such Target Formation in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, provided that if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 10.1(f)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation; and

(v) notwithstanding anything to the contrary in this Article 10, except with respect to any Title Defect for which the Title Defect Amount is determined under Section 10.1(f)(ii) (but only in the case where the Partnership is liable for the obligations underlying such Title Defect and such obligations exceed the Allocated Value of the applicable Asset), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g) Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchasers and Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents an increase in the Net Revenue Interest for such Title Benefit Property such that the actual Net Revenue Interest for such Title Benefit Property for the applicable Target Formation is greater than the Net Revenue Interest stated in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 for such Title Benefit Property for such Target Formation, and the Working Interest for such Title Defect Property for such Target Formation is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property for such Target Formation in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, provided that if the increased Net Revenue Interest does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 10.1(g)(ii) shall be reduced to take into account the applicable time period only; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property and such other reasonable factors as are necessary to make a proper evaluation.

(h) Title Threshold and Aggregate Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Sellers hereunder for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed $250,000 (the “Individual Title Defect Threshold”); provided that, for clarity, a single Title Defect that affects multiple Title Defect Properties, shall be subject to a single application of the Individual Title Defect Threshold for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Defect Threshold; and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects actually cured by Sellers), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to Environmental Defects actually cured or Remediated by Sellers), less (3) the Title Benefit Amounts of all Title Benefits, in the aggregate, exceeds (B) the Aggregate Deductible, in which case Purchasers shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible.

(i) Title Dispute Resolution. Sellers and Purchasers shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, including any cure of any Title Defect, collectively “Title Disputes”) prior to the Closing. If the Parties are unable to agree to any Title Dispute prior to Closing, subject to the other terms of this Agreement, then the Parties shall proceed with the Closing and (x) at Closing, Purchasers shall deposit into the Defect Escrow Account cash equal to the aggregate disputed Title Defect Amount for all Title Disputes (after taking into account the Aggregate Deductible) to be held in the Defect Escrow Account pursuant to the terms hereof and the terms of the Defect Escrow Agreement and the Cash Purchase Price shall be reduced by such aggregate disputed Title Defect Amount and (y) following Closing, all Title Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 10.1(i). Any Title Disputes shall be submitted to an arbitrator who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles including properties in the regional area in which the Assets are located (the “Title Arbitrator”). If the Parties are unable to agree on the selection of the Title Arbitrator within ten (10) Business Days after the Parties agreeing to submit a Title Dispute to the Title Arbitrator for determination or, in the case where the Parties have not so agreed, within ten (10) Business Days after the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit a Title Dispute to arbitration in accordance with this Section 10.1(i), the AAA shall make the necessary appointment (which Title Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 10.1(i). The Parties, within ten (10) days after the Title Arbitrator is appointed and is under engagement, shall submit written summaries of their positions regarding each Title Dispute. Once appointed, the Title Arbitrator shall have no ex parte communications with any Party concerning any Title Disputes. The Parties shall instruct the Title Arbitrator to make a determination, choosing either Sellers’ position or Purchasers’ position with respect to each Title Dispute, whichever the Title Arbitrator determines complies more closely to the terms of this Agreement, within twenty (20) Business Days after the submission of the Parties’ summaries of the Title Disputes to the Title Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Title Arbitrator shall be borne one-half by Sellers and one-half by Purchasers. In making its determination, the Title Arbitrator shall be bound by the terms of Section 10.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Title Dispute. Sellers and Purchasers shall each bear their own legal fees and other costs of presenting their case to the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Dispute is to be taken into account as an adjustment to the Purchase Price, but such award was not taken into account pursuant to Section 2.2, then within ten (10) days after the Title Arbitrator delivers written notice to Purchasers and Sellers of its award with respect to a Title Dispute, and subject to Section 10.1(h), the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Title Dispute in the Defect Escrow Account to the applicable Party or Parties in accordance with the award of the Title Arbitrator’s decision. Subject to satisfaction or waiver of the conditions to Closing in Section 6.1 and Section 6.2, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 10.1(i) with respect to any Title Defect properly asserted by Purchasers or any Title Benefit properly asserted by Sellers prior to Closing.

(j) Exclusive Remedy. Except for Purchasers’ conditions to Closing in Section 6.2, the provisions set forth in Section 10.1 shall be the exclusive right and remedy of Purchasers with respect to Sellers’ failure to have Defensible Title with respect to any Asset or any other title matter.

Section 10.2 Notice of Environmental Defects.

(a) Assertions of Environmental Defects. On or before the Defect Claim Date, Purchasers have the right but not the obligation to deliver claim notices to Sellers meeting the requirements of this Section 10.2(a) (collectively, the “Environmental Defect Notices,” and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Purchasers’ reasonable opinion, constitute Environmental Defects and that Purchasers intend to assert as Environmental Defects pursuant to this Section 10.2. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a reasonably detailed description of the alleged Environmental Defect (including the applicable Environmental Law(s) or Permits violated or implicated thereby), (ii) identification of the Asset affected by the alleged Environmental Defect (each such Asset, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, if any, (iv) supporting documents reasonably necessary for Sellers to identify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Purchasers reasonably assert is attributable to the alleged Environmental Defect. To give Sellers an opportunity to commence reviewing and Remediating or curing Environmental Defects, Purchasers agree to use their commercially reasonable efforts to give Sellers bi-weekly written notice prior to the Defect Claim Date of all Environmental Defects discovered by Purchasers during the preceding two (2) week period, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that the failure of Purchasers to provide such preliminary notice of any Environmental Defect shall not be deemed to constitute a waiver of, or otherwise prejudice in any respect, Purchasers’ right to assert an Environmental Defect on or before the Defect Claim Date in accordance with this Section 10.2(a). Purchasers’ calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Purchasers in calculating the Remediation Amount, including, if applicable, the standards that Purchasers assert must be met to comply with Environmental Laws. Subject always to Purchasers’ conditions to Closing in Section 6.2(a) and Section 6.2(f), Purchasers shall be deemed to have waived, and Sellers shall not have any liability for, any Environmental Defect that Purchasers fail to assert as an Environmental Defect by an Environmental Defect Notice received by Sellers on or before the Defect Claim Date.

(b) Sellers’ Right to Remediate. Notwithstanding anything to the contrary herein, if the Transition Services Agreement provides for field operating services, Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to Remediate, at any time prior to expiration of the Cure Period, any Environmental Defect of which they have timely received an Environmental Defect Notice from Purchasers. If Sellers complete Remediation in accordance with the requirements under applicable Environmental Law with respect to an Environmental Defect before Closing, no Purchase Price adjustment shall be made for such Environmental Defect. If Sellers elect to attempt to Remediate any Environmental Defect prior to the expiration of the Cure Period, Sellers shall use reasonable efforts to implement such Remediation in a manner which is consistent with the Reasonably Prudent Operator Response in a timely fashion for the type of Remediation that Sellers elect to undertake. If Sellers have provided notice to Purchasers prior to or on the Closing Date that Sellers intend to attempt to Remediate the Environmental Defect during the Cure Period, then at Closing, subject to the Individual Environmental Defect Threshold and the Aggregate Deductible, Purchasers shall deposit into the Defect Escrow Account cash equal to the aggregate Remediation Amount for all Environmental Defects that Sellers have elected to Remediate during the Cure Period to be held in the Defect Escrow Account pursuant to the terms hereof and the terms of the Defect Escrow Agreement, and the Cash Purchase Price shall be reduced by such Remediation Amount. Subject to Section 10.2(e), promptly upon the first to occur of Remediation of an Environmental Defect and the expiration of the Cure Period, the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Environmental Defect in the Defect Escrow Account to the applicable Party or Parties in accordance with the resolution of said matter in accordance with this Agreement. Subject to the Sellers’ rights under Section 10.2(e), upon the expiration of the Cure Period, the Parties shall execute and deliver a joint instruction to the Escrow Agent to release to Purchasers the cash held in the Defect Escrow Account in respect of any Environmental Defects Sellers fail to Remediate during such time period. An election by Sellers to attempt to Remediate an Environmental Defect during the Cure Period shall be without prejudice to their rights under Section 10.2(e) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect.

(c) Remedies for Environmental Defects. Subject to (v) Sellers’ continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (w) Sellers’ conditions to Closing in Section 6.1 and right to terminate this Agreement prior to the Closing pursuant to Section 8.1, (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible, and (z) Sellers’ ongoing right to Remediate any Environmental Defect under Section 10.2(b), if any Environmental Defect timely asserted by Purchasers in accordance with Section 10.2(a) is not waived in writing by Purchasers or fully Remediated by the Closing Date, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of such Environmental Defect or any associated Remediation or Remediation Amount, in each of which case the applicable Environmental Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 10.2(e)), Sellers shall, at their sole option, elect in a writing delivered to Purchasers prior to the Closing, to either (i) reduce the Cash Purchase Price pursuant to Section 2.2(a) by the Remediation Amount for such Environmental Defect as agreed to by the Parties or otherwise determined pursuant to Section 10.2(e) or (ii) Remediate such Environmental Defect following the Closing until the expiration of the Cure Period. If Sellers elect the remedy set forth in Section 10.2(c)(ii) but fail for any reason to Remediate such Environmental Defect prior to the expiration of the Cure Period, then Sellers shall elect for the remedy in Section 10.2(c)(i) to apply to such Environmental Defect.

(d) Environmental Threshold and Aggregate Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Sellers hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed $250,000 (the “Individual Environmental Defect Threshold”); provided, that (A) if an Environmental Defect that is not based on a physical condition and represents regulatory non-compliance with Environmental Law (such as missing or incorrect Permits or the failure to prepare and submit required plans, reports or other regulatory filings) that is present at multiple Assets, then the Remediation Amounts for such Environmental Defects may be aggregated for purposes of meeting the Individual Environmental Defect Threshold and (B) for clarity, if an Environmental Defect arising from a single physical event or condition at a singular Asset that spreads and impacts multiple adjacent Assets, then the Remediation Amount for such Environmental Defect will take into account all such affected Assets; and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Sellers hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to Environmental Defects that are actually Remediated by Sellers prior to Closing), plus (2) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects actually cured by Sellers), less (3) the Title Benefit Amounts of all Title Benefits, in the aggregate, exceeds (B) the Aggregate Deductible, in which case Purchasers shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible.

(e) Environmental Dispute Resolution. Sellers and Purchasers shall attempt in good faith to agree on all Environmental Defects, Remediation Amounts or the completion of Remediation with respect to an Environmental Defect Property (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”) prior to the Closing. If the Parties are unable to agree on any Environmental Dispute prior to Closing, then, subject to the other terms of this Agreement, the Parties shall proceed with the Closing and (x) at Closing, Purchasers shall be required to deposit into the Defect Escrow Account cash equal to the aggregate disputed Remediation Amount for all Environmental Disputes (after taking into account the Aggregate Deductible), to be held pursuant to the terms hereof and the terms of the Defect Escrow Agreement and the Cash Purchase Price shall be reduced by such aggregate disputed Remediation Amount and (y) following Closing, all Environmental Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 10.2(e). Any Environmental Disputes shall be submitted to an arbitrator, who shall be an environmental attorney or consultant with at least ten (10) years’ experience in environmental matters involving oil and gas properties including properties in the regional area in which the Assets are located (the “Environmental Arbitrator”). If the Parties are unable to agree on the selection of the Environmental Arbitrator within ten (10) Business Days after the Parties agreeing to submit an Environmental Dispute to the Environmental Arbitrator for determination or, in the case where the Parties have not so agreed, within ten (10) Business Days after the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit an Environmental Dispute to arbitration in accordance with this Section 10.2(e), the AAA shall make the necessary appointment (which Environmental Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 10.2(e). The Parties, within ten (10) days after the Environmental Arbitrator is appointed and is under engagement, shall submit written summaries of their positions regarding each Environmental Dispute. Once appointed, the Environmental Arbitrator shall have no ex parte communications with any Party concerning any Environmental Disputes. The Parties shall instruct the Environmental Arbitrator to make a determination, choosing either Sellers’ position or Purchasers’ position with respect to each Environmental Dispute, whichever the Environmental Arbitrator determines complies more closely to the terms of this Agreement, within twenty (20) Business Days after the submission of the Parties’ summaries of the Environmental Disputes to the Environmental Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Environmental Arbitrator shall be borne one-half by Sellers and one-half by Purchasers. In making its determination, the Environmental Arbitrator shall be bound by the terms of this Section 10.2 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. The Environmental Arbitrator may not award a Remediation Amount greater than the Remediation Amount asserted by Purchasers in the applicable Environmental Defect Notice. Sellers and Purchasers shall each bear their own legal fees and other costs of presenting their case to the Environmental Arbitrator. Within ten (10) days after the Environmental Arbitrator delivers written notice to Purchasers and Sellers of its award with respect to an Environmental Dispute, and, subject to Section 10.2(d), the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Environmental Dispute in the Defect Escrow Account to the applicable Party or Parties in accordance with the Environmental Arbitrator’s decision. Subject to satisfaction or waiver of the conditions to Closing in Section 6.1 and Section 6.2, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 10.2(e) with respect to any Environmental Defect properly asserted by Purchasers prior to Closing.

(f) Exclusive Remedy. Except for Purchasers’ conditions to Closing in Section 6.2 and right to terminate the Agreement prior to the Closing pursuant to Section 8.1, the provisions set forth in this Section 10.2 shall be the exclusive right and remedy of Purchasers with respect to any Environmental Defect with respect to any Asset or any other environmental matter.

Section 10.3 Casualty or Condemnation Loss. Sellers shall provide Purchasers prompt written notice if a Casualty or Condemnation Loss occurs prior to the Closing Date, which notice shall contain a description of such Casualty or Condemnation Loss, Sellers’ good faith estimate of the Damages associated with such Casualty or Condemnation Loss, the insurance policies (and associated coverage amounts and applicable deductibles), condemnation awards and claims available against Third Parties, in each case, in connection with such Casualty or Condemnation Loss, and the actions Sellers anticipate to take or that the Partnership Group will take to mitigate the effects of such Casualty or Condemnation Loss.

Article 11

MISCELLANEOUS

Section 11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 11.2 Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations or warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof. Notwithstanding the preceding sentence:

(a) liability for any Fraud shall survive the Closing; provided, however, that Sellers’ liability for any Fraud shall expire twelve (12) months after the Closing Date if the Purchaser Parties or one of their Affiliates has not obtained the R&W Insurance Policy within sixty (60) days after the Execution Date;

(b) liability for a Willful and Material Breach of any covenant, agreement or obligation hereunder shall survive the Closing for a period of twelve (12) months; provided, however, that Sellers’ liability for a Willful and Material Breach of any covenant, agreement or obligation hereunder shall survive the Closing for such period only if the Purchaser Parties or one of their Affiliates obtain the R&W Insurance Policy within sixty (60) days after the Execution Date; and

(c) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing shall survive after the Closing in accordance with their respective terms only for such periods as will be required to perform such covenants and agreements to complete the performance required thereby.

Following the Closing, the remedies set forth in this Agreement and the other Transaction Documents shall be sole and exclusive remedies for the Purchaser Parties and their Affiliates for any Damages or other claims relating to or arising out of this Agreement or the Transaction Documents; provided, further, that the remedy set forth in the Assignment Agreement shall be the sole and exclusive remedy for the Purchaser Parties and their Affiliates for any Damages or other claims relating to or arising out of a Seller’s Willful and Material Breach of any covenant, agreement or obligation hereunder.

Section 11.3 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative or automated reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to the Purchaser Parties:

Occidental Petroleum Corporation

5 Greenway Plaza, Suite 110

Houston, TX 77046

Attn: Vice President, Business Development

Email: Deal_Team@oxy.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main St.

Houston, Tx 77002

Attn:	Bill Finnegan

John Greer

Thomas Verity

Email:	Bill.Finnegan@lw.com

John.Greer@lw.com

Thomas.Verity@lw.com

If to Sellers:

CrownRock, L.P.

18 Desta Dr.

Midland, Texas 79705

Attn: Lee Dunn

Email: lee.dunn@crownquest.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, TX 77002

Attn: Stephen M. Gill

Email: sgill@velaw.com

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attn: Robert L. Kimball

Email: rkimball@velaw.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 11.4 Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement shall be consummated. For the avoidance of doubt, Sellers shall be solely responsible for and pay all Seller Transaction Expenses incurred on and after the Effective Date and shall not, on or after the Effective Date, cause the Partnership Group to pay any such Seller Transaction Expenses incurred on and after the Effective Date.

Section 11.5 Governing Law.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, MATTERS RELATING TO CLAIMS, CONTROVERSIES, OR DISPUTES OF ANY KIND OR NATURE AGAINST ANY FINANCING SOURCES THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT OR THE MERGER, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY COMMITTED FINANCING OR OTHER FINANCING TO BE CONSUMMATED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE ACQUISITION OF THE PARTNERSHIP INTERESTS, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS; PROVIDED THAT, THE PARTIES, WITH RESPECT TO MATTERS RELATING TO CLAIMS, CONTROVERSIES, DISPUTES OF ANY KIND OR NATURE AGAINST ANY FINANCING SOURCES THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR THE ACQUISITION OF THE PARTNERSHIP INTERESTS INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY COMMITTED FINANCING OR OTHER FINANCING TO BE CONSUMMATED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER, IRREVOCABLY SUBMIT EXCLUSIVELY TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND ANY APPELLATE COURTS THEREOF, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS AND AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM IN ANY FORUM OTHER THAN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN Section 11.3 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH PARTY HERETO WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY COMMITTED FINANCING OR OTHER FINANCING).

Section 11.6 Waivers. Any provision of this Agreement (including Exhibits and Schedules hereto) may be waived prior to the Effective Date if, and only if, such waiver is in writing and signed by the party against whom compliance is owed, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Transaction Documents, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 11.10 or to the definition of “Financing Sources” (or any other applicable defined term used in such provisions) shall be permitted in a manner adverse to any Financing Source without the prior written consent of the agents, arrangers, lenders and other entities that have committed to provide or arrange, or have entered into definitive agreements related to, the Committed Financing or any other Financing.

Section 11.10 No Third Party Beneficiaries. Except for the D&O Indemnified Parties, the Other Indemnitors and (solely with respect to Section 11.13) the Nonparty Affiliates, nothing in this Agreement shall entitle any Person other than the Purchaser Parties and Sellers to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 5.1(f) to the Persons described therein; provided that, notwithstanding the foregoing, each of Section 8.2(c), Section 11.5, Section 11.9, and this Section 11.10 are, solely to the extent applicable to the Financing Sources, intended to benefit and be enforceable by the Financing Sources.

Section 11.11 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 11.12 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 11.13 Affiliate Liability. All obligations and/or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (or any successor or permitted assign of any the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (collectively, the “Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise.

Section 11.14 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 11.15 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 11.16 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 11.16, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 11.16. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 11.17 Purchaser Parties. Purchasers and Parent shall be jointly and severally liable for all obligations and liabilities of the Purchaser Parties under this Agreement.

Section 11.18 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege. Recognizing that Vinson & Elkins L.L.P. (“V&E”) has acted as legal counsel to Sellers and the Partnership Group prior to the date hereof, and that V&E intends to act as legal counsel to Sellers, and its Affiliates after Closing, the Purchaser Parties hereby waive, on their own behalf and agree to cause their Affiliates, and each member of the Partnership Group (from and after Closing) to waive, any conflicts that may arise in connection with V&E representing Sellers or their Affiliates as such representation may relate to the Purchaser Parties or any member of the Partnership Group or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between Sellers and their Affiliates, on the one hand, and V&E, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not the Partnership Group Members). Accordingly, the Partnership Group Members shall not have access to any such communications or to the files of V&E relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after Closing, (i) Sellers and their Affiliates (and not the Partnership Group Members) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Partnership Group Members shall not be a holder thereof, (ii) to the extent that files of V&E in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not the Partnership Group Members) shall hold such property rights and (iii) V&E shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Partnership by reason of any attorney-client relationship between V&E and any member of the Partnership Group or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLERS:

CROWNROCK HOLDINGS, L.P.

By: CrownRock Holdings GP, LLC, its general partner

By:	/s/ Timothy M. Dunn
Name:	Timothy M. Dunn
Title:	Chief Executive Officer

CROWNROCK GP, LLC

By: CrownRock Holdings, L.P., its sole member

By: CrownRock Holdings GP, LLC, its general partner

By:	/s/ Timothy M. Dunn
Name:	Timothy M. Dunn
Title:	Chief Executive Officer

[Signature Page to Partnership Interest Purchase Agreement]

PURCHASERS:

CORAL HOLDINGS LP, LLC

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	Authorized Signatory

CORAL HOLDINGS GP, LLC

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	Authorized Signatory

PARENT:

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer

[Signature Page to Partnership Interest Purchase Agreement]

Appendix A

ATTACHED TO AND MADE A PART OF THAT
CERTAIN PARTNERSHIP INTEREST PURCHASE AGREEMENT,

DATED AS OF THE EXECUTION DATE

BY AND AMONG SELLERS AND THE PURCHASER PARTIES

DEFINITIONS

“2023 Audited Financials” means the audited consolidated balance sheet of the Partnership as of December 31, 2023, and the related audited consolidated statements of income and cash flows of the Partnership for the twelve (12)-month period ended December 31, 2023, which shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Partnership Financial Statements for the most recent fiscal year end.

“2024 Capital Expenditures Budget” has the meaning set forth in Section 5.4(a).

“2025 Capital Expenditures Budget” has the meaning set forth in Section 5.4(b).

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Acquisition Proposal” has the meaning set forth in Section 5.7(a).

“Affiliate” means, with respect to (1) any Person other than any Partnership Group Member, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person and (2) Sellers or any Partnership Group Member, LR-CrownRock New Holdings, L.P., a Delaware limited partnership, and its direct and indirect Subsidiaries. Notwithstanding anything to the contrary herein, (a) (i) prior to Closing, the Partnership Group (and each Partnership Group Member) shall be deemed to be Affiliates of Sellers, and not the Purchaser Parties, and (ii) from and after Closing, the Partnership Group (and each Partnership Group Member) shall be deemed to be Affiliates of the Purchaser Parties and (b) CrownQuest Operating shall be deemed to be an Affiliate of Sellers.

“Aggregate Deductible” means $200,000,000.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” means, in the case of each Well, DSU and Midstream Asset, the amount allocated to such Well, DSU or Midstream Asset by Purchasers as set forth in Schedule 1.1(d) – Part 1, Schedule 1.1(d) – Part 2 or Schedule 1.1(d) – Part 3, as applicable. For the avoidance of doubt, the Allocated Value shall be considered the amount allocated to such assets solely for the purposes of this Agreement and shall not be used for any Tax purposes.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“ASA Documents” means (i) that certain Second Amended and Restated Administrative Support Agreement, dated August 21, 2018, among the Partnership, Limited Partner and CrownQuest Operating and (ii) all ancillary agreements (including operating agreements) that have been entered into by the parties to such Second Amended and Restated Administrative Support Agreement in accordance with such agreement, in each case of clause (i) and (ii), as such agreements may be amended or modified from time to time.

“Assets” means all of the assets and properties of the Partnership Group, including, for the avoidance of doubt, all Midstream Assets.

“Assignment Agreement” means the assignment of Partnership Interests substantially in the form attached hereto as Exhibit A assigning the LP Interests to LP Purchaser and the GP Interests to GP Purchaser.

“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe benefit policy, plan, program or arrangement.

“BofA” has the meaning set forth in Section 4.8(a).

“Bondholder Reports” means the Partnership’s (i) Annual Report to Holders of 5.625% Senior Notes due 2025 and 5.00% Senior Notes due 2029 for the fiscal year ended December 31, 2021, (ii) Annual Report to Holders of 5.625% Senior Notes due 2025 and 5.00% Senior Notes due 2029 for the fiscal year ended December 31, 2022, (iii) Quarterly Report to Holders of 5.625% Senior Notes due 2025 and 5.00% Senior Notes due 2029 for the quarterly period ended March 31, 2023, (iv) Quarterly Report to Holders of 5.625% Senior Notes due 2025 and 5.00% Senior Notes due 2029 for the quarterly period ended June 30, 2023 and (v) Quarterly Report to Holders of 5.625% Senior Notes due 2025 and 5.00% Senior Notes due 2029 for the quarterly period ended September 30, 2023, in each case as provided to Purchasers.

“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests and other similar burdens upon, measured by, or payable out of production of Hydrocarbons (excluding, for the avoidance of doubt, any Taxes).

“Burdensome Condition” has the meaning set forth in Section 5.2(d).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas.

“Business Employees” has the meaning set forth in Section 3.28(a).

“Canvasback Properties” has the meaning set forth in Section 3.8(j).

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Casualty or Condemnation Loss” means any event that causes any portion of the Assets to be damaged or destroyed by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or similar casualty or is taken in condemnation or under right of eminent domain, in each case, between the Execution Date and the Closing Date.

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing” has the meaning set forth in Section 7.1.

“Closing Adjustment” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Statement” has the meaning set forth in Section 2.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.8(a).

“Committed Financing” has the meaning set forth in Section 4.8(a).

“Company Insurance Policies” has the meaning set forth in Section 3.36.

“Compression Services Contract” means that certain Compression Services Contract, dated as of November 22, 2023, by and between CrownQuest Operating and the Partnership.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Partnership and Occidental Oil and Gas Corporation, dated September 18, 2023.

“Confidentiality Restrictions” has the meaning set forth in Section 5.3(b).

“Contracting Parties” has the meaning set forth in Section 11.13.

“Contracts” means all contracts, agreements, or other legally binding arrangements presently existing to which any Partnership Group Member is a party or by which any Partnership Group Member is bound or to which any of the Assets or the Partnership Group Interests is subject, but excluding master services agreements, the Leases, the Surface Contracts, and any other instrument creating or memorializing the ownership of any Real Property Interests or Surface Contracts included in the Assets.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creditors’ Rights” has the meaning set forth in Section 3.4.

“CrownRock Assignment Agreement” means the assignment of equity interests of AcquisitionCo substantially in the form attached hereto as Exhibit I assigning the equity interests of AcquisitionCo to LP Purchaser or its designee.

“CrownRock Finance” means CrownRock Finance, Inc., a Delaware corporation.

“CrownQuest Operating” means CrownQuest Operating, LLC, a Texas limited liability company.

“CrownRock-Related Assets” means the assets of CrownQuest Operating set forth on Schedule 1.1(a), as may be amended pursuant to Section 5.19(e)(iii).

“CrownRock-Related Liabilities” means the liabilities of CrownQuest Operating set forth on Schedule 1.1(b), as may be amended pursuant to Section 5.19(e)(iii).

“CR Royalties” means CR Royalties, L.P., a Delaware limited partnership.

“CR Royalties Management” means CR Royalties Management, LLC, a Delaware limited liability company.

“Cure Period” means (a) with respect to Title Defects, ninety (90) days following the Closing Date, and (b) with respect to Environmental Defects, if the Transition Services Agreement provides for field operating services, the earlier of (x) ninety (90) days following the Closing Date and (y) the termination of such field operating services pursuant to the Transition Services Agreement.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory, prepaid expenses and other current assets, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Partnership Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes (excluding any deferred Tax liabilities) and accrued expenses, the current portion of long term debt and any debt under the Partnership RBL, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Partnership Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities for the transfer of the Partnership Interests to Purchasers that are customarily obtained after the transfer of similar Interests.

“D&O Indemnified Parties” has the meaning set forth in Section 5.15(a).

“D&O Tail Policy” has the meaning set forth in Section 5.15(b).

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from such matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity.

“Debt Commitment Letter” has the meaning set forth in Section 4.8(a).

“Deed” means a general warranty deed, substantially in the form attached hereto as Exhibit E, duly executed with the appropriate acknowledgement form and otherwise in proper form for recording so as to convey title to the subject real property.

“Defect Claim Date” means January 31, 2024.

“Defect Escrow Account” means the account established pursuant to the terms of the Defect Escrow Agreement.

“Defect Escrow Agreement” means, if required pursuant to the terms of Article 10, a customary escrow agreement by and among Sellers, Purchasers and Escrow Agent, in form and substance reasonably satisfactory to Sellers, Purchasers and Escrow Agent, to be entered into on Closing Date.

“Defect Escrowed Amount” means the aggregate amount of funds (if any) to be deposited into the Defect Escrow Account at Closing pursuant to the terms of Article 10.

“Defensible Title” means such right, title and interest of the Partnership Group as of the Effective Date and the Closing that, subject to Permitted Encumbrances, is (x) deducible of record or (y) beneficial title evidenced by (I) unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, production sharing agreements, allocation agreements, unitization agreements or similar agreements or (II) applicable Laws, as to the applicable Target Formation:

(a) with respect to each Well and DSU, entitles the Partnership Group to receive not less than the Net Revenue Interest shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable, for such Well or DSU throughout the productive life of such Well or DSU, except for (i) decreases in connection with those operations in which the Partnership Group may from and after the Execution Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (iv) decreases resulting from any reversion of interest in a Well or DSU to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent (provided that, if such non-consent election occurred prior to the Execution Date, such reversion in interest is properly reflected in the “APO” and “BPO” interest for the applicable Well or DSU in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable);

(b) with respect to each Well or DSU, obligates the Partnership Group to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well or DSU of not more than the Working Interest shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 for such Well or DSU throughout the productive life of such Well or DSU, except (i) increases resulting from contribution requirements with respect to defaulting Third Party co-owners from and after the Execution Date under applicable operating agreements or applicable Law, (ii) increases to the extent that such increases are accompanied by a proportionate increase in the Partnership Group’s Net Revenue Interest with respect to such Well or DSU, (iii) increases resulting from the carrying of non-participating interest owners or co-tenants with respect to the drilling of any Well from and after the Execution Date and (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement;

(c) with respect to each Midstream Asset, entitled the Partnership Group to Good Title to such Midstream Assets; and

(d) is free and clear of Encumbrances.

“Disputed Amounts” has the meaning set forth in Section 2.2(c).

“Division Companies” has the meaning set forth in Section 5.19(e).

“Divisive Merger Agreement” has the meaning set forth in Section 5.19(e).

“Dollars” means U.S. Dollars.

“DSU” means each designated spacing unit described on Schedule 1.1(d) – Part 2, including the Leases (or portion thereof) included in or constituting such designated spacing unit but, in each case, only as to the Target Formation(s) for such designated spacing unit set forth on Schedule 1.1(d) – Part 2.

“Effective Date” means January 1, 2024.

“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Arbitrator” has the meaning set forth in Section 10.2(e).

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes an Asset (or Sellers or any Partnership Group Member with respect to an Asset) not to be in compliance with any Environmental Law; (b) the existence with respect to the Asset or their operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Asset for which Remediation is presently required under Environmental Laws; or (c) any condition, act or omission with respect to an Asset or operation thereof that gives rise to liabilities or obligations under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to an Asset, including any Well or Midstream Asset.

“Environmental Defect Notice” or “Environmental Defect Notices” have the meanings set forth in Section 10.2.

“Environmental Defect Property” has the meaning set forth in Section 10.2(a).

“Environmental Disputes” has the meaning set forth in Section 10.2(e).

“Environmental Laws” means, as the same have been amended as of the Execution Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, or natural resource damages, including any such law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, and their implementing regulations, along with and all similar state or local acts and regulations, including any environmental laws regulated by or delegated to the Texas Railroad Commission under Texas Water Code or the Memorandum of Understanding between the Railroad Commission of Texas (RRC) and the Texas Commission on Environmental Quality (TCEQ).

“Environmental Liabilities” means all costs, Damages, expenses, liabilities, obligations, and other responsibilities with respect to, relating to, or arising from or under Environmental Laws, Third Party claims relating to contamination or pollution of the environment, or relating to Hazardous Substances, and which relate to the Assets or the ownership or operation of the same.

“Equipment” has the meaning set forth in Section 3.17(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity under common control with any member of the Partnership Group within the meaning of Section 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder.

“Escrow Agent” means Wells Fargo Bank, National Association, or, if Wells Fargo Bank, National Association is unable or unwilling to serve as Escrow Agent, an escrow agent mutually acceptable to the Parties.

“Estimated Tax Liability” means, with respect to any fiscal quarter ending in the Tax Distribution Period, the product of (x) the Tax Rate, multiplied by (y) the aggregate amounts of net taxable income or gain of the Partnership Group (taking into account all available deductions (whether included in “ordinary income” or as separately stated items (e.g., cost depletion, IDC deductions, and interest expense deductions (subject to any limitations)) but excluding any taxable income or gain arising out of, or resulting from (i) the Assets or Persons retained by Sellers or their respective Affiliates pursuant to the Restructuring or otherwise, (ii) the transactions contemplated by this Agreement, (iii) any period other than the Tax Distribution Period, and (iv) income earned by CR Royalties that resulted in either (x) taxable income or gain recognized by CR Royalties Management or (y) an adjustment to the basis of the equity interests of CR Royalties) that are attributable to such fiscal quarter, which are expected to be allocated to the direct or indirect owners of Limited Partner for U.S. federal income Tax purposes, which such estimate shall be calculated in a manner consistent with past practice, except as required by applicable Law.

“Exchange Act” shall mean the United States Securities Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means any assets that are finally excluded from the transactions contemplated hereby pursuant to the terms of this Agreement.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Existing 2025 Notes” means $1,185,000,000 original principal amount of the Partnership’s and CrownRock Finance’s Senior Notes due 2025.

“Existing 2025 Notes Documentation” means the documentation governing the Existing 2025 Notes.

“Existing 2025 Notes Payoff Amount” has the meaning set forth in Section 5.20(a).

“Existing 2029 Notes” means $400,000,000 original principal amount of the Partnership’s and CrownRock Finance’s Senior Notes due 2029.

“Existing 2029 Notes Documentation” means the documentation governing the Existing 2029 Notes.

“Existing 2029 Notes Offer” has the meaning set forth in Section 5.20(b).

“Existing 2029 Notes Offer Documents” has the meaning set forth in Section 5.20(b).

“Existing 2029 Notes Payoff Amount” has the meaning set forth in Section 5.20(a).

“Existing Company Notes” means the Existing 2025 Notes and the Existing 2029 Notes.

“Family Member” means the individuals set forth in Schedule 1.1(e).

“Final Tax Liability” means the product of (x) the Tax Rate, multiplied by (y) the aggregate amounts of net taxable income or gain of the Partnership Group (taking into account all available deductions (whether included in “ordinary income” or as separately stated items (e.g., cost depletion, IDC deductions, and interest expense deductions (subject to any limitations)) but excluding any taxable income or gain arising out of, or resulting from (i) the Assets or Persons retained by Sellers or their respective Affiliates pursuant to the Restructuring or otherwise, (ii) the transactions contemplated by this Agreement, and (iii)  income earned by CR Royalties that resulted in either (x) taxable income or gain recognized by CR Royalties Management or (y) an adjustment to the basis of the equity interests of CR Royalties) that are attributable solely to the Tax Distribution Period and expected to be included in the U.S. federal income Tax Return of Limited Partner that is filed with respect to the Tax Distribution Period.

“Financial Statements” has the meaning set forth in Section 4.14(a).

“Financing” has the meaning set forth in Section 5.21(e).

“Financing Sources” has the meaning set forth in Section 8.2(c).

“Fraud” means actual and intentional fraud, and more specifically, shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article 3 (with respect to Sellers) and Article 4 (with respect to the Purchaser Parties), as applicable, with the intent that the other party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Partner” has the meaning set forth in the Preamble of this Agreement.

“Good Title” shall mean such right, title and interest as to all of the Midstream Assets so as to allow the Partnership Group to successfully defend against any adverse title claim, and is free and clear of all Encumbrances, in each case, subject to Permitted Encumbrances.

“Governmental Authority” means any government or instrumentality, subdivision, court, legislature, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“GP Interests” has the meaning set forth in the Recitals.

“GP Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos or asbestos-containing materials, produced water, polychlorinated biphenyls, or per- or poly-fluoroalkyl substances.

“Headquarters Property” means the property located at 18 Desta Drive, Midland, Texas 79705.

“Hedge Losses” means, with respect to the Terminated Hedging Portfolio, the amount Sellers are obligated to pay to the applicable counterparty (under the terms of such Hedging Transactions), without offset or netting of amounts under any other Hedging Transaction with the counterparty, including any liquidation or termination fees or payments upon the liquidation or termination of the same.

“Hedging Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, “over the counter” or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions that is intended to hedge the risks associated with the production of Hydrocarbons.

“HQ Contribution” has the meaning set forth in Section 5.19(d).

“HQ Distribution” has the meaning set forth in Section 5.19(d).

“HQ Holdco” has the meaning set forth in Section 5.19(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) obligations of such Person with respect to unpaid management fees, (d) all deposits and monies received in advance, (e) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (f) obligations of such Person to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, (g) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (h) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (i) indebtedness, commitment fees or other obligations of such Person with respect to the Existing Company Notes and the Partnership RBL and (j) indebtedness of others as described in clauses (a) through (i) above guaranteed by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Independent Accountant” has the meaning set forth in Section 2.2(c).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 10.2(d).

“Individual Title Defect Threshold” has the meaning set forth in Section 10.1(h).

“Intellectual Property License Agreement” means the intellectual property license agreement substantially in the form attached hereto as Exhibit J pursuant to which the Partnership grants CrownQuest Operating a license over certain proprietary intellectual property that is being transferred in connection with the transactions.

“Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interest Reduction” has the meaning set forth in subparagraph (a) of the definition of “Permitted Encumbrances”.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“IP Assignment Agreement” means the assignment of intellectual property substantially in the form attached hereto as Exhibit D assigning the Seller Marks from the Partnership to Spade Ranch Holdco.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means information actually and personally known by such individual.

“Laws” means all Permits, statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees, rulings, or orders of any Governmental Authority.

“Leakage” means any of the following, without duplication, to the extent occurring during the period after the Effective Date and prior to Closing, but excluding any Permitted Leakage: (a) any dividend or distribution of profits or assets (whether in cash or in kind) declared, paid or made (whether actual or deemed) by a Partnership Group Member to Sellers or any of its Affiliates (other than the Partnership Group) in respect of any Interests of a Partnership Group Member, or otherwise (which includes, for the avoidance of doubt, any tax distributions made with respect to a tax year ending on or prior to December 31, 2023); (b) any payments made or agreed to be made by a Partnership Group Member to Sellers or any of their Affiliates (other than the Partnership Group), in respect of any Interests of a Partnership Group Member being issued, redeemed, purchased or repaid, or any other return of capital; (c) the amount of any Hedge Losses incurred by the Partnership Group after the Effective Date and prior to Closing; (d) the forgiveness, release or waiver by a Partnership Group Member of any Indebtedness or other debt or of any claim of rights outstanding against the Sellers or any of their Affiliates (other than the Partnership Group); (e) the payment of any Seller Transaction Expenses for which the Partnership Group is liable, on behalf of Sellers or their Affiliates, or which the Partnership Group pays for the benefit of Sellers or their Affiliates prior to the Closing; (f) the payment or incurrence of any Seller Taxes by a Partnership Group Member; (g) any costs incurred to cure any Title Defect or Environmental Defect; (h) payments made to pay off in full the existing mortgage debt on the Headquarters Property pursuant to Section 5.19(d); and (i) the making of or entering into of any agreement or binding arrangement relating to any of the foregoing matters. For the avoidance of doubt, in no event shall the payment of any insurance premiums or deductibles by the Partnership Group with respect to the insurance policies maintained for the benefit of the Partnership Group by Sellers or their Affiliates or compliance with any Related Party Contracts existing as of the date of this Agreement be deemed Leakage.

“Leases” has the meaning set forth in the definition of “Real Property Interests” in this Appendix A.

“Licensed Seismic Data” has the meaning set forth in Section 5.23.

“Limited Partner” has the meaning set forth in the Preamble of this Agreement.

“Litigation” has the meaning set forth in Section 5.22.

“LP Interests” has the meaning set forth in the Recitals.

“LP Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (a) Parent shall have the Required Financial Information, (b) all conditions to the obligations of the Purchaser Parties set forth in Section 6.2 (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) shall have been satisfied or, to the extent permitted by applicable Law, waived and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were scheduled for any day during such fifteen (15) consecutive Business Day period (except for any such conditions that have been waived, to the extent permitted by applicable Law); provided, that (i) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 16, 2024, then such fifteen (15) consecutive Business Day period shall not commence until September 3, 2024, (ii) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 20, 2024, then such fifteen (15) consecutive Business Day period shall not commence until January 6, 2025, (iii) July 5, 2024, November 27, 2024 and November 29, 2024 shall be deemed not to be Business Days for purposes of calculating such fifteen (15) consecutive Business Day period (provided, for the avoidance of doubt, that such exclusions shall not restart such period) and (iv) the Marketing Period shall not be deemed to have commenced if, after the Execution Date and prior to the completion of such fifteen (15) consecutive Business Day period, BDO USA, LLP (or any other auditor to the extent financial statements audited by such auditor are included in the Required Financial Information) shall have withdrawn its audit opinion with respect to the audited financial statements of the Partnership that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by BDO USA, LLP or such auditor (or another nationally-recognized independent public accounting firm); provided, further, that if Sellers shall in good faith reasonably believe they have provided the Required Financial Information and that the Marketing Period has commenced, they may deliver to Parent a written notice to that effect (stating when they believe they completed such delivery and when they believe such period has commenced), in which case, the Marketing Period shall be deemed to have commenced on the first (1st) Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within five (5) Business Days after the delivery of such notice by Sellers, delivers a written notice to Sellers to that effect (setting forth with reasonable specificity what Required Financial Information has not been provided); provided, that such written notice from Parent to the Sellers will not prejudice the Sellers’ right to assert that the Required Financial Information was, in fact, delivered and the Marketing Period has commenced. For the avoidance of doubt, once the “Marketing Period” has commenced and then been completed in accordance with the definition hereof, there shall not be a subsequent “Marketing Period” under this Agreement.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition that individually or in the aggregate, (a) has been, or would reasonably be likely to be, materially adverse to the business, liabilities, financial condition or results of operations of such Person, or (b) materially and adversely affects or delays the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in the aggregate, shall be deemed to constitute or contribute to a “Material Adverse Effect,” or otherwise be taken into account when determining whether a “Material Adverse Effect” has occurred or is existing: (i) any change or prospective change in applicable Laws, other legal or regulatory conditions or GAAP or other accounting standards or the interpretation or enforcement thereof, or that result from any action taken for the purpose of complying with any of the foregoing; (ii) economic, political, or business conditions (including changes in such conditions) or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation or general worsening of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (viii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (ix) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (x) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (xi) any actions taken or omitted to be taken by a Party at the written direction of the other Parties (for the avoidance of doubt, any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction” of the Party); (xii) any change, in and of itself, in the market price or trading volume of such Person’s securities or any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect) or (xiii) any change resulting or arising from the taking of, or the failure to take, any action by the Purchaser Parties or any of their Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Sellers in writing; provided, that the exceptions in clauses (i), (ii), (iii), (v) and (vi) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which such Person’s assets are located.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Midstream Assets” means all Hydrocarbon and water midstream and gathering infrastructure held by the Partnership Group, including all tubing, pumps, pipes, pipelines, gathering systems, valves, fittings, meters, motors, compressors, compression equipment, line fill, scrubbers, process piping and vessels, spare parts and materials, pipeline markers, vents, measurement equipment, regulators, gathering lines, fittings, pig launching and receiving equipment, dehydration units, tanks, traps, cathodic protection systems, chemical inventories and chemical treatment systems, separation facilities, instrumentation, control devices, all cabling, wiring, conduit and cable tray associated with the foregoing equipment and systems, structures and materials.

“Net Revenue Interest” means, with respect to any Well or DSU, the applicable Partnership Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well or DSU from the applicable Target Formation(s), in each case, after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of Hydrocarbon production therefrom.

“Net Working Capital” means (a) the Current Assets of the Partnership Group, less (b) the Current Liabilities of the Partnership Group, determined as of the open of business on the Effective Date.

“Non-Solicit Period” means the period beginning on the date of this Agreement and continuing through the date that is eighteen (18) months after the first to occur of the Closing Date or the date that this Agreement is terminated in accordance with the express terms of Article 8 herein.

“Nonparty Affiliates” has the meaning set forth in Section 11.13.

“NORM” means naturally occurring radioactive material.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Other Indemnitors” has the meaning set forth in Section 5.15(c).

“Outside Date” means the date that is twelve (12) months after the Execution Date; provided, however, that if any of the conditions precedent to Closing contained in Section 6.1(c) (No Action), Section 6.1(d) (Regulatory Approval), Section 6.2(c) (No Action) or Section 6.2(d) (Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions precedent to Closing set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), then the Outside Date will automatically be extended to the date that is eighteen (18) months after the Execution Date; provided, further, that if at the end of the eighteen (18) month period described in the preceding proviso, (i) any of the conditions precedent to Closing contained in Section 6.1(c) (No Action), Section 6.1(d) (Regulatory Approval), Section 6.2(c) (No Action) or Section 6.2(d) (Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions precedent to Closing set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), (ii) any administrative or judicial action or proceeding instituted by (A) any Governmental Authority challenging any transaction contemplated by this Agreement as violative of any Antitrust Law (or any related appeal) or (B) any Party or its Affiliates against a Governmental Authority (x) regarding the lawfulness of any transaction contemplated by this Agreement with respect to any Antitrust Law (or any related appeal) or (y) seeking a declaratory judgment, injunction or similar relief, in each case of (A) and (B), is pending and the Purchaser Parties shall have obtained committed financing from a nationally recognized banking institution the aggregate proceeds of which are sufficient to pay the Transaction Uses, of a duration that will last through the Outside Date as extended pursuant to this provision, and reasonably acceptable to Sellers, then the Outside Date may, at the sole discretion of the Purchaser Parties, be extended to the date that is twenty-four (24) months after the Execution Date; provided, further, that if the Outside Date is a date that is after the start of a Marketing Period and before the end of such Marketing Period, and all conditions precedent to Closing set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), the Outside Date will automatically be extended to the date that is three (3) Business Days following the final day of such Marketing Period.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Parent Common Stock” means the common stock, par value $0.20 per share, of Parent.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 1, 2018.

“Partnership Financial Statements” has the meaning set forth in Section 3.32(a).

“Partnership Group” means the Partnership and each of its Subsidiaries.

“Partnership Group Interests” has the meaning set forth in Section 3.14(a).

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Independent Petroleum Engineers” means Cawley, Gillespie & Associates.

“Partnership Intellectual Property Rights” has the meaning set forth in Section 3.33(a).

“Partnership Interests” has the meaning set forth in the Recitals.

“Partnership Organizational Documents” has the meaning set forth in Section 3.14(a).

“Partnership RBL” means, as amended, that certain Fifth Amended and Restated Credit Agreement, dated as of February 9, 2019, by and among the Partnership, JPMorgan Chase Bank, N.A., as Administrative Agent (defined therein) and as LC Issuer (defined therein) and the Lenders (defined therein) party thereto.

“Partnership RBL Payoff Amount” has the meaning set forth in Section 5.20(a).

“Partnership Systems” has the meaning set forth in Section 3.33(d).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“PATRIOT Act” has the meaning set forth in Section 5.21(e).

“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority.

“Permitted Commitment Reductions” has the meaning set forth in Section 5.21(a).

“Permitted Encumbrances” means any or all of the following:

(a) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, back-in interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (i) reduce the Partnership Group’s Net Revenue Interest below that shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable, (ii) increase the Partnership Group’s Working Interest above that shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable, without a proportionate increase in the Net Revenue Interest of the Partnership Group, or (iii) materially and adversely interfere with the use, ownership or operation of any of the Wells or Midstream Assets as they are currently used, owned or operated (each of clauses (i) through (iii), an “Interest Reduction”);

(b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, except to the extent causing any Interest Reduction;

(c) Preferential Rights, consent requirements, change of control provisions, tag-along rights, drag-along rights and similar transfer restrictions;

(d) liens for Taxes, assessments or other governmental charges (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and identified on Schedule 3.8(h);

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent or if delinquent, being contested reasonably and by appropriate actions identified on Schedule 1.1(f), and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP (including any amounts being withheld as provided by Law);

(f) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities that do not apply to the transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the transactions contemplated by this Agreement if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied, including Customary Post-Closing Consents;

(g) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(h) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and rights-of-way that do not materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby;

(i) gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts, except to the extent causing, individually or in the aggregate, any Interest Reduction;

(j) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;

(k) any lien, charge or other encumbrance on or affecting the Assets that is discharged by Sellers or the Partnership Group at or prior to Closing at no expense to Purchasers;

(l) the terms and conditions of the Leases and other instruments in the chain of title to any Asset, including any depth limitations or similar limitations that may be set forth therein that do not, individually or in the aggregate, result in an Interest Reduction;

(m) the terms and conditions of the Material Contracts;

(n) zoning and planning ordinances and municipal regulations;

(o) any statutory liens created under the Laws of the State of Texas and any Encumbrances created under the operating agreements or by operation of Law, in each case, in respect of obligations that are not yet due;

(p) any Encumbrances burdening a third party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Partnership Group, is not currently in default or subject to foreclosure or other enforcement proceedings by the holder;

(q) depth severances shown on Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 to the extent that they do not, individually or in the aggregate, result in an Interest Reduction;

(r) any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the Partnership Group is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(s) the terms and conditions of, and any rights of third parties to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2;

(t) any defect arising out of a lack of corporate or entity authorization, arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, except in each case where evidence is available that reasonably supports a Third Party’s claim to superior title;

(u) lack of a survey of the surface of the Properties, unless a survey is required by Law;

(v) any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;

(w) failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to any Partnership Group Member from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;

(x) rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the Target Formation(s) or (iii) common owner of any interest in surface rights currently held by the Partnership Group and such common owner as tenants in common or through common ownership, in each case, except as such rights would, individually or in the aggregate, result in an Interest Reduction;

(y) (i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the applicable Partnership Group Member’s chain of title to the Property unless (A) the underlying provisions of such operating agreement provide that such failure voids or nullifies (automatically or at the election of the holder thereof) the assignment with respect to such asset or (B) there is an outstanding and pending, unresolved claim from a third party with respect to the failure to obtain such waiver;

(z) defects based on or arising solely out of the failure of any Partnership Group Member to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract to the extent (i) such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production;

(aa) arising from any change in applicable Laws after the Execution Date;

(bb) defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect;

(cc) defects based solely on any Partnership Group Member’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique);

(dd) defects based solely on any Partnership Group Member’s failure to have a title opinion or title insurance policy on any Property;

(ee) decreases in the Partnership Group’s Net Revenue Interest (i) in connection with those operations in which the Partnership Group may be a non-consenting co-owner after the Execution Date in accordance with the terms of Section 5.4, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, (iv) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries or (v) as otherwise shown on Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable;

(ff) increases in the Partnership Group’s Working Interest (i) that are accompanied by at least a proportionate increase in the Partnership Group’s Net Revenue Interest, (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under the applicable operating agreement, (iii) to the extent such increases result from co-owners electing under applicable operating agreements not to participate in an operation relating to such Well or (iv) as otherwise shown on Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2;

(gg) Well Imbalances and Pipeline Imbalances;

(hh) defects or loss of title affecting ownership interests in formations other than the Target Formations;

(ii) any calls on production in any Material Contract; and

(jj) any matters expressly disclosed in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2.

“Permitted Leakage” means (i) all general or administrative costs, management costs, overhead costs, or similar amounts that are paid or payable to Sellers or any Affiliate of Sellers other than the Partnership Group (including to the extent related to the foregoing, any revenues, proceeds, cash, disbursements and other payments), in the case of management costs, owed by the Partnership Group to Sellers pursuant to any Contract existing as of the Execution Date, (ii) all Permitted Tax Distributions and (iii) the Restructuring.

“Permitted Tax Distribution” means any quarterly distribution by the Partnership Group to its direct or indirect owners that (i) is made within thirty (30) days of the end of a fiscal quarter that ends in the Tax Distribution Period, and (ii) is in an aggregate amount not to exceed the Estimated Tax Liability with respect to such fiscal quarter.

“Permitted Tax Distribution Shortfall” means the amount, if any, by which (a) the aggregate Permitted Tax Distributions actually paid by the Partnership Group, are less than (b) the Final Tax Liability.

“Permitted Tax Distribution Surplus” means the amount, if any, by which (a) the aggregate Permitted Tax Distributions actually paid by the Partnership Group, are greater than (b) the Final Tax Liability.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM E1527-21 Standard Practice for Environmental Site Assessments:

Phase I Environmental Site Assessment Process or any similar environmental assessment, including a limited assessment of a facility’s or operation’s compliance with Environmental Laws; provided that the Phase I Environmental Site Assessment shall not include any sampling, testing, or invasive activities.

“Phase II Environmental Site Assessment” means a Phase II environmental property assessment that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1903-19) or other similar investigation, sampling or testing or other site assessment commonly referred to as a “Phase II” site assessment.

“Pipeline Imbalances” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by a Partnership Group Member under any contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by a Partnership Group Member pursuant to the relevant contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Post-Closing Adjustment” has the meaning set forth in Section 2.2(c).

“Post-Closing Statement” has the meaning set forth in Section 2.2(c).

“Pre-Closing Dividend” has the meaning set forth in Section 2.2(a).

“Preferential Rights” means any preferential rights to purchase or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement.

“Privileges” has the meaning set forth in Section 5.22.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Properties” means, collectively, the Real Property Interests and the Wells.

“Public Announcement Restrictions” has the meaning set forth in Section 5.3(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Estimated Leakage” has the meaning set forth in Section 2.2(c).

“Purchaser Estimated Net Working Capital” has the meaning set forth in Section 2.2(c).

“Purchaser Group” means the Purchaser Parties, their Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to the Purchaser Parties.

“Purchaser Parties” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Party Fundamental Representations” has the meaning set forth in Section 6.1(a).

“R&W Insurance Policy” has the meaning set forth in Section 5.29.

“Real Property Interests” means (a) the oil and gas leases, oil, gas, and mineral leases, subleases, and other leaseholds, all renewals, extensions, ratifications and amendments of such leases and leaseholds (the “Leases”), and (b) all mineral fee interests, royalty interests, net profits interests, overriding royalty interests, carried interests, working interests, net revenues interests, and other interests and rights to Hydrocarbons, in each case, described on Schedule 1.1(c).

“Reasonably Prudent Operator Response” means the response required or allowed under Environmental Laws that addresses the identified Environmental Defect in the lowest cost manner (considered as a whole) to allow operations with respect to the Asset burdened by such Environmental Defect to continue materially the same as currently conducted that is consistent with applicable cleanup objectives under relevant Environmental Laws for properties of a similar nature, as compared to any other response that is required or allowed under Environmental Laws. The Reasonably Prudent Operator Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation if such responses are allowed under Environmental Laws.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B to be executed and delivered at Closing by Parent and Sellers.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.

“Related Party” Sellers, any Affiliate of Sellers (other than a Partnership Group Member), or any related person (as defined in Item 404 of Regulation S-K) of the Partnership.

“Related Party Contract” means any Contract between (a) any Partnership Group Member, on the one hand, and (b) any Related Party, on the other hand.

“Release” means any releasing, disposing, discarding, abandonment, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.

“Release of Hydrocarbons” means any Release of Hydrocarbons into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Authority, including the Railroad Commission of Texas, under any applicable Law.

“Remediation” including the correlative term “Remediate” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws, to any Release or threatened Release of any Hazardous Substances at, on, under or from any Asset, in the most cost-effective manner allowed under applicable Environmental Laws, considering ongoing operation and maintenance and any operational or use limitations or controls.

“Remediation Amount” means, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to the Partnership Group’s interest in the Assets) for Remediation of such Environmental Condition determined consistent with the Reasonably Prudent Operator Response; provided, however, that “Remediation Amount” shall not include (a) the costs of Purchasers’ and/or their Affiliates’ employees, or, if Sellers are conducting the Remediation, Purchasers’ project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Purchasers and/or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of or Damages under Environmental Law. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation if such responses are appropriate and allowed under Environmental Laws.

“Remedy Action” has the meaning set forth in Section 5.2(d).

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party, (b) any investment bank, consultant or agent retained by a Party or the parties listed in subsection (a) above and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Required Financial Information” means (a) the financial statements of the Partnership required under clause (d)(i)(B) of Exhibit B to the Debt Commitment Letter as in effect on the Execution Date; provided that if such financing information would become stale under Regulation S-X at any point during the Marketing Period, it shall not be considered Required Financial Information; and (b) historical financial information and financial data with respect to the Partnership, its Subsidiaries and all Restructuring Entities as may be necessary to allow Parent to prepare pro forma financial statements satisfying the requirement set forth in clause (d)(ii) of Exhibit B to the Debt Commitment Letter as in effect on the Execution Date.

“Resolution Period” has the meaning set forth in Section 2.2(c).

“Restructuring” has the meaning set forth in Section 5.19.

“Restructuring Entity” means each entity whose equity interests or assets shall be transferred pursuant to the Restructuring.

“Review Period” has the meaning set forth in Section 2.2(c).

“Rights-of-Way” means all licenses, servitudes, easements, rights-of-way, surface use agreements, fee surface interests, surface leases, water access and water use agreements and other similar surface or subsurface rights or estates or water rights used in connection with the Real Property Interests and Midstream Assets.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.14(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Estimated Leakage” has the meaning set forth in Section 2.2(b).

“Seller Estimated Net Working Capital” has the meaning set forth in Section 2.2(b).

“Seller Fundamental Representations” has the meaning set forth in Section 6.2(a).

“Seller Guarantee” has the meaning set forth in Section 5.6(a).

“Seller Marks” means the trademarks set forth on Schedule 1 of the IP Assignment Agreement.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.2(a).

“Seller Taxes” means (i) Taxes of any Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of Seller’s Affiliates (excluding the Partnership Group) for any Tax period, (ii) Taxes of CR Royalties that were incurred pursuant to Section 6225 of the Code, (iii) Taxes attributable to the Restructuring, (iv) Taxes for which any Partnership Group Member (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Effective Date; provided, however, that Seller Taxes shall not include Taxes to the extent such Taxes (i) were specifically reflected as a liability in Net Working Capital, as finally determined pursuant to Article 2, or (ii) were attributable to income included in the calculation of Estimated Tax Liability and resulted in a Permitted Tax Distribution.

“Seller Transaction Expenses” means, to the extent not paid prior to Closing (or to the extent paid, such payment occurred after the Effective Date), without duplication: all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including V&E), investment bankers or other representatives) incurred by the Partnership Group in connection with the transactions contemplated by this Agreement, including all “change of control,” transaction bonus, incentive, termination, compensation, redundancy, severance or other similar payments that are payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement, together with the employer portion of any payroll, social security or other Taxes required to be paid by the Partnership Group in connection with the payments described in this clause; provided that in no event shall Seller Transaction Expenses include any fees, costs or expenses (a) initiated or otherwise incurred at the request written of the Purchaser Parties or any of their Affiliates or representatives and pursuant to which Purchaser Parties have agreed in writing to be responsible for such expense, (b) related to any financing activities in connection with the transactions contemplated hereby or (c) any fees, costs and expenses contemplated pursuant to Section 11.4 or elsewhere in this Agreement to be borne by the Purchaser Parties.

“Spade Ranch Contribution” has the meaning set forth in Section 5.19(b).

“Spade Ranch Distribution” has the meaning set forth in Section 5.19(c).

“Spade Ranch Holdco” has the meaning set forth in Section 5.19(b).

“Spade Ranch Property Lease” means the leases set forth in Schedule 5.19(b).

“Statement of Objections” has the meaning set forth in Section 2.2(c).

“Stock Exchange” means the New York Stock Exchange.

“Stock Purchase Price” has the meaning set forth in Section 2.2.

“Subject Marks” has the meaning set forth in Section 5.16.

“Subject Marks Assignment” has the meaning set forth in Section 5.19(c).

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Subsidiary Distributions” has the meaning set forth in Section 5.19(a).

“Substitute Commitment Letter(s)” has the meaning set forth in Section 5.21(b).

“Substitute Financing” has the meaning set forth in Section 5.21(b).

“Surface Contracts” means all easements, rights-of-way, surface fee interests, servitudes, surface leases, surface use agreements and other surface usage rights in which Partnership Group owns an interest (other than the Real Property Interests) with the primary purpose of granting surface use rights in connection with the Assets.

“Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled, unitized or communitized therewith.

“Target Formation” means (a) with respect to any currently producing Well listed on Schedule 1.1(d) – Part 1, the formation(s) in which such Well is open to production (or if not currently being produced, capable of being produced, by such Well) or (b) with respect to any DSU listed on Schedule 1.1(d) – Part 2, the formation(s) listed for such DSU on Schedule 1.1(d) – Part 2. The Parties recognize that the actual depths of the Target Formations will vary across the Properties.

“Tax Allocation” has the meaning set forth in Section 9.5.

“Tax Distribution Period” means the period from and after the Effective Date and ending on the Closing Date.

“Tax Proceeding” has the meaning set forth in Section 9.2.

“Tax Rate” means the highest marginal U.S. federal income tax rate that is applicable to an individual or a corporation during the Tax Distribution Period.

“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Taxes” means all taxes, assessments or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Terminated Hedging Portfolio” has the meaning set forth in Section 5.11.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” has the meaning set forth in Section 10.1(i).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest for any Well or DSU such that the actual Net Revenue Interest of the Partnership Group for such Well or DSU for the applicable Target Formation is greater than the Net Revenue Interest shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2, as applicable, for such Well or DSU for such Target Formation, to the extent the same does not cause a greater than proportionate increase in Partnership Group’s Working Interest therein, or (b) decrease the Working Interest for any Well or DSU such that the actual Working Interest of the Partnership Group for such Well or DSU for the applicable Target Formation is less than the Working Interest shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 for such Well or DSU for such Target Formation, to the extent the same does not cause any decrease in the Net Revenue Interest for such Well or DSU below that shown in Schedule 1.1(d) – Part 1 or Schedule 1.1(d) – Part 2 for such Well or DSU for such Target Formation.

“Title Benefit Amount” has the meaning set forth in Section 10.1(g).

“Title Benefit Notices” has the meaning set forth in Section 10.1(b).

“Title Benefit Property” has the meaning set forth in Section 10.1(b).

“Title Defect” means any Encumbrance that causes the Partnership Group not to have Defensible Title in and to any Well, DSU or Midstream Asset; provided that the following shall not be considered Title Defects:

(a) defects based on a gap in the Partnership Group’s chain of title to any Well, DSU or Midstream Asset in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, or which gap has resulted in another Person’s actual and superior claim of title;

(b) defects that affect only which Person has the right to receive Burden payments (rather than the amount of the proper payment of such Burden payment) and that do not affect the validity of the underlying Lease, in each case, to the extent the same does not result in an Interest Reduction;

(c) any defects or irregularities in acknowledgements unless affirmative evidence shows that such defect or irregularity results in another Person’s actual and superior claim of title to the affected Assets;

(d) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission may result in another Person’s actual and superior claim of title to the affected Assets;

(e) any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets; and

(f) any defect based solely on: (i) a lack of information in Sellers’ or their Affiliates’ files, including a lack of any title opinion or (ii) references to an unrecorded document to which neither Sellers nor any of their Affiliates is a party.

“Title Defect Amount” has the meaning set forth in Section 10.1(d).

“Title Defect Notice” or “Title Defect Notices” have the meanings set forth in Section 10.1(a).

“Title Defect Property” has the meaning set forth in Section 10.1(a).

“Title Disputes” has the meaning set forth in Section 10.1(i).

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.

“Transaction Uses” has the meaning set forth in Section 4.8(h).

“Transfer Taxes” has the meaning set forth in Section 9.4.

“Transferred Employee” has the meaning set forth in Section 5.12(a).

“Transition Services Agreement” means the transition services agreement by and between Purchasers and CrownQuest Operating substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“Undisputed Amounts” has the meaning set forth in Section 2.2(c).

“V&E” has the meaning set forth in Section 11.18.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of a Partnership Group Member therein and the shares of production from the relevant Well to which a Partnership Group Member is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” means all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases in which the Partnership Group owns an interest, including the oil and gas wells described on Schedule 1.1(d) – Part 1, which Schedule is not inclusive of plugged and abandoned wells and undrilled wells that have been issued a permit.

“Willful and Material Breach” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

“Working Interest” means, with respect to the Target Formation in any Property, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Property with respect to the Target Formation, without regard to the effect of any Burdens.

“Wrong Pocket Asset” has the meaning set forth in Section 5.5(b).

Exhibit B
Form of Registration Rights Agreement

[See attached.]

FORM OF

REGISTRATION RIGHTS AGREEMENT

by and among

Occidental Petroleum Corporation,

CrownRock Holdings, L.P.

and

CrownRock GP, LLC

Dated as of [●]

i

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of [●], by and among Occidental Petroleum Corporation, a Delaware corporation (the “Company”), CrownRock Holdings, L.P., a Delaware limited partnership (“CrownRock LP”), and CrownRock GP, LLC, a Delaware limited liability company (“CrownRock GP” and, together with CrownRock LP, the “Sellers”).

WHEREAS, the Company, the Purchasers (as defined in the Purchase Agreement) and the Holders (as defined below) are parties to a Partnership Interest Purchase Agreement, dated December 10, 2023 (the “Purchase Agreement”) pursuant to which, and subject to the terms and conditions set forth therein, the Company shall issue to the Sellers shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties desire to enter into this Agreement in order to create certain registration rights for the Holders as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time.

“Common Stock” has the meaning set forth in the first Recital hereto.

“Company” has the meaning set forth in the introductory paragraph.

“Consideration Shares” means the [●] shares of Common Stock to be issued to the Sellers pursuant to the Purchase Agreement.

“CrownRock GP” has the meaning set forth in the introductory paragraph.

“CrownRock LP” has the meaning set forth in the introductory paragraph.

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“EnerQuest” means EnerQuest Property Management, LLC and any Affiliates thereof that hold Registrable Shares.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor organization.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Holdback Agreement” has the meaning set forth in Section 5.

“Holdback Period” has the meaning set forth in Section 5.

“Holders” means the Sellers and Permitted Transferees who become Holders pursuant to Section 11.

“Lime Rock” means LR-CrownRock New Holdings, L.P. and any Affiliates thereof that hold Registrable Shares.

“Majority Holders” means Holders holding at least a majority in interest of the then outstanding number of Registrable Shares.

“Minimum Amount” means $250,000,000.

“Minimum Number of Registrable Shares” means 100,000 Shares.

“Opt-Out Notice” has the meaning set forth in Section 8.

“Permitted Transferee” means (a) with respect to any Seller, any of the direct or indirect partners, shareholders or members of such Seller, (b) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are Timothy M. Dunn or Robert W. Floyd or relatives of any such Person, and (c) any Affiliate of a Holder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation or any other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” means the agreement specified in the first Recital hereto, as such agreement may be amended from time to time.

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“Registrable Shares” means, at any time, (i) the Consideration Shares, and (ii) any securities issued by the Company after the date hereof in respect of the Consideration Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (iii) any and all Consideration Shares and other securities referred to in clauses (i) and (ii) that at any time after the date hereof (a) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (b) are not outstanding or (c) have been transferred in violation of Section 10 hereof or the provisions of the Purchase Agreement or to a Person that does not become a Holder pursuant to Section 11 hereof (or any combination of clauses (a), (b), and (c)); provided, that, in the case of either clause (a) or clause (b), the securities will remain Registrable Shares when transferred to any Permitted Transferee and such transfer does not involve a disposition for value. It is understood and agreed that, once a security of the kind described in clause (i) or (ii) above becomes a security of the kind described in clause (iii) above, such security shall cease to be a Registrable Share for all purposes of this Agreement and the Company’s obligations regarding Registrable Shares hereunder shall cease to apply with respect to such security. It is further understood and agreed that a security of the kind described in clause (i) or (ii) above shall cease to be a Registrable Share if two years have passed from the date of this Agreement and the security is eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale.

“Registration Expenses” has the meaning set forth in Section 7(a).

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Shelf Registration” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933.

“Sellers” has the meaning set forth in the introductory paragraph.

“Shares” means any shares of Common Stock. If at any time Registrable Shares include securities of the Company other than Common Stock, then, when referring to Shares other than Registrable Shares, “Shares” shall include the class or classes of such other securities of the Company.

“Shelf Takedown” has the meaning set forth in Section 2(b).

“Suspension Period” has the meaning set forth in Section 4(a).

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“Termination Date” means the first date on which there are no Registrable Shares or there are no Holders.

“Underwritten Offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public, and “Underwritten Shelf Takedown” means an Underwritten Offering effected pursuant to a Shelf Registration.

“Underwritten Offering Filing” means (a) with respect to an Underwritten Shelf Takedown, a preliminary Prospectus supplement (or Prospectus supplement if no preliminary Prospectus supplement is used) to the Shelf Registration Statement relating to such Underwritten Shelf Takedown, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary Prospectus supplement (or Prospectus supplement if no preliminary Prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Shares could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(b).

“Underwritten Shelf Takedown Request” has the meaning set forth in Section 2(b).

In addition to the above definitions, unless the context requires otherwise:

(i)  any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii)  “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)  references to “Section” are references to Sections of this Agreement;

(iv)  words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;

(v)  references to “business day” mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(vi)  the symbol “$” means U.S. dollars.

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Section 2.  Shelf Registration.

(a)  Registration. The Company shall, as soon as practicable after the date hereof, but in any event within five business days after the date hereof (or such later date as may be mutually agreed by the Company and the Sellers), file a Registration Statement (or an amendment or supplement to an existing registration statement) for the public offer and sale of the Consideration Shares pursuant to Rule 415 promulgated under the Securities Act or otherwise (a “Shelf Registration”); provided, however, that no Holder (other than the Sellers) shall be entitled to have the securities held by it covered by such Shelf Registration unless such Holder agrees in writing to be bound by all the provisions of this Agreement applicable to a Holder. The Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for the offer and sale of such Registrable Shares (such Registration Statement, a “Shelf Registration Statement”). Subject to Section 4, the Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to become effective as soon as practical after the filing thereof. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing. Subject to the provision by each Holder of all information reasonably requested by the Company for such purposes, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Shares by the Holders until the Termination Date; provided, however, that, other than in connection with an Underwritten Shelf Takedown, the Company shall not be required to supplement or amend any Registration Statement to reflect the transfer to a new or existing Holder except upon request of either EnerQuest or Lime Rock and in any event not more than twice in any consecutive twelve months (excluding supplements or amendments in connection with an Underwritten Shelf Takedown).

(b)  Right to Effect Underwritten Shelf Takedowns. Subject to the provisions hereof, Holders shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective and until the Termination Date, to sell such Registrable Shares as are then registered pursuant to such Registration Statement in an underwritten offering (each, an “Underwritten Shelf Takedown”) upon not less than 15 business days’ prior written notice to the Company by the Majority Holders (such request, an “Underwritten Shelf Takedown Request”); provided, however, that (based on then-current market prices) the number of Registrable Shares included in each such Underwritten Shelf Takedown would reasonably be expected to yield gross proceeds to the Majority Holders of at least the Minimum Amount, and provided further that the Majority Holders shall not be entitled to request any Underwritten Shelf Takedown (i) more than four times in the aggregate during the term of this Agreement, (ii) more than two times in one calendar year (if CrownRock LP has distributed or transferred any or all of the Registrable Shares to Permitted Transferees, then the annual limit on Underwritten Shelf Takedowns shall be allocated one on behalf of Lime Rock acting as or on behalf of the requesting Holders and one on behalf of EnerQuest acting as or on behalf of the requesting Holders, provided each such Underwritten Shelf Takedown would reasonably be expected to yield gross proceeds to the requesting Holders of at least the Minimum Amount), or (iii) at any time when the Company is diligently pursuing a primary or secondary underwritten offering of Shares pursuant to a registration statement. As soon as reasonably practicable within three business days after receipt by the Company of an Underwritten Shelf Takedown Request in accordance with this Section 2(b), the Company shall give written notice (an “Underwritten Shelf Takedown Notice”) of such Underwritten Shelf Takedown Request to all other Holders of Registrable Shares and shall, subject to the provisions of Section 2 hereof, use commercially reasonable efforts to include in such Underwritten Shelf Takedown all Registrable Shares with respect to which the Company received written requests for inclusion therein within five business days after such Underwritten Shelf Takedown Notice is given by the Company to such Holders.

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(c)  Priority on Underwritten Shelf Takedowns. The Company may include Shares other than Registrable Shares in an Underwritten Shelf Takedown on the terms provided below. If the managing underwriters of the Underwritten Shelf Takedown advise the Company and the Holders requesting such Underwritten Shelf Takedown that in their opinion the number of Shares proposed to be included in the Underwritten Shelf Takedown exceeds the number of Shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such Underwritten Shelf Takedown (i) first, the number of Registrable Shares that the Holders propose to sell, (ii) second, the number of Shares requested to be included therein by other holders of Shares, pro rata among such other holders on the basis of the number of Shares requested to be included therein by such other holders or as such other holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company) and (iii) third, the number of Shares that the Company proposes to sell. If the number of Shares which can be sold is less than the number of Registrable Shares proposed to be included in the Underwritten Shelf Takedown pursuant to clause (i) above by the Holders, the amount of Shares to be sold shall be allocated to the Holders, pro rata among all such Holders on the basis of the number of Shares requested to be included therein by all such Holders or as such Holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

(d)  Selection of Underwriters. If any of the Registrable Shares are to be sold in an Underwritten Shelf Takedown initiated by the Holders, the Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Holders of more than 50% of the Registrable Shares to be so offered to act as the managing underwriter or as other underwriters in connection with such Underwritten Shelf Takedown from which the Holders of more than 50% of the Registrable Shares to be so offered shall select the managing underwriter and the other underwriters. The Holders of more than 50% of the Registrable Shares to be so offered shall determine the pricing of the Registrable Shares offered pursuant to any Underwritten Shelf Takedown, the applicable underwriting discounts and commissions, and the timing of any such Underwritten Shelf Takedown, subject to this Agreement.

(e)  Basis of Participation. No Holder may sell Registrable Shares in any offering pursuant to an Underwritten Shelf Takedown unless it (i) agrees to sell such Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and the Holders that initiated such Underwritten Shelf Takedown that apply to the Company and/or the Holders that initiated such Underwritten Shelf Takedown and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

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Section 3.  Piggyback Registrations.

(a)  Right to Piggyback. If the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates (if such Holder has notified the Company in writing of the existence of such Affiliate status), holds at least the Minimum Number of Registrable Shares, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 3(a). Such notice shall be given promptly (and in any event at least five business days before the filing of the Underwritten Offering Filing or two business days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the managing underwriter or underwriters advise the Company that the giving of notice pursuant to this Section 3(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Shares in such bought or overnight Underwritten Offering). Each such Holder shall then have four business days (or one business day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 3(a) to request inclusion of Registrable Shares in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Shares intended to be disposed of by such Holder) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Sections 3(c) and 3(d), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Shares that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 3(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Shares in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Shares for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)  Each Holder shall have the right to withdraw its request for inclusion of its Registrable Shares in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company, following which such Holder shall no longer be entitled to participate in such Piggyback Underwritten Offering.

(c)  Priority on Primary Piggyback Registrations. If a Piggyback Underwritten Offering is initiated as a primary Underwritten Offering on behalf of the Company and the managing underwriters advise the Company and the Holders (if any Holder has elected to include Registrable Shares in such Piggyback Underwritten Offering) that in their opinion the number of Shares proposed to be included in such offering exceeds the number of Shares (of any class) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such Piggyback Underwritten Offering (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of Shares requested to be included therein by holders of Shares, including any Holder (if any Holder has elected to include Registrable Shares in such Piggyback Underwritten Offering), pro rata among all such holders on the basis of the number of Shares requested to be included therein by all such holders or as such holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

(d)  Priority on Secondary Piggyback Registrations. If a Piggyback Underwritten Offering is initiated as an Underwritten Offering on behalf of a holder or holders of Shares other than a Holder, and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such registration exceeds the number of Shares (of any class) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares to be sold in such offering), then the Company shall include in such Piggyback Underwritten Offering (i) first, the number of Shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of Shares requested to be included therein by other holders of Shares including any Holder (if any Holder has elected to include Registrable Shares in such Piggyback Underwritten Offering), pro rata among such other holders on the basis of the number of Shares requested to be included therein by such other holders or as such other holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company) and (iii) third, the number of Shares that the Company proposes to sell.

(e)  Selection of Underwriters. If any Piggyback Underwritten Offering is a primary or secondary Underwritten Offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(f)  Basis of Participations. No Holder may sell Registrable Shares in any Piggyback Underwritten Offering unless it (i) agrees to sell such Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and, in the case of a Piggyback Underwritten Offering that is initiated as an Underwritten Offering on behalf of holder(s) other than a Holder, such other holder(s), and that apply to the Company and/or any other holders involved in such Piggyback Underwritten Offering and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

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Section 4.  Suspension Periods.

(a)  Suspension Periods.  Notwithstanding any other provision of this Agreement, the Company may (i) delay the filing or effectiveness of a Registration Statement (or any supplement or amendment thereto) or execution of an Underwritten Offering or (ii) suspend the Holders’ use of any Prospectus that is a part of a Registration Statement upon written notice to each Holder whose Registrable Shares are included in such Registration Statement, but in each case described in clauses (i) and (ii) only if the Company determines in its sole discretion (x) that proceeding with such an offering or failing to suspend the use of such Prospectus would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 4 is herein called a “Suspension Period”. If pursuant to this Section 4 the Company delays or withdraws a Underwritten Offering requested by the Majority Holders, the Majority Holders shall be entitled to withdraw such request and, if they do so, such request shall not count against the limitation on the number of such registrations set forth in Section 2. The Company shall provide prompt written notice to the Holders of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 4), but shall not be obligated under this Agreement to disclose the reasons therefor. The Holders shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period. In no event (i) may the Company deliver notice of a Suspension Period to the Holders more than three times in any calendar year and (ii) shall a Suspension Period or Suspension Periods be in effect for an aggregate of 120 days or more in any calendar year.

(b)  Other Lockups. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

(c)  Purchase Agreement Restrictions. Nothing in this Agreement shall affect the restrictions on transfers of Shares and other provisions of the Purchase Agreement, which shall apply independently hereof in accordance with the terms thereof.

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Section 5.  Holdback Agreements.

The restrictions in this Section 5 shall apply for as long as any Holder is the beneficial owner of any Registrable Shares. Each Holder who elects to participate in an offering pursuant to an Underwritten Shelf Takedown or a Piggyback Underwritten Offering shall agree, as contemplated in this Section 5, not to (and to cause its controlled Affiliates not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Shares) for a period (each such period, a “Holdback Period”) beginning on the 10th day before the pricing date for the underwritten offering and extending through the earlier of (i) the date that any similar holdback agreement applicable to the Company or, if shorter, any other seller in such offering expires and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of a Holder, a “Holdback Agreement”); provided, however, that the Holder may transfer Registrable Shares to a Permitted Transferee during the Holdback Period if (a) such transfer shall not involve a disposition for value and (b) the Permitted Transferee agrees in writing to be bound by the Holdback Agreement. Each Holdback Agreement shall be in writing in form and substance satisfactory to the Company and the managing underwriters. Notwithstanding the foregoing, no Holder shall be obligated to enter into a Holdback Agreement unless the Company and each selling shareholder in such offering also execute agreements substantially similar to such Holdback Agreement. A Holdback Agreement shall not apply to any Shares included in the underwritten offering giving rise to the application of this Section 5.

Section 6.  Registration Procedures.

(a)  In furtherance of its obligations under this Agreement, the Company shall, as soon as practical as provided herein:

(i)  subject to the other provisions of this Agreement, use commercially reasonable efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii)  use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Registrable Shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Registrable Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)  use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

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(iv)  deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as any Holder included in the applicable Registration Statement may reasonably request in order to facilitate the disposition of the Registrable Shares of the Holder(s) covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v)  use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as the Holders included in the applicable Registration Statement reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as such Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to (I) qualify but for this subparagraph (v), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

(vi)  notify the Holders and each distributor of such Registrable Shares identified by a Holder, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Majority Holders, the Company shall use commercially reasonable efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)  in the case of an Underwritten Offering in which any Holder participates pursuant to this Agreement, enter into an underwriting agreement in substantially the form used by the Company or companies of comparable market capitalization for offerings of that kind, with appropriate modification, containing such provisions (including provisions for indemnification, opinions of counsel and comfort letters and lock-up arrangements for up to 30 days with the underwriters thereof to the extent reasonably requested by the managing underwriters, subject to customary exceptions for permitted sales during such period), and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares (including, making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering);

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(viii)  in the case of an Underwritten Offering in which a Holder participates pursuant to this Agreement, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(ix)  use commercially reasonable efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x)  provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold or evidence of proposed book-entry registration, subject to the provisions of Section 11;

(xi)  make generally available to its shareholders a consolidated earnings statement (which need not be audited) for a period of 12 months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xii)  promptly notify the participating Holders and the managing underwriters of any Underwritten Offering, if any:

(1)  when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)  of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Holders;

(3)  of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4)  of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

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For the avoidance of doubt, the provisions of clauses (vii), (viii), (xi) and (xii) of this Section 6(a) shall apply only in respect of an Underwritten Offering and only if (based on market prices at the time the offering is requested by the Holders) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the requesting Holders of at least the Minimum Amount.

(b)  No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of any Holder, any selling securityholder or any underwriter or other distributor specifically for use therein.

(c)  At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act and until the Termination Date, the Company shall use commercially reasonable efforts to continuously maintain in effect the registration of Common Stock under Section 12 of the Exchange Act and to use commercially reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Holders to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(d)  The Company may require each Holder and each distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e)  Each Holder agrees by having its shares of Common Stock treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 6(a)(vi), such Holder will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 under the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6(a)(vi), and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

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(f)  The Company may prepare and deliver a free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such free writing prospectus. Neither the Holders nor any other seller of Registrable Shares may use a free writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(g)  It is understood and agreed that any failure of the Company to file a registration statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 2 or 6 or otherwise in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and commercially reasonable efforts to resolve those comments, shall not be a breach of this Agreement.

(h)  It is further understood and agreed that the Company shall not have any obligations under this Section 6 at any time on or after the Termination Date, unless an underwritten offering in which a Holder participates has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 6 shall continue with respect to such offering until it is so completed (but not more than 60 days after the commencement of the offering).

(i)  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from each Holder, at least five days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by such Holders for inclusion therein.

Section 7.  Registration Expenses.

(a)  All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors), shall be borne by the Company. The Holders shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Shares and shall pay all of their own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing the Holders and any stock transfer taxes.

(b)  The obligation of the Company to bear the expenses described in Section 7(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended; provided, however, that Registration Expenses for any Underwritten Offering withdrawn solely at the request of the Holders (unless withdrawn following commencement of a Suspension Period pursuant to Section 4) shall be borne by such Holders.

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Section 8.  Opt-Out Notices.

Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Underwritten Shelf Takedown, Piggyback Underwritten Offering, the withdrawal of any Underwritten Shelf Takedown or Piggyback Underwritten Offering or any event that would lead to a Suspension Period as contemplated by Section 4; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Sections 2, 3, 4 or 6, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 8) and the Suspension Period remains in effect, the Company will so notify such Holder, within one business day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 9.  Indemnification.

(a)  The Company shall indemnify, to the fullest extent permitted by law, each Holder and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by any Holder expressly for use therein. In connection with an underwritten offering in which a Holder participates conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of such Holder.

(b)  In connection with any Registration Statement in which a Holder is participating, each such participating Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, (i) the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) and (ii) each participating underwriter, if any, and each Person who controls such underwriter (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

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(c)  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one). If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(d)  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Shares made before the Termination Date or during the period following the Termination Date referred to in Section 6(h).

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(e)  If the indemnification provided for in or pursuant to this Section 9 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 9(a) or 9(b) hereof had been available under the circumstances.

Section 10.  Securities Act Restrictions.

The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, no Holder shall, directly or through others, offer or sell any Registrable Shares except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. So long as Registrable Shares are held in certificated form or book-entry with a restrictive legend, then prior to any transfer of those Registrable Shares other than pursuant to an effective registration statement, such Holder shall notify the Company of such transfer and the Company may require such Holder to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be transferred in contravention of this Agreement. Any certificates representing the Registrable Shares may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement (and the Purchase Agreement). The legend on any Shares covered by this Agreement shall be removed if (i) such Shares are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such Shares is effective under the Securities Act and the applicable Holder of such Share delivers to the Company a representation letter in form and substance reasonably satisfactory to the Company agreeing that such Shares will be sold only under such effective registration statement or in compliance with Rule 144 or another exemption from registration under the Securities Act, (iii) if such Shares may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such Shares are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such Shares has provided all necessary documentation and evidence (which may include an opinion of counsel) and agreed to such other procedures as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable Holder of Shares covered by this Agreement to effect removal of the legend on such Shares pursuant to this Section 10 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such Holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 10; provided, that the applicable Holder shall be responsible for all legal fees and expenses of counsel incurred by such Holder with respect to delivering the legal opinion to the Company.

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Section 11.  Transfers of Rights.

(a)  If a Holder transfers any rights to a Permitted Transferee in accordance with the Purchase Agreement, such Permitted Transferee shall, together with all other Holders and Permitted Transferees, also have the rights of a Holder under this Agreement, but only if the Permitted Transferee signs and delivers to the Company a written acknowledgment (in form and substance satisfactory to the Company) that it has joined as a party to this Agreement and has assumed the rights and obligations of such Holder hereunder with respect to the rights transferred to it by such Holder. Each such transfer shall be effective when (but only when) the Permitted Transferee has signed and delivered the written acknowledgment to the Company. Upon any such effective transfer, the Permitted Transferee shall automatically have the rights so transferred, and such Holder’s obligations under this Agreement, and the rights not so transferred, shall continue, provided that under no circumstances shall the Company be required to provide more than four Underwritten Shelf Takedowns. Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement or the Purchase Agreement, or who acquires securities that are not or upon acquisition cease to be Registrable Shares, shall have any rights under this Agreement with respect to such securities, and such securities shall not have the benefits afforded hereunder to Registrable Shares.

Section 12.  Miscellaneous.

(a)  Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a nationally recognized next day courier service, in each case with a copy sent concurrently by e-mail. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Nicole E. Clark
E-mail: Nicole_Clark@oxy.com

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with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, New York 10019
Attention: Andrew J. Pitts
E-mail: APitts@cravath.com

If to the Sellers:

CrownRock Holdings, L.P.

18 Desta Dr.

Midland, Texas 79705
Attention: Lee Dunn
E-mail: lee.dunn@crownquest.com

with a copy to (which copy alone shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201
Attention: Robert L. Kimball
E-mail: rkimball@velaw.com

(b)  No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)  Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by a Holder to a Permitted Transferee in accordance with the terms hereof.

(d)  No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Holders (and any Permitted Transferee to which an assignment is made in accordance with this Agreement), any benefits, rights, or remedies (except as specified in Section 9 hereof).

(e)  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 12(a). To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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(f)  Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by e-mail or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(g)  Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(h)  Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(i)  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)  Other Registration Rights. Each Holder acknowledges that the Company is party to a registration rights agreement dated as of August 8, 2019, between the Company and Berkshire Hathaway Inc. and that nothing in this Agreement shall derogate from the rights of Berkshire Hathaway Inc. and its permitted transferees as set forth therein as of the date hereof. The Company agrees that it shall not grant any registration rights to any third party (i) unless such rights are expressly made subject to the rights of Holders in a manner consistent with this Agreement or (ii) if such registration rights are senior to, or take priority over, the registration rights granted to the Holders under this Agreement.

(k)  Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Majority Holders.

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[Execution Page Follows]

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IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

Occidental Petroleum Corporation

By:
Name:
Title:

CrownRock HOldings, L.P.

By:
Name:
Title:

CRownRock GP, LLC

By:
Name:
Title: